EXHIBIT 10.4


                                                    [CONFORMED COPY]

                         CREDIT AGREEMENT


                     Dated as of July 29, 1994


                                among


                           ANNTAYLOR, INC.,
                             as Borrower



                    BANK OF AMERICA NATIONAL TRUST
                       AND SAVINGS ASSOCIATION

             FLEET BANK, NATIONAL ASSOCIATION, as Co-Agents

        THE FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO


                                  and

      BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                                as Agent


                             $75,000,000


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                             TABLE OF CONTENTS
                                                               Page

                                ARTICLE I

                                Definitions

1.01.    Certain Defined Terms                                    1
1.02.    Computation of Time Periods                             22
1.03.    Accounting Terms                                        22
1.04.    Other Definitional Provisions                           22

                                 ARTICLE II

                         Amounts and Terms of Loans

2.01.    The Revolving Loan Facility                             23
         (a)  Availability                                       23
         (b)  Notice of Borrowing                                24
         (c)  Making of Loans                                    24
         (d)  Loan Accounts                                      24
         (e)  Termination or Reduction of Commitments            25
         (f)  Extension of Commitments                           25
2.02.    Interest on the Loans                                   26
         (a)  Rate of Interest                                   26
         (b)  Interest Payments                                  27
         (c)  Conversion or Continuation                         27
         (d)  Default Interest                                   28
         (e)  Computation of Interest                            29
         (f)  Changes; Legal Restrictions                        29
2.03.    Fees                                                     30
         (a)  Arrangement Fee                                    30
         (b)  Commitment Fee                                     30
         (c)  Agency Fee                                         31
         (d)  Letter of Credit Fees                              31
         (e)  Payment of Fees                                    31
2.04.    Prepayments                                        31
         (a)  Voluntary Prepayments                              31
         (b)  Mandatory Prepayments                              32
2.05.    Payments                                                32
         (a)  Manner and Time of Payment                         32
         (b)  Apportionment of Payments                          33
         (c)  Payments on Non-Business Days                      34
         (d)  Payments by Lenders to the Agent                   34
2.06.    Interest Periods                                        35
2.07.    Special Provisions Governing
         Eurodollar Rate Loans                                   35
         (a)  Determination of Interest Rate                     35
         (b)  Interest Rate Unascertainable,
              Inadequate or Unfair                               36
         (c)  Illegality                                         36
         (d)  Compensation                                       37


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         (e)  Quotation of Eurodollar Rate                       37
         (f)  Booking of Eurodollar Rate Loans                   37

2.08.    Taxes                                                   38
2.09.    Increased Capital                                       41
2.10.    Use of Proceeds of the Loans                            42
2.11.    Authorized Officers of the Borrower                     42
2.12.    Replacement of Lender in
         Event of Adverse Condition                              42

                             ARTICLE III

                          Letters of Credit

3.01.    Obligation to Issue                                    44
3.02.    Types and Amounts                                      44
3.03.    Conditions                                             45
3.04.    Issuance of Letters of Credit                          45
3.05.    Reimbursement Obligations;
         Duties of the Issuing Bank                             47
3.06.    Participations                                         48
3.07.    Payment of Reimbursement Obligations                   50
3.08.    Compensation for Letters of Credit                     51
         (a)  Letter of Credit Fees                             51
         (b)  Issuing Bank Charges                              52
3.09.    Indemnification; Exoneration                           52

                              ARTICLE IV

         Conditions To Loans and Letters of Credit

4.01.    Conditions Precedent to the Initial Funding            54
         (a)  Certain Documents and Other Items                 54
         (b)  Fees and Expenses Paid                            56
4.02.    Conditions Precedent to all Loans
         and Letters of Credit                                  56
         (a)  Notice of Borrowing                               56
         (b)  Additional Matters                                56
         (c)  Supplemental Documentation                        56

                                ARTICLE V

                   Representations and Warranties

5.01.    Representations and Warranties
         on the Initial Funding Date                            58
         (a)  Organization; Corporate Powers                    58
         (b)  Authority                                         58
         (c)  No Conflict                                       59
         (d)  Governmental Consents                             59


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         (e)  Governmental Regulation                           59
         (f)  Financial Position                                59
         (g)  Permitted Indebtedness                            60
         (h)  Litigation; Adverse Effects                       60
         (i)  No Material Adverse Change                        60
         (j)  Payment of Taxes                                  60
         (k)  Material Adverse Agreements                       61
         (l)  Securities Activities                             61
         (m)  Disclosure                                        61
         (n)  Patents, Trademarks, Permits, Etc.                61
         (o)  Environmental Matters                             62
         (p)  ERISA                                             62
         (q)  Net Worth                                         62
5.02.    Subsequent Funding Representations and Warranties      63

                               ARTICLE VI

                           Reporting Covenants

6.01.    Financial Statements                                  64

                               ARTICLE VII

                          Affirmative Covenants

7.01.    Corporate Existence, Etc.                             68
7.02.    Corporate Powers, Etc.                                68
7.03.    Compliance with Laws                                  68
7.04.    Payment of Taxes and Claims                           68
7.05.    Maintenance of Properties; Insurance                  68
7.06.    Inspection of Property;
         Books and Records; Discussions                        69
7.07.    Labor Matters                                         69
7.08.    Maintenance of Permits                                69
7.09.    ERISA                                                 69

                                ARTICLE VIII

                              Negative Covenants

8.01.    Indebtedness                                         71
8.02.    Sales of Assets; Liens                               72
         (a)  Sales                                           72
         (b)  Liens                                           73
8.03.    Investments                                          73
8.04.    Accommodation Obligations                            74
8.05.    Restricted Payments                                  75
8.06.    Conduct of Business                                  76

8.07.    Transactions with Affiliates                         76
8.08.    Restriction on Fundamental Changes                   76
8.09.    ERISA                                                76
8.10.    Sales and Leasebacks                                 77
8.11.    Subordinated Indebtedness                            77
         (a)  No Change                                       77
         (b)  Notices                                         78
8.12.    Margin Regulations                                   78
8.13.    Change of Fiscal Year                                78
8.14.    Subsidiaries                                         78

                                  ARTICLE IX

                              Financial Covenants

9.01.    Minimum Net Worth                                    79
9.02.    Funded Debt to Total Capitalization Ratio            79
9.03.    Minimum Fixed Charge Coverage Ratio                  79

                                  ARTICLE X

                       Events of Default; Rights and Remedies

10.01.    Events of Default                                   80
         (a)  Failure to Make Payments When Due               80
         (b)  Breach of Certain Covenants                     80
         (c)  Breach of Representation or Warranty            80
         (d)  Other Defaults                                  80
         (e)  Default as to Other Indebtedness                80
         (f)  Involuntary Bankruptcy;
              Appointment of Receiver, Etc                    81
         (g)  Voluntary Bankruptcy;
              Appointment of Receiver, Ed.                    81
         (h)  Judgments and Attachments                       82
         (i)  Dissolution                                     82
         (j)  Collateral Documents;
              Failure of Security or Subordination            82
         (k)  Change in Control                               82
         (l)  ERISA Liabilities                               82
10.02.   Rights and Remedies                                  83
         (a)  Acceleration                                    83
         (b)  Deposit for Letters of Credit                   83
         (c)  Rescission                                      83

                               ARTICLE XI

                                The Agent

11.01.    Appointment and Authorization                         85
11.02.    Delegation of Duties                                  85
11.03.    Liability of Agent                                    85
11.04.    Reliance by Agent                                     86
11.05.    Notice of Default                                     86
11.06.    Credit Decision                                       87
11.07.    Indemnification                                       87
11.08.    Agent in Individual Capacity                          88
11.09.    Successor Agent                                       88
11.10.    The Arranger                                          89
11.11.    Co-Agents                                             89
11.12.    Collateral Matters                                    89
11.13.    Relations Among Lenders                               90

                               ARTICLE XII

                              Miscellaneous

12.01.    Assignments and Participations                       91
12.02.    Assignments to Federal Reserve Banks                 94
12.03.    Expenses                                             94
         (a)  Generally                                        94
         (b)  After Default                                    94
12.04.    Indemnity                                            95
12.05.    Change in Accounting Principles                      96
12.06.    Setoff                                               96
12.07.    Ratable Sharing                                      97
12.08.    Amendments and Waivers                               97
12.09.    Independence of Covenants                            98
12.10.    Notices                                              98
12.11.    Survival of Warranties and Agreements                99
12.12.    Failure or Indulgence Not Waiver;
          Remedies Cumulative                                  99
12.13.    Marshalling; Recourse to Security;
          Payments Set Aside                                  100
12.14.    Severability                                        100
12.15.    Headings                                            100
12.16.    Governing Law                                       100
12.17.    Successors and Assigns                              100
12.18.    Consent to Jurisdiction and
          Service of Process; Waiver of Jury Trial            101
12.19.    Counterparts; Effectiveness; Inconsistencies        101

                               EXHIBITS


Exhibit 2.01               --    Form of Notice of Borrowing

Exhibit 2.02               --    Form of Notice of Conversion/

                                 Continuation

Exhibit 4.01(a)(iii)       --    Form of Borrower Pledge Agreement

Exhibit 4.01(a)(iv)        --    Form of ATSC Guaranty

Exhibit 4.01(a)(v)         --    Form of ATSC Pledge Agreement

Exhibit 4.01(a)(xi)        --    Form of Opinion of Skadden, Arps,

                                 Meagher & Flom to be dated the

                                  Initial Funding Date

Exhibit 6.01               --     Form of Compliance Certificate

Exhibit 12.01              --     Form of Assignment and Acceptance



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                             SCHEDULES

Schedule 1.01(a)           --     Lending Offices
Schedule 1.01(b)           --     Commitments
Schedule 3.01              --     Existing Letters of Credit
Schedule 8.02(b)           --     Permitted Existing Liens
Schedule 8.07              --     Transactions with Affiliates

CREDIT AGREEMENT

     Credit Agreement dated as of July 29, 1994 (as amended, supplemented or modified from time to time, this "Agreement") among ANNTAYLOR, INC., a Delaware corporation (the "Borrower"), BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION and FLEET BANK, NATIONAL ASSOCIATION, as Co-Agents (the "Co-Agents") and each other financial institution signatory hereto or which from time to time becomes a party hereto in accordance with Section 12.01(a) (together with its respective successors and assigns, individually, a "Lender" and, collectively, the "Lenders"), BA SECURITIES, INC., as Arranger (the "Arranger") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION in its separate capacity as administrative agent for the Lenders hereunder (in such capacity, the "Agent").

ARTICLE I

Definitions

     1.01.  Certain Defined Terms

     The following terms used in this Agreement shall have the following meanings (such meanings to be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and the plural forms of the terms defined):

            "Accommodation Obligation", as applied to any Person, shall mean any contractual obligation, contingent or otherwise, of that Person with respect to any Indebtedness or other obli gation or liability of another, including any such Indebtedness, obligation or liability directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable, including Contractual Obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such Indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received.

            "Affiliate", as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to vote 5% or more of the Securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise; provided that no financial institution, mutual fund or investment banking firm shall be an Affiliate of the Borrower unless it owns, directly or indirectly, at least 20% of such Securities of the Borrower.

            "Agent" shall have the meaning ascribed to such term in the preamble and shall include any successor Agent appointed pursuant to Section 11.09.

            "Agent-Related Person" shall mean Bank of America and any successor agent pursuant to Section 11.09, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

            "Agent's Payment Office" shall mean the address for payments set forth on the signature page hereto relating to the Agent or such other address as the Agent may from time to time specify in accordance with Section 12.10.

            "Agreement" shall have the meaning ascribed to such term in the preamble hereto.

            "Applicable Lending Office" shall mean, with respect to each Lender, such Lender's Domestic Lending Office, in the case of a Base Rate Loan, and such Lender's Eurodollar Lending Office, in the case of a Eurodollar Rate Loan.

            "Arranger" shall have the meaning ascribed to such term in the preamble.

            "Assignment and Acceptance" shall mean an Assignment and Acceptance in the form of Exhibit 12.01 (with blanks appropri ately filled in) delivered to the Agent and the Borrower in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 12.01.

            "ATSC" shall mean AnnTaylor Stores Corporation, a Delaware corporation.

            "ATSC Guaranty" shall mean a Guaranty dated as of the Initial Funding Date substantially in the form of, and on the terms set forth in,
Exhibit 4.01(a)(iv), as the same may be amended, supplemented or otherwise modified from time to time.

            "ATSC Pledge Agreement" shall mean a Pledge Agreement dated as of the Initial Funding Date substantially in the form of, and on the terms set forth in, Exhibit 4.01(a)(v), as the same may be amended, modified or otherwise modified from time to time.

            "Bank of America" shall mean Bank of America National Trust and Savings Association, a national banking association.

            "Bankruptcy Code" shall mean Title 11 of the United States Code (11 U.S.C Sec. 101 et seq.), as amended from time to time, or any successor statute.

            "Base Rate" shall mean, for any day a fluctuating interest rate per annum equal to the higher of (a) the Reference Rate in effect on such day and (b) the sum of the Federal Funds Rate plus 0.50%.

            "Base Rate Loans" shall mean all Loans outstanding which bear interest at a rate determined by reference to the Base Rate as provided in
Section 2.02(a)(i).

            "Benefit Plan" shall mean a defined benefit plan as defined in
Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Borrower or an ERISA Affiliate is, or within the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

            "Borrower" shall have the meaning ascribed to such term in the preamble hereto.

            "Borrower Pledge Agreement" shall mean a Pledge Agree ment dated as of the Initial Funding Date substantially in the form of, and on the terms set forth in, Exhibit 4.01(a)(iii), as the same may be amended, supplemented or otherwise modified from time to time.

"Borrowing" shall mean, except as otherwise provided in Section 2.07(c)(ii), a borrowing consisting of Loans of the same type, having the same Interest Period and made on the same day by the Lenders.

            "Business Day" shall mean (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of California, or is a day on which banking institutions located in either of those states are required or authorized by law or other governmental action to close and (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate, any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in the London inter bank market.

            "Capital Expenditures" shall mean, for any period, on a consolidated basis for the Borrower and its Restricted Subsidiaries, the aggregate of all expenditures (whether paid in cash or accrued as liabilities during that period and including that portion of Capital Leases (except any capitalized interest) which is capitalized on the consolidated balance sheet of the Borrower and its Restricted Subsidiaries) made by the Borrower or any Restricted Subsidiary during such period that, in conformity with GAAP, are required to be included in or reflected by property, plant or equipment, licenses and permits, or other similar fixed asset accounts as reflected in such balance sheet (including expenditures for equipment purchased simultaneously with the trade-in of existing equipment owned by the Borrower or any such Restricted Subsidiary to the extent the gross amount of such purchase price exceeds the book value of the equipment being traded in, but excluding expenditures made in connection with the replacement or restoration of assets, to the extent reimbursed or financed from insurance proceeds or condemnation awards).

            "Capital Lease", as applied to any Person, shall mean any lease of any property (whether real, personal, or mixed) by that Person as lessee which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

            "Cash Equivalents" shall mean (a) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by an agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year after the date of acquisition thereof; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 90 days after the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then from such other nationally recognized rating services acceptable to the Requisite Lenders) and not listed in Credit Watch published by S&P; (c) commercial paper, other than commercial paper issued by the Borrower or any Subsidiary of the Borrower or any of their Affiliates, maturing no more than 90 days after the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 or P-1 from either S&P or Moody's (or, if at any time neither S&P nor Moody's shall be rating such obligations, then the highest rating from other nationally recognized rating services acceptable to the Requisite Lenders); and (d) domestic and Eurodollar certificates of deposit or time deposits or bankers' acceptances maturing within 90 days after the date of acquisition thereof issued by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia having combined capital and surplus of not less than $500,000,000.

            "Cash Interest Expense" shall mean, for any period, all Interest Expense for such period payable in cash.

            "CAT Joint Venture" shall mean the joint venture entered into between the Borrower, Cygne Designs, Inc., Cygne Design F.E., Limited, CAT US Inc. and C.A.T. (Far East) Ltd. in accordance with the CAT Joint Venture Agreement.

            "CAT Joint Venture Agreement" shall mean (a) the agreement dated July 13, 1993 among the Borrower, Cygne Designs, Inc., Cygne Design F.E., Limited, CAT US Inc. and C.A.T. (Far East) Ltd., as from time to time amended or modified and (b) any agreement related to the CAT Joint Venture replacing the agreement referred to in clause (a).

            "Change in Control" shall have the meaning ascribed to such term in the Subordinated Note Indenture.

            "Claim" shall mean any claim or demand, by any Person, of whatsoever kind or nature for any actual or alleged Liabilities and Costs, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, Permit, ordinance or regulation, common law or otherwise.

            "Cleandown Period" shall have the meaning ascribed to such term in Section 2.01(a)(v).

            "Cleandown" shall have the meaning ascribed to such term in
Section 2.01(a)(v).

            "Collateral" shall mean all property and interests in property now owned or hereafter acquired in or upon which a security interest, pledge, lien or mortgage is granted or of which a collateral assignment is made under the Collateral Documents.

            "Collateral Documents" shall mean the ATSC Guaranty, the ATSC Pledge Agreement and the Borrower Pledge Agreement.

            "Commercial Letter of Credit" shall mean any Letter of Credit which is drawable upon presentation of documents eviden cing the sale or shipment of goods purchased by the Borrower in the ordinary course of its business.

            "Commission" shall mean the Securities and Exchange Commission.

            "Commitment" shall mean, with respect to each Lender as the context may require, (a) the amount set out opposite such Lender's name under the heading "Commitment" in Schedule 1.01(b) or assigned to it in accordance with Section 12.01(a), as such amount may be reduced or otherwise adjusted from time to time pursuant to the terms of this Agreement or (b) the obligation of such Lender to make Loans hereunder and participate in Letters of Credit up to the amount specified in the immediately preceding clause (a), and "Commitments" shall mean the aggregate amount of the Commitments of all Lenders.

            "Commitment Letter" shall mean the letter dated June 29, 1994 from Bank of America and the Arranger to the Borrower reflecting the commitment of Bank of America to make the Loans upon the terms and subject to the conditions stated therein and the agreement of the Arranger, on a best efforts basis, to syndicate the Credit Facility among a group of lenders, as accepted by the Borrower on June 30, 1994.

            "Common Stock" shall mean the common stock of ATSC the par value of which is set forth in ATSC Certificate of Incorporation, as such certificate may be amended, restated or otherwise modified from time to time.

            "Compliance Certificate" shall mean a certificate in substantially the form of Exhibit 6.01 delivered to the Agent by Borrower pursuant to Section 6.01(f) and covering the Borrower's compliance with the covenants contained in Article IX and certain of the covenants contained in
Article VIII.

            "Contaminant" shall mean any pollutant, hazardous substance, hazardous chemical, toxic substance, hazardous waste or special waste, as those terms are defined in federal, state or local laws and regulations, radioactive material, petroleum, including crude oil or any petroleum-derived substance, or breakdown or decomposition product thereof, or any constituent of any such substance or waste, including polychlorinated biphenyls and asbestos.

            "Contractual Obligation", as applied to any Person, shall mean any provision of any Securities issued by that Person or any indenture, mortgage, deed of trust, contract, undertaking, document, instrument or other agreement or instrument to which that Person is a party or by which it or any of its properties is bound, or to which it or any of its properties is subject (including any restrictive covenant affecting such Person or any of its properties).

            "Credit Facility" shall mean the loan and letter of credit facility provided to the Borrower pursuant to this Agreement.

            "Current Assets" shall mean, as at any date of determination, the consolidated assets of the Borrower and its Restricted Subsidiaries which may properly be classified as current assets in conformity with GAAP.

            "Current Liabilities" shall mean, as at any date of determination, the consolidated liabilities of the Borrower and its Restricted Subsidiaries which may properly be classified as current liabilities in conformity with GAAP.

"Customary Permitted Liens" shall mean

            (a)  Liens (other than Environmental Liens and any
Lien imposed under ERISA) for claims, taxes, assessments or charges of any Governmental Authority not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

            (b) statutory Liens of landlords, bankers, carriers, warehousemen, mechanics, materialmen and other Liens (other than any Lien imposed under ERISA or any Environmental Lien) imposed by law, arising in the ordinary course of business and for amounts which (i) are not yet due, (ii) are not more than 30 days past due as long as no notice of default has been given or other action taken to enforce such Liens, or (iii)(A) are not more than 30 days past due and a notice of default has been given or other action taken to enforce such Liens, or (B) are more than 30 days past due, and, in the case of clause (A) or (B), are being contested in good faith by appropriate proceedings which are sufficient to prevent imminent foreclosure of such Liens and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP;

            (c) Liens (other than any Lien imposed under ERISA or any Environmental Lien) incurred or deposits made in the ordinary course of business (including surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of employment benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts; _

            (d) easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, rights of landlords, reservations, encroachments, variations and other restrictions, charges or encumbrances (whether or not recorded) affecting the use of real property, which do not materially interfere with the ordinary conduct of the business of the Borrower; and

            (e) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

            "Debt Rating" shall mean the rating assigned to the Borrower's senior secured long-term debt by Moody's or S&P, as the case may be, or in the event Moody's or S&P has not assigned an actual rating to the Borrower's senior secured long-term debt, the rating which is two rating categories above the rating assigned by Moody's or S&P, as the case may be, to the Subordinated Notes; provided, however, that if there is a difference in the ratings (determined as provided above) assigned by Moody's and S&P, or if only one of either Moody's or S&P has assigned a rating, then the Debt Rating shall be determined as follows: _

     (a) if the Debt Rating is based on the actual rating assigned to the Borrower's senior secured long-term debt (i) if there is a difference in the ratings assigned by Moody's and S&P, the Debt Rating shall automatically be deemed to be the rating that is one rating category below the higher of the ratings assigned by Moody's and S&P and (ii) if only one of either Moody's or S&P has assigned a rating, then the Debt Rating will be one rating category below such rating; and

            (b)  if the Debt Rating is based on the Subordinated
Notes (i) if there is a difference in the ratings assigned by Moody's and S&P, the Debt Rating shall automatically be deemed to be the rating that is one rating category above the higher of the ratings assigned by Moody's and S&P and (ii) if only one of either Moody's or S&P has assigned a rating, then the Debt Rating will be one rating category above such rating.

            "Distribution Center" shall mean the new distribution center, fulfillment facility and related systems and equipment, to be built, purchased or leased by the Borrower for the purpose of replacing the Borrower's existing distribution facilities.

            "DOL" shall mean the United States Department of Labor and any successor department or agency.

            "Dollars" and "$" shall mean the lawful money of the United States of America.

            "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" in Schedule 1.01(a) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

            "EBITDA" shall mean, for any period, the sum of the amounts for such period, of (a) Net Income, plus (b) to the extent Net Income is reduced thereby (i) all charges for amortization of intangibles and depreciation,
(ii) Interest Expense, (iii) income tax expense and (iv) extraordinary losses, minus (c) extraordinary gains (net of taxes).

            "Effective Date" shall mean the date on which this Agreement shall become effective in accordance with Section 12.19.

            "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States of America; and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or
(iii) a Person of which a Lender is a Subsidiary.

            "Environmental Lien" shall mean a Lien in favor of any Governmental Authority for (a) any liability of the Borrower or any Subsidiary of the Borrower under federal or state environmental laws or regulations, or (b) damages arising from, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

            "ERISA Affiliate" shall mean any (a) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as the Borrower or any of its Subsidiaries, (b) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with the Borrower or any of its Subsidiaries, and
(c) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as the Borrower or any of its Subsidiaries, any corporation described in clause (a) above or any partnership or trade or business described in clause (b) above.

            "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" in
Schedule 1.01(a) or on the Assignment and Acceptance by which it became a Lender (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify by written notice to the Borrower and the Agent.

            "Eurodollar Rate" shall mean, with respect to any Interest Period applicable to a Borrowing of Eurodollar Rate Loans, an interest rate per annum obtained by dividing (a) the rate of interest determined by the Agent to be the arithmetic mean (rounded upward to the nearest whole multiple of 1/16%) of the rates of interest per annum notified to the Agent by each Reference Bank at which deposits in Dollars for such Interest Period and in an amount of the Eurodollar Rate Loan of such Reference Bank during such Interest Period would be offered by such Reference Bank to major banks in the London eurodollar interbank market at approximately 11:00 a.m. (London time) on the second Business Day prior to the commencement of such Interest Period, by (b) a percentage equal to 1 minus the Eurodollar Reserve Percentage.

            "Eurodollar Rate Loans" shall mean those Loans out standing which bear interest at a rate determined by reference to the Eurodollar Rate as provided in Section 2.02(a)(ii).

            "Eurodollar Reserve Percentage" shall mean with respect to any Interest Period for any Eurodollar Rate Loan, that percentage (expressed as a decimal rounded upwards to the nearest 1/100%) which is in effect on the date the Eurodollar Rate for such Interest Period is determined as prescribed by the Federal Reserve Board, for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System with deposits exceeding $5,000,000,000 in respect of "Eurocurrency liabilities" having a term equal to such Interest Period (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any bank to United States residents).

            "Event of Default" shall mean any of the occurrences set forth in
Section 10.01 after the expiration of any applicable grace period expressly provided therein.

            "Existing Credit Agreement" means the Credit Agreement dated as of June 28, 1993 among AnnTaylor, Inc., Bank of America and Bank of Montreal, as Co-Agents, Bank of America, as Agent, and the financial institutions party thereto, as amended.

            "Existing Letter of Credit" shall mean each Letter of Credit identified in Schedule 3.01.

            "FDIC" shall mean the Federal Deposit Insurance
Corporation or any successor thereto.

            "Federal Funds Rate" shall mean, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such day opposite the caption "Federal Funds (Effective)". If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such day under the caption "Federal Funds Effective Rate". If on any relevant day the appropriate rate for such previous day is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

            "Federal Reserve Board" shall mean the Board of Gover nors of the Federal Reserve System or any Governmental Authority succeeding to its functions.

            "Fee Letter" shall mean the fee letter dated June 29, 1994 between the Borrower, Bank of America and the Arranger.

            "Final Maturity Date" shall mean July 29, 1997, as such date may be extended pursuant to Section 2.01(f).

            "Fiscal Year" shall mean the fiscal year of the Borrower, which shall be the twelve-month period ending on the Saturday closest to January 31 in each year or such other period as the Borrower may designate and the Requisite Lenders may approve in writing.

            "Fixed Charge Coverage Ratio" shall mean, for any period, the quotient obtained by dividing (a) EBITDA by (b) the sum of (i) Capital Expenditures paid or accrued during such period excluding any Capital Expenditures made in respect of the Distribution Center, plus (ii) scheduled payments made since the Initial Funding Date for principal on Indebtedness excluding any payment made upon termination of a Receivables Transaction plus
(iii) Cash Interest Expense during such period plus (iv) income tax expense during such period.

            "Funded Debt" shall mean, as at any date of determina tion, all Indebtedness then outstanding (a) for the principal of Loans under this Agreement and (b) for money borrowed or under any debt Securities issued by ATSC, the Borrower or any Restricted Subsidiary (whether or not subordinated, and specifically including the Subordinated Notes).

            "Funding Date" shall mean the date of borrowing any Loan.

            "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Cer tified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

            "Governmental Authority" shall mean any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Indebtedness", as applied to any Person, shall mean any obligation for the payment of money which is a Contractual Obligation, and shall include, but without duplication, (a) all indebtedness, obligations or other liabilities of such Person for borrowed money or under any debt Securities, whether or not subordinated, (b) all obligations with respect to redeemable stock and redemption or repurchase obligations under any equity securities or profit payment agreements, (c) all reimbursement obligations and other liabilities of such Person with respect to letters of credit issued for such Person's account, (d) all obligations of such Person to pay the purchase price of property or services, except trade payables incurred by such Person in the ordinary course of business as presently conducted, (e) all obligations in respect of Capital Leases of such Person, (f) all Accommodation Obligations of such Person, (g) all indebtedness, obligations or other liabilities of such Person or others secured by a Lien on any asset of such Person, whether or not such indebtedness, obligations or liabilities are assumed by or are a personal liability of such Person, all as of such time, and (h) all indebtedness, obligations or other liabilities in respect of Interest Rate Contracts and foreign currency exchange agreements.

            "Initial Funding" shall mean the funding of Loans on the Initial Funding Date.

            "Initial Funding Date" shall mean the date on which all conditions precedent set forth in Section 4.01 have been satisfied or waived.

            "Initial Loans" shall have the meaning ascribed to such term in
Section 4.01.

            "Interest Expense" shall mean, for any period for ATSC, the Borrower and its Restricted Subsidiaries on a consolidated basis, total consolidated interest expense, whether paid or accrued (including any amortization of discount and the interest component of Capital Leases), for such period, including to the extent included in interest expense, all commissions, discounts and other fees and charges owed with respect to the letters of credit, the fees payable under this Agreement and net costs under Interest Rate Contracts, all as determined in conformity with GAAP, plus (without duplication) all capitalized interest.

            "Interest Payment Date" shall mean with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of an Interest Period of six months or longer, "Interest Payment Date" shall also include each date that is a three-month anniversary of the first day of such Interest Period.

            "Interest Period" shall have the meaning ascribed to such term in
Section 2.06.

            "Interest Rate Contracts" shall mean interest rate exchange, collar, cap or similar agreements providing interest rate protection, entered into by the Borrower or ATSC.

            "Investment" shall mean, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of Securities, or of a beneficial interest in Securities, of any other Person, and any direct or indirect loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, advances to employees and similar items made or incurred in the ordinary course of business), or capital contribution by such Person to any other Person, including all Indebtedness and accounts owed by that other Person which are not current assets or did not arise from sales of goods or services to that Person in the ordinary course of business. The amount of any Investment shall be determined in conformity with GAAP.

            "Investor Group" shall mean Merrill Lynch Capital Partners, Inc. and its Affiliates.

            "IRC" shall mean the Internal Revenue Code of 1986, as amended from time to time hereafter, and any successor statute.

            "IRS" shall mean the Internal Revenue Service of the United States or any Governmental Authority succeeding to the functions thereof.

            "Issuing Bank" shall mean Bank of America, BankAmerica International or any other Lender mutually acceptable to the Agent and the Borrower. _

            "Lender" shall have the meaning ascribed to such term in the preamble and shall include Bank of America, in its individual capacity, the Issuing Bank and each Person which at any time becomes a Lender pursuant to
Section 12.01(a).

            "Letter of Credit" shall mean any Commercial Letter of Credit or any Standby Letter of Credit issued by the Issuing Bank for the account of the Borrower pursuant to Article III and includes each Existing Letter of Credit.

"Letter of Credit Fee" shall have the meaning ascribed to such term in Section 2.03(d).

            "Letter of Credit Obligations" shall mean, at any particular time, the sum of (a) Reimbursement Obligations and (b) the aggregate maximum amount then available for drawing under the Letters of Credit.

            "Level I Status" exists at any date if (subject to the proviso of the definition of "Debt Rating") at such date, the Debt Rating is BBB- (or the equivalent) or higher by S&P and Baa3 (or the equivalent) or higher by Moody's.

            "Level II Status" exists at any date if (subject to the proviso of the definition of "Debt Rating") at such date, the Debt Rating is BB+ (or the equivalent) or higher by S&P and Ba1 (or the equivalent) or higher by Moody's and Level I Status does not exist.

            "Level III Status" exists at any date if (subject to the proviso of the definition of "Debt Rating") at such date, the Debt Rating is BB (or the equivalent) or higher by S&P and Ba2 (or the equivalent) or higher by Moody's and neither Level I Status nor Level II Status exists.

            "Level IV Status" exists at any date if (subject to the proviso of the definition of "Debt Rating") at such date, the Debt Rating is BB- (or the equivalent) or higher by S&P and Ba3 (or the equivalent) or higher by Moody's and neither Level I Status nor Level II Status nor Level III Status exists.

            "Level V Status" exists at any date if (subject to the proviso of the definition of "Debt Rating") at such date, the Debt Rating is lower than BB- (or the equivalent) by S&P or lower than Ba3 (or the equivalent) by Moody's.

            "Liabilities and Costs" shall mean all liabilities, claims, obligations, responsibilities, losses, damages, punitive damages, consequential damages, treble damages, charges, costs and expenses (including attorney's, expert's and consulting fees and costs of investigation and feasibility studies), fines, penalties and monetary sanctions, interest, direct or indirect, known or unknown, absolute or contingent, past, present or future.

            "Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance (including, but not limited to, easements, rights of way and the like), lien (statutory or other), Environ mental Lien, security agreement or transfer intended as security, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement (other than a financing statement filed pursuant to Section 9-408 of the Uniform Commercial Code not intended as security).

"Loan" shall have the meaning ascribed to such term in Section   2.01(a).

            "Loan Account" shall have the meaning ascribed to such term in
Section 2.01(d).

            "Loan Documents" shall mean this Agreement, the Collateral Documents and the Letters of Credit and all other agreements delivered to the Agent, the Issuing Bank or any Lender by or on behalf of the Borrower in satisfaction of the requirements of this Agreement.

            "Margin Stock" shall have the meaning ascribed to such term in Regulation G and Regulation U.

            "Material Adverse Effect" shall mean, with respect to the Borrower or ATSC, a material adverse effect upon the busi ness, assets or other properties, liabilities or condition (finan cial or otherwise), results of operations or prospects of the Borrower and its Restricted Subsidiaries taken as a whole or ATSC and its Subsidiaries taken as a whole, as the case may be, upon the ability of the Borrower to repay the Loans, or upon the benefits provided to the Agent or the Lenders under the Collateral Documents.

            "Maximum Loan Amount" shall mean, at any time, (a) the Commitments at such time (as reduced pursuant to Section 2.01(e)) less (b) the sum of (i) the then aggregate outstanding Letter of Credit Obligations and (ii) if applicable, the amount of any Cleandown.

            "Moody's" shall mean Moody's Investors Service, Inc.

            "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is, or within the immediately preceding six years was, contributed to by either the Borrower or any ERISA Affiliate.

            "Net Income" shall mean, for any period on a consolidated basis for ATSC, the Borrower and its Restricted Subsidiaries, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period taken as a single accounting period, after adding or deducting the amount of any extraordinary gain and extraordinary loss net of taxes, determined in conformity with GAAP.

            "Net Worth" shall mean, as at any date of determi nation, the amount by which (a) the total consolidated assets of ATSC, the Borrower and its Restricted Subsidiaries exceed (b) the total consolidated liabilities of ATSC, the Borrower and its Restricted Subsidiaries, as determined in conformity with GAAP but excluding, for purposes of this definition, unrealized foreign exchange translation gains and losses from Investments in foreign Subsidiaries.

            "Notice of Borrowing" shall mean, with respect to a proposed Borrowing pursuant to Section 2.01(b), a notice substantially in the form of
Exhibit 2.01.

"Notice of Conversion/Continuation" shall mean, with respect to a proposed conversion or continuation of a Loan pursuant to Section 2.02(c), a notice
substantially in the form of Exhibit    2.02.

            "Obligations" shall mean the principal of and all interest on all Loans and Reimbursement Obligations, all fees, expense reimbursements, taxes, compensation and indemnities payable by the Borrower to the Agent, the Issuing Bank, or any Lender pursuant to this Agreement and all other present and future Indebtedness and other liabilities of the Borrower owing to the Agent, the Issuing Bank, any Lender, or any Person entitled to indemnification pursuant to Section 12.04, or any of their respective successors, transferees or assigns, of every type and description, whether or not evidenced by any note, guaranty or other instrument, arising under or in connection with this Agreement, any other Loan Document, or any Interest Rate Contract, whether or not for the payment of money, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however arising.

            "Operating Lease" shall mean, as applied to any Person, any lease of any Property by that Person as lessee which is not a Capital Lease.

            "Other Taxes" shall have the meaning ascribed to such term in
Section 2.08(b).

            "PBGC" shall mean the Pension Benefit Guaranty Corporation and any Person succeeding to the functions thereof.

            "Permits" shall mean any permit, approval, consent, authorization, license, variance, or permission required from a Governmental Authority under an applicable Requirement of Law.

            "Permitted Existing Liens" shall mean the Liens on any Property, other than any Environmental Liens, reflected on Schedule 8.02(b).

            "Person" shall mean any natural person, corporation, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, or any other nongovernmental entity, or any Governmental Authority.

            "Plan" shall mean an employee benefit plan defined in Section 3(3) of ERISA in respect of which either the Borrower or any ERISA Affiliate is, or within the immediately preceding six years was, an "employer" as defined in Section 3(5) of ERISA.

            "Potential Event of Default" shall mean an event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

            "Property" shall mean with respect to any Person, any real or personal property, plant, building, facility, structure, equipment or unit, or other asset (tangible or intangible) owned, leased or operated by such Person.

            "Pro Rata Share" shall mean, at any particular time and with respect to any Lender, a fraction (expressed as a percentage), the numerator of which shall be the then amount of such Lender's Commitment (or, if the Commitments have been terminated, such Lender's Commitment as in effect immediately prior to such termination) and the denominator of which shall be the then aggregate amount of all Commitments (or, if the Commitments have been terminated, the aggregate amount of all Commitments as in effect immediately prior to such termination).

            "Receivables" shall mean and include all of the Borrower's presently existing and hereafter arising or acquired right, title and interest in and to (a) any rights to payment (the "Pool Receivables") from any Person (an "Obligor") whether constituting an account, chattel paper, instrument or a general intangible, arising under revolving credit card accounts estab lished pursuant to contracts (the "Contracts") between the Borrower and each Obligor pursuant to which indebtedness may arise for the purchase of goods, including rights to payment of any interest or finance charges and other obligations of such Obligors with respect thereto, (b) all rights to, but not obligations under, all Contracts, (c) all rights in the merchandise (including returned merchandise), if any, relating to the sale which gave rise to any Pool Receivable, (d) all other security interests or liens and property subject thereto from time to time purporting to secure payment of a Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise, (e) all UCC financing statements covering any collateral securing payment of any Pool Receivables, (f) all guarantees and other agreements or arrangements of whatever character from time to time supporting or securing payment of any Pool Receivable whether pursuant to the contract related to such Pool Receivable or otherwise, (g) all monies due or to become due with respect thereto, (h) all books and records related to any of the foregoing, and (i) all proceeds thereof (as defined in the Uniform Commercial Code) including funds received from or on behalf of the Obligors in payment of any amounts owed (including finance charges, interest and all other charges) in respect of the Pool Receivables or are applied to such amounts owed by the Obligors (including insurance payments to be applied to amounts owed in respect of any Pool Receivable).

            "Receivables Transaction" shall mean (a) the transaction contemplated by that certain Receivables Financing Agreement, dated as of January 27, 1994 among AnnTaylor Funding, Inc., the Borrower, Clipper Receivables Corporation, State Street Boston Capital Corporation and PNC Bank, National Association and the other documents relating thereto (the "1994 Receivables Transaction") and (b) any other similar transaction replacing the 1994 Receivables Transaction; provided the terms and conditions of such other transaction are on substantially the same terms as the transaction described in clause (a) or are satisfactory to the Requisite Lenders (whose approval shall not be unreasonably withheld or delayed).

            "Reference Banks" shall mean Bank of America National Trust and Savings Association. If any Reference Bank's Commitment shall terminate (otherwise than on termination of all the Commitments), or for any reason whatsoever any Reference Bank shall cease to be a Lender hereunder, that Reference Bank shall thereupon cease to be a Reference Bank, and Eurodollar Rate shall be determined on the basis of the rates as notified by the remaining Reference Banks or Bank. Upon the removal of any Reference Bank, the Borrower shall with the consent of the Agent (which consent shall not be unreasonably withheld) designate another Lender as a new Reference Bank.

            "Reference Rate" shall mean the rate of interest publicly announced from time to time by Bank of America in San Francisco, California, as its reference rate. It is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Reference Rate shall take effect at the opening of business on the date specified in the public announcement of such change.

            "Regulation D", "Regulation G", "Regulation T", "Regulation U" and "Regulation X" shall mean Regulation D, Regulation G, Regulation T, Regulation U and Regulation X, respectively, of the Federal Reserve Board as in effect from time to time.

            "Reimbursement Obligations" shall mean the reimburse ment or repayment obligations of the Borrower to the Issuing Bank with respect to Letters of Credit, for amounts paid out thereunder.

            "Release" shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration from any Property into the environment, including the movement of Contaminants through or in the air, soil, surface water, groundwater or Property.

            "Remedial Action" shall mean any action required to (i) clean up, remove, treat or in any other way address Contami nants in the indoor or outdoor environment; (ii) prevent a Release or threat of Release or minimize the further Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

            "Reportable Event" shall mean the events described in Section 4043 of ERISA with respect to which the 30-day notice requirement is not waived.

            "Requirements of Law" shall mean, as to any Person, the charter and by-laws or other organizational or governing docu ments of such Person, and any law, rule or regulation, Permit, or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, including the Securities Act, the Securities Exchange Act, Regulation G, Regulation T, Regulation U and Regulation X, and any certificate of occupancy, zoning ordinance, building, environmental or land use requirement or Permit or occupational safety or health law, rule or regulation.

            "Requisite Lenders" shall mean Lenders whose Pro Rata Shares, in the aggregate, are more than 50%.

            "Responsible Officer" shall mean, as to ATSC or the Borrower, its Chief Financial Officer, its Treasurer or its Vice President-Finance.

            "Restricted Payment" shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of capital stock of ATSC or the Borrower or any of its Subsidiaries now or hereafter outstanding, including the Common Stock, except a distribution of stock as part of a stock split and except a dividend payable solely in shares of that class of stock or in any junior class of stock to the holders of that class, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of capital stock of ATSC or the Borrower or any of its Subsidiaries now or hereafter outstanding, (c) any payment or prepayment of principal of, premi um, if any, or interest on, and any redemption, purchase, retirement or defeasance of, or sinking fund or similar payment with respect to, the Subordinated Notes or any consideration paid to any Person for the purpose of any of the foregoing, and (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of capital stock of ATSC or the Borrower or any of the Borrower's Subsidiaries now or hereafter outstanding.

            "Restricted Subsidiary" shall mean any Subsidiary of the Borrower which is not an Unrestricted Subsidiary. Whether or not a Restricted Subsidiary is a "wholly-owned Restricted Subsidiary" shall be determined without taking into account any directors' qualifying shares.

            "Securities" shall mean any stock, shares, voting trust certificates, bonds, debentures, notes or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities", or any certificates of interest, shares, or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire any of the foregoing, but shall not include any evidence of the Obligations.

            "Securities Act" shall mean the Securities Act of 1933, as amended to the date hereof and from time to time hereafter, and any successor statute.

            "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

            "S&P" shall mean Standard & Poor's Rating Group.

            "Standby Letter of Credit" shall mean any Letter of Credit which is not a Commercial Letter of Credit.

            "Subordinated Note Indenture" shall mean the indenture dated as of June 15, 1993 between the Borrower and Fleet Bank, N.A., as trustee pursuant to which the Subordinated
Notes were issued.

            "Subordinated Notes" shall mean the 8 3/4% Subordinated Notes due 2000 issued pursuant to the Subordinated Note Indenture.

            "Subsidiary" shall mean, with respect to any Person, any corporation, partnership, trust or other entity of which a majority of the stock (or equivalent ownership or controlling interest) having voting power to elect a majority of the Board of Directors (if a corporation) or to select the trustee or equivalent controlling interest is directly or indirectly owned or controlled by such Person or one or more of the other Subsidi aries of such Person or any combination thereof; provided, however, that for purposes of this Agreement the charitable foundation permitted to be established pursuant to Section 8.02(a)(viii) shall not be deemed to be a Subsidiary of the Borrower.

"Taxes" shall have the meaning ascribed to such term in Section  2.08.

            "Termination Date" shall mean the earlier to occur of (a) the Final Maturity Date and (b) the date of termination of the Commitments pursuant to Section 10.02(a).

            "Termination Event" shall mean (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Borrower or any ERISA Affiliate from a Benefit Plan during a plan year in which the Borrower or such ERISA Affiliate was a "substan tial employer" as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of 20% of Benefit Plan participants who are employees of the Borrower and its ERISA Affiliates; (iii) the imposition of an obligation on the Borrower or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA;
(iv) the institution by the PBGC of proceedings to terminate a Benefit Plan;
(v) any event or condition which constitutes grounds under Section 4042 of ERISA (excluding Section 4042(a)(4)) for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan.

            "Total Capitalization" means, as of any date of determination, the sum of Funded Debt plus obligations in respect of Capital Leases plus ATSC shareholders' equity.

            "Transaction Costs" shall mean the fees, costs and expenses payable by the Borrower or any of its Subsidiaries or ATSC pursuant hereto or in connection herewith or in respect hereof.

            "Unrestricted Subsidiary" shall mean a Subsidiary of the Borrower which has been designated as such by resolution duly adopted by the board of directors of the Borrower, which at the time of such designation had assets of $1,000 or less and which does not own or hold any Securities of, or any Lien on any Property of, ATSC, the Borrower or any Restricted Subsidiary provided no Subsidiary of the Borrower shall be (or if already an Unrestricted Subsidiary shall immediately cease to be) an Unrestricted Subsidiary if, at any time, ATSC, the Borrower or any other Restricted Subsidiary of the Borrower shall create, incur, issue, assume, guarantee or in any other manner whatsoever be or become liable with respect to any Claim against or any Contractual Obligation or Indebtedness of, such Subsidiary.

     1.02. Computation of Time Periods In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding". Periods of days referred to in this Agreement shall be counted in calendar days unless Business Days are expressly prescribed.

     1.03. Accounting Terms. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.

     1.04. Other Definitional Provisions. References to "Articles", "Sections", "subsections", "Schedules", "Exhibits" and "the preamble" shall be to Articles, Sections, subsections, Schedules, Exhibits and the preamble, respectively, of this Agreement unless otherwise specifically provided. The words "include" and "including" when used herein are not intended to be exclusive and mean "include, without limitation" and "including, without limitation."

                                ARTICLE II

Amounts and Terms of Loans


     2.01.  The Revolving Loan Facility.

            (a) Availability. (i) Subject to the terms and conditions set forth in this Agreement, each Lender hereby severally and not jointly agrees to make to the Borrower from time to time during the period from the Initial Funding Date to the Termination Date, revolving loans (each individually, a "Loan" and, collectively, the "Loans"), in an amount which shall not exceed, in the aggregate at any time outstanding, such Lender's Commitment; provided that the aggregate principal amount of all Loans outstanding at any one time shall not exceed the then Maximum Loan Amount.

               (ii) All Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any failure by any other Lender to perform its obligation to make a Loan hereunder and that the Commitment of any Lender shall not be increased or decreased without the prior written consent of such Lender as a result of the failure by any other Lender to perform its obligation to make a Loan. The failure of any Lender to make available to the Agent any Borrowing of the Commitments shall not relieve any other Lender of its obligation hereunder to make available to the Agent such other Lender's Pro Rata Share of any Borrowing of the Commitments on the date such funds are to be made available pursuant to the terms of this Agreement.

              (iii) Loans may be prepaid pursuant to Section 2.04, and, subject to the provisions of this Agreement, any amounts so prepaid may be reborrowed, up to the amount available under this Section 2.01(a) at the time of such Borrowing, until the Business Day immediately preceding the Final Maturity Date. Each Lender's Commitment shall expire, and each Loan then outstanding shall mature and be repaid by the Borrower, without further action on the part of the Lenders, on the Final Maturity Date.

               (iv) Loans made on any Funding Date shall be in the aggregate minimum amount of $1,000,000 and in integral multiples of $1,000,000 in excess thereof.

                 (v) The Borrower shall from time to time effect a prepayment of the outstanding Loans (such amount, a "Cleandown") so as to cause the aggregate outstanding principal amount of the Loans to be not more than (A) $50,000,000, for at least 30 consecutive days during the period from the Initial Funding Date to the last day of the Fiscal Year beginning on January 30, 1994, (B) $40,000,000, for at least 30 consecutive days in the Fiscal Year beginning on or about January 30, 1995 and (C) $30,000,000, for at least 30 consecutive days in each Fiscal Year thereafter (each such period, a "Cleandown Period"). Promptly after the end of any Cleandown Period, the Borrower shall notify the Agent that a Cleandown Period has occurred and the Agent shall notify the Lenders.

            (b) Notice of Borrowing. Whenever the Borrower desires to borrow under this Section 2.01, the Borrower shall deliver to the Agent a Notice of Borrowing (i) no later than 11:00 a.m. (New York time) on the proposed Funding Date, in the case of a Borrowing of Base Rate Loans, and
(ii) not later than 11:00 a.m. (New York time) at least three Business Days in advance of the proposed Funding Date, in the case of a Borrowing of Eurodollar Rate Loans. The Notice of Borrowing shall specify (A) the Funding Date (which shall be a Business Day), (B) the amount of the proposed Borrowing, (C) whether the proposed Borrowing will be of Base Rate Loans or Eurodollar Rate Loans, and (D) in the case of Eurodollar Rate Loans, the requested Interest Period. In lieu of delivering the above-described Notice of Borrowing and only with the consent of the Agent in its sole discretion at such time, the Borrower may give the Agent telephonic notice of any proposed Borrowing by the time required under this Section 2.01(b); provided that, in the event the Agent so consents, such notice shall be confirmed immediately by delivery to the Agent of a Notice of Borrowing by facsimile. Any Notice of Borrowing (or telephonic notice in lieu thereof) pursuant to this Section 2.01(b) shall be irrevocable.

            (c) Making of Loans. Promptly after receipt of a Notice of Borrowing under Section 2.01(b) (or telephonic notice in lieu thereof if the Agent consents to such telephonic notice, immediately confirmed by facsimile), the Agent shall notify each Lender by facsimile or other similar form of teletransmission, of the proposed Borrowing. Each Lender shall make the amount of its Loan available to the Agent at the Agent's Payment Office in Dollars and in immediately available funds, not later than (i) 1:00 p.m. (New York time) on the Funding Date, in the case of a Borrowing of Base Rate Loans and (ii) 11:00 a.m. (New York time) on the Funding Date, in the case of Borrowing of Eurodollar Rate Loans. After the Agent's receipt of the proceeds of such Loans, the Agent shall make the proceeds of such Loans available to the Borrower on such Funding Date in Dollars and in immediately available funds to an account of the Borrower, designated in writing by the Borrower in the Notice of Borrowing.

            (d) Loan Accounts. The Loans made by each Lender shall be evidenced by one or more loan accounts maintained by the Agent and such Lender in the ordinary course of business. The loan accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans. In case of a discrepancy between the entries in the Agent's books and any Lender's books, such Lender's books shall constitute prima facie evidence of the accuracy of the information so recorded.

            (e) Termination or Reduction of Commitments. The Borrower shall have the right, at any time and from time to time, (a) to terminate the Commitments in whole, without premium or penalty, if no Loans or Letter of Credit Obligations are then out standing, or (b) permanently to reduce in part, without premium or penalty, the Commitments by an amount of up to (i) the then maximum amount of the Commitments, less (ii) the aggregate principal amount of Loans and Letter of Credit Obligations then outstanding. The Borrower shall give not less than three Business Days' prior irrevocable written notice (not later than 11:00 a.m. (New York time) on such day) to the Agent designating the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction. Promptly after receipt of a notice of such termination or reduction, the Agent shall notify each Lender of the proposed termination or reduction. Such termination or partial reduction of the Commitments shall be effective on the date specified in the Borrower's notice and shall reduce the Commitment of each Lender proportionately in accordance with its Pro Rata Share. Any such partial reduction of the Commitments shall be in an aggregate minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount.

            (f)  Extension of Commitments.

                 (i) Upon the written request of the Borrower, received by the Agent not more than 60 days and not less than 45 days prior to the first and second anniversaries of the Initial Funding Date and subject to the consent of each Lender willing to grant such request, the Final Maturity Date shall be extended for up to two successive additional one year periods commencing on the then current Final Maturity Date. The Agent shall promptly transmit such request to each Lender. The Lenders shall respond through the Agent to any such request of the Borrower not later than 30 days prior to the first and second anniversaries of the Initial Funding Date. Any Lender not responding by such time shall be deemed to have declined the request.

            (ii) At the option of the Borrower, the Commit ment of any Lender not consenting to the Borrower's request to extend such Lender's Commitment may be assumed, in whole or in part, by one or more existing Lenders or other banks meeting the qualifications of Eligible Assignee acceptable to the Borrower and the Agent and consenting to such assumption, upon compliance with Section 12.01; provided, however, that unless otherwise agreed by the assuming Lender or bank, the Borrower shall pay the processing and recordation fee required by Section 12.01(a) and any breakfunding fee required pursuant to Section 2.07(d).

               (iii) If the Commitment of any Lender having declined the request to extend its Commitment has not subsequently so consented and is not replaced within six months after the first or second anniversary of the Initial Funding Date, as the case may be, then the Commitments shall terminate on the then current Final Maturity Date.

     2.02.  Interest on the Loans.

            (a) Rate of Interest. The Borrower promises to pay interest on the unpaid principal amount of all Loans from the date made until paid in full at a fluctuating rate determined from time to time by reference to the Base Rate or the Eurodollar Rate. The applicable basis for determining the rate of interest shall be selected by the Borrower at the time a Notice of Borrowing is given by the Borrower pursuant to Section 2.01(b) or at the time a Notice of Conversion/Continuation is delivered by the Borrower pursuant to Section 2.02(c); provided that the Borrower may not select the Eurodollar Rate as the applicable basis for determining the rate of interest on a Loan if at the time of such selection an Event of Default has occurred and is continuing.
If on any day a Loan is outstanding with respect to which notice has not been delivered to the Agent in accordance with the terms of this Agreement specifying the basis for determining the rate of interest, then for each such day such Loan shall be a Base Rate Loan. Loans shall bear interest, subject to Section 2.02(d), at the following rates:

                 (i) if a Base Rate Loan, then at a rate per annum equal to the sum of (A) the Base Rate as in effect from time to time as interest accrues and (B) the applicable margin set forth below:

             Debt Rating             Applicable Margin
            --------------            -----------------
            Level I Status                       0%
            Level II Status                      0%
            Level III Status                     0%
            Level IV Status                 .    25%
            Level V Status                      .75%


                 (ii) if a Eurodollar Rate Loan, then at a rate per annum equal to the sum of (A) the Eurodollar Rate determined for the applicable Interest Period and (B) the applicable margin set forth below:

             Debt Rating             Applicable Margin
            --------------           ------------------
          Level I Status                 .55%
          Level II Status                .65%
          Level III Status               .75%
          Level IV Status              1.125%
          Level V Status                1.75%

              (iii) Any change in the Debt Rating shall be effective as of the date on which such change is first publicly announced by Moody's or S&P. Any change in the applicable margin due to a change in the applicable Debt Rating shall be effective on the effective date of such change in the Debt Rating and shall apply to all Loans that are outstanding at any time during the period commencing on the effective date of the change in Debt Rating and ending on the date immediately preceding the effective date of the next such change in the Debt Rating which results in a change in the applicable margin. In the event that the Agent is not notified of a reduction in the Debt Rating, upon becoming aware (by any means) of such reduction, the Agent shall make a retroactive adjustment to the applicable margin.

               (iv) If the interest rate is decreased, the Borrower shall be entitled to apply the difference between the amount of interest paid and the amount due after giving effect to the reduction of the interest rate as a credit towards the next payment of interest pursuant to paragraph (b) below. If the interest rate is increased, the Borrower shall pay the difference between the amount of interest paid and the amount due after giving effect to the increase in the interest rate on the next day interest is payable pursuant to paragraph (b) below.

            (b)  Interest Payments.  Subject to Section 2.02(d),
(i) interest accrued on each Base Rate Loan shall be payable in arrears (A) on the 15th day of each January, April, July and October, for the three-month period ending on such date, commencing on the first such day following the making of such Base Rate Loan, (B) upon the prepayment thereof on the amount prepaid, (C) upon conversion thereof to a Eurodollar Rate Loan and (D) at maturity; and (ii) interest accrued on each Eurodollar Rate Loan shall be payable in arrears (A) on each Interest Payment Date applicable to such Eurodollar Rate Loan, (B) upon the prepayment thereof on the amount prepaid and (C) at maturity.

            (c) Conversion or Continuation. (i) Subject to the provisions of Sections 2.06 and 2.07, the Borrower shall have the option (A) to convert at any time all or any part of outstanding Loans which comprise part of the same Borrowing and which, in the aggregate, equal $1,000,000 or an integral multiple of $1,000,000 in excess of such amount from Base Rate Loans to Eurodollar Rate Loans; or (B) to convert all or any part of outstanding Loans which, in the aggregate, equal $1,000,000 or an integral multiple of $1,000,000 in excess of that amount from Eurodollar Rate Loans to Base Rate Loans on the expiration date of any Interest Period applicable thereto, provided the remaining amount of Eurodollar Loans with the same interest period shall not be less than $1,000,000; or (C) upon the expiration of any Interest Period applicable to a Borrowing of Eurodollar Rate Loans, to continue all or any portion of such Loans equal to $1,000,000 or an integral multiple of $1,000,000 in excess of such amount as Eurodollar Rate Loans, and the succeeding Interest Period of such continued Loans shall commence on the expiration date of the Interest Period applicable thereto; provided that no outstanding Loan may be continued as, or be converted into, a Eurodollar Rate Loan when any Event of Default has occurred and is continuing.

               (ii) In the event the Borrower shall elect to convert or continue a Loan under this Section 2.02(c), the Borrower shall deliver an irrevocable Notice of Conversion/Continuation to the Agent no later than 11:00 a.m. (New York time) at least three Business Days in advance of the proposed conversion date or date of continuation. A Notice of Conversion/Continuation shall specify (w) the proposed conversion/continuation date (which shall be a Business Day), (x) the amount of the Loan to be converted/continued, (y) the nature of the proposed conversion/continuation, and (z) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period. In lieu of delivering the abovedescribed Notice of Conversion/Continuation, the Borrower may give the Agent telephonic notice of any proposed conver sion/continuation by the time required under this Section 2.02(c); provided that such notice shall be confirmed immediately by delivery to the Agent by facsimile of a Notice of Conver sion/Continuation. No failure of the Borrower to confirm any telephonic notice by facsimile shall impair or in any way limit the Borrower's obligations with respect to such Loans. Promptly after receipt of a Notice of Conversion/Continuation under this Section 2.02(c) (or telephonic notice in lieu thereof immediately confirmed by facsimile), the Agent shall notify each Lender of the proposed conversion/continuation.

               (iii) Any Notice of Conversion/Continuation for conversion to, or continuation of, a Loan (or telephonic notice in lieu thereof) shall be irrevocable and the Borrower shall be bound to convert or continue in accordance therewith.

            (d) Default Interest. Notwithstanding the rates of interest specified in Section 2.02(a) and the payment dates specified in Section 2.02(b), effective immediately upon the occurrence of any Event of Default of the type specified in Section 10.01(a) or upon acceleration of maturity pursuant to Section 10.02(a) and for so long thereafter as any such Event of Default or acceleration shall be continuing, the principal balance of all Loans and Reimbursement Obligations then due and payable (including all amounts due and payable pursuant to Sec tion 10.02(a)) and any interest payments on the Loans not paid when due, shall bear interest payable upon demand at a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement.

            (e) Computation of Interest. Interest on Base Rate Loans and Reimbursement Obligations shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 365 or 366 days, as applicable. Interest on Eurodollar Rate Loans shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest on any Loan, the date of the making of the Loan or the first day of an Interest Period, as the case may be, shall be included and the date of payment or the expiration date of an Interest Period, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

            (f) Changes; Legal Restrictions. In the event that after the date hereof (a) the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority, or (b) compliance by any Lender with any request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any central bank or other Governmental Authority or quasi-governmental authority exercising jurisdiction, power or control over banks or financial institutions generally, does impose, modify, or hold applicable, in the determination of a Lender, any reserve, special deposit, compulsory loan, FDIC insurance, capital allocation or similar requirement against assets held by, or deposits or other liabilities (including those pertaining to Letters of Credit) in or for the account of, advances or loans by, Commitments made, or other credit extended by, or any other acquisition of funds by, a Lender or any Applicable Lending Office of such Lender (except (a) with respect to Base Rate Loans, so long as the Base Rate in effect at the time is determined under clause (a) in the definition of "Base Rate", (b) with respect to Base Rate Loans, to the extent that the reserve and FDIC insurance requirements are reflected in the definition of "Base Rate" and (c) with respect to Eurodollar Rate Loans, to the extent that the reserve requirements are reflected in the definition of "Eurodollar Rate"), and the result of any of the foregoing is to increase the cost to such Lender of making, renewing or maintaining the Loans or its Commitment to the Borrower or issuing to the Borrower any Letter of Credit or to reduce any amount receivable hereunder or thereunder; then, in any such case, the Borrower shall upon written notice from and demand by that Lender pay to such Lender, within 15 Business Days of the date specified in such notice and demand, such amount or amounts (based upon a reasonable allocation thereof by such Lender to the financing transactions contemplated by this Agreement and affected by this Section 2.02(f)) as may be necessary to compensate that Lender for any such additional cost incurred or reduced amount received. Such Lender shall deliver to the Borrower a written statement of the costs or reductions claimed and the basis therefor, and the allocation made by such Lender of such costs and reductions, which statement shall, in the absence of manifest error, be conclusive. If a Lender subsequently recovers from another Person any amount previously paid by the Borrower pursuant to this Section 2.02(f), such Lender shall, within 30 days after receipt of such refund and to the extent permitted by applicable law, pay to the Borrower, without interest, the amount of any such recovery.

     2.03.  Fees

            (a) Arrangement Fee. The Borrower shall pay to the Arranger, solely for its own account, an arrangement fee in the amount set forth in the Fee Letter on the Initial Funding Date. No Person other than the Arranger shall have any interest in any such fees.

            (b)  Commitment Fee.

                (i) The Borrower shall pay to the Agent, for the account of each Lender, in accordance with their Pro Rata Shares, a commitment fee accruing from and after the Initial Funding Date to the Termination Date upon the difference between (A) the Commitments in effect from time to time and
(B) the Loans and Letter of Credit Obligations outstanding from time to time. All such commitment fees payable under this paragraph shall be payable in arrears on the fifteenth day of each January, April, July and October beginning after the Initial Funding Date and in addition on the Termination Date.

               (ii) The commitment fee shall accrue at a rate per annum equal to the percentage per annum set forth below:

              Debt Rating               Commitment Fee
             ---------------             --------------
             Level I Status                   .20%
             Level II Status                  .275%
             Level III Status                 .30%
             Level IV Status                  .375%
             Level V Status                   .50%


Any change in the amount of the commitment fee shall become effective as of the date the corresponding change in the interest rate becomes effective as provided in Section 2.02(a)(iii). Any reduction of the fee shall be credited against the next payment of the commitment fee. Any additional amount payable by the Borrower shall be added to the next payment of the commitment fee.

            (c) Agency Fee. The Borrower shall pay to the Agent, solely for its own account, the agency fee set forth in the Fee Letter in the amount per annum agreed between the Agent and the Borrower payable in advance on the Initial Funding Date and each one-year anniversary of the Initial Funding Date. No Person other than the Agent shall have any interest in such fee.

            (d) Letter of Credit Fees. The Borrower shall pay to the Agent, for the account of the Lenders, or to the Issuing Bank, as applicable, a fee for each Letter of Credit issued on behalf of the Borrower (the "Letter of Credit Fee"), determined as set forth in Section 3.08(a) and (b).

            (e) Payment of Fees. The fees described in this Section 2.03 represent compensation for services rendered and to be rendered separate and apart from the lending of money or the provision of credit and do not constitute compensation for the use, detention or forbearance of money, and the obligation of the Borrower to pay each fee described herein shall be in addition to, and not in lieu of, the obligation of the Borrower to pay interest, other fees and expenses otherwise described in this Agreement. Fees and expenses shall be payable when due in immediately available funds. All fees and expenses shall be nonrefundable when paid. All fees and expenses specified or referred to in this Agreement due to the Agent, the Issuing Bank or a Lender, including those referred to in this Section 2.03 and in Section 12.03, shall constitute Obligations and shall be secured by all the Collateral. All fees described in this Section 2.03 which are expressed as a per annum charge shall be calculated on the basis of the actual number of days elapsed in a 360-day year.

     2.04.  Prepayments.

            (a) Voluntary Prepayments. The Borrower may, upon not less than one Business Day's prior written or telephonic irrevocable notice (in each case not later than 11:00 a.m. (New York time) on the date such notice is given), if made by telephone, confirmed immediately by facsimile to the Agent (which notice the Agent shall promptly transmit by facsimile (or other similar form of teletransmission) or telephone to each Lender), at any time and from time to time, prepay any Base Rate Loan or Eurodollar Rate Loan in whole or in part, without premium or penalty, in an aggregate minimum amount of $1,000,000, and integral multiples of $1,000,000 in excess of such amounts; provided that the Borrower may prepay such Loans in full without regard to such minimum amount; and provided, further, that if the Borrower prepays any Eurodollar Rate Loan on a date other than the expiration date of the Interest Period applicable thereto, the Borrower shall pay to the Agent the amounts described in Section 2.07(d). Any notice of prepayment given to the Agent under this Section 2.04(a) shall specify the date of prepayment and the aggregate principal amount of the prepayment. If a notice of prepayment has been delivered as provided herein, such notice shall be irrevocable and the principal amount of the Loans specified in such notice, and all interest accrued thereon through the date of prepayment, shall become due and payable on the prepayment date specified in such notice.

            (b) Mandatory Prepayments. The Borrower shall not at any time cause or permit the aggregate outstanding balance of the Loans to exceed the Maximum Loan Amount. If at any time such outstanding balance shall exceed the Maximum Loan Amount, the Borrower shall, without demand or notice, pay to the Agent such amount as may be necessary to eliminate such excess, and the Borrower shall make such payment on the Business Day on which the Borrower learns or is notified of the excess, if the Borrower so learns or is so notified prior to 11:00 a.m. (New York time) on such day, and otherwise on the immediately succeeding Business Day.

     2.05.  Payments.

            (a) Manner and Time of Payment. (i) All payments of principal, interest, Reimbursement Obligations and fees hereunder or any Letter of Credit payable to the Lenders shall be made without condition or reservation of right, in Dollars and in immediately available funds, delivered to the Agent at the Agent's Payment Office not later than 1:00 p.m. (New York time) on the date due; and funds received by the Agent after that time and date shall be deemed to have been paid and received by the Agent on the next succeeding Business Day. Payments actually received by the Agent for the account of the Lenders shall be paid to them promptly in like funds after receipt thereof by the Agent.

                (ii) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date, and the Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Agent, each Lender shall repay to the Agent forthwith on demand the excess of the amount distributed to such Lender over the amount, if any, paid by the Borrower for the account of such Lender, together with interest thereon at the Federal Funds Rate, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent; provided, however, that if any Lender shall fail to repay such amount within three Business Days after demand therefor, such Lender shall, from and after such third Business Day until payment is made to the Agent, pay interest thereon at a rate per annum equal to the Base Rate.

            (b) Apportionment of Payments. So long as there does not exist an Event of Default, all payments of principal and interest in respect of outstanding Loans, all payments of fees constituting Obligations, and all payments in respect of any other Obligations shall be allocated among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein. After the occurrence and during the continuance of an Event of Default, and after notice by the Agent to the Borrower that payments and proceeds shall be so applied, all payments remitted to the Agent and all amounts and proceeds of Collateral received by the Agent shall be applied, subject to the provisions of this Agreement, (i) first, to pay Obligations in respect of any fees or indemnities then due to the Agent, the Issuing Bank and the Lenders; (ii) second, to pay Obligations in respect of expense reimbursements then due under Section 12.03; (iii) third, to pay or prepay principal of and interest on any outstanding Reimbursement Obligations; (iv) fourth, to pay interest due in respect of Loans; (v) fifth, to pay or prepay principal of Loans, and to pay
(or to the extent such Obligations are contingent, prepay or provide cash collateral in respect of) Letter of Credit Obligations; provided that if sufficient funds are not available to fund all payments to be made to the holders of the Obligations described in this clause (v), the available funds shall be allocated to the payment of such Obligations ratably, based on the proportion of each such holder's interest in the aggregate outstanding
Loans, Reimbursement Obligations, other Letter of Credit Obligations (in each instance whether or not due); and further, provided, that matured and, to the extent permitted by law, unmatured interestbearing Obligations shall, in any event, be paid prior to prepayment or provision of cash collateral for contingent Letter of Credit Obligations; (vi) sixth, to the ratable payment of all other Obligations then due and payable for expense reimbursements; (vii) seventh, to pay Obligations then due and payable in respect of the Interest Rate Contracts, if any; and (viii) eighth, to the ratable payment of all other Obligations due to any and all holders of Obligations.

            The Agent shall promptly distribute to each Lender at its primary address set forth in Schedule 1.01(a), or at such other address as a Lender may request in writing, such funds as it may be entitled to receive or as may be shown due to it in the Agent's Loan Account, provided that the Agent shall in any event not be bound to inquire into or determine the validity, scope or priority of any interest or entitlement of any Lender or any other holder of Obligations and may suspend all payments or seek appropriate relief (including instructions from the Requisite Lenders or an action in the nature of interpleader) in the event of any doubt or dispute as to any apportionment or distribution contemplated hereby. The order of priority herein is set forth solely to determine the rights and priorities of the holders of Obligations as among themselves and may at any time or from time to time be changed by the Lenders as they may elect, in writing in accordance with Section 12.08 (except that no amendment shall require prepayment or provision of cash collateral for contingent Letter of Credit Obligations unless (as provided in clause (v) of Section 2.05(b)) matured and certain interest-bearing unmatured Obligations shall have been paid), without necessity of notice to or consent of or approval by the Borrower or any other Person.

            (c) Payments on Non-Business Days. Whenever any payment to be made by the Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder and of any of the fees specified in Section 2.03, as the case may be.

            (d) Payments by Lenders to the Agent. Unless the Agent shall have been notified by any Lender prior to any Funding Date that such Lender does not intend to make available to the Agent such Lender's Loan on such Funding Date (except that in the case of Base Rate Loans, the Agent shall have been so notified no later than 1:00 p.m. (New York time) on the Funding
Date), the Agent may assume that such Lender has made such amount available to the Agent on such Funding Date and the Agent in its sole discretion may, but shall not be obligated to, make available to the Borrower a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to the Agent by such Lender on or prior to a Funding Date, such Lender agrees to pay and the Borrower agrees to repay severally to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is paid or repaid to the Agent, at (A) in the case of such Lender, the Federal Funds Rate for the first three Business Days and there after at the Base Rate, and (B) in the case of the Borrower, the interest rate applicable at the time to a Borrowing of Base Rate Loans made on such Funding Date. If such Lender shall pay to the Agent such corresponding amount, such amount so paid shall consti tute such Lender's Loan, and if both such Lender and the Borrower shall have paid and repaid, respectively, such corresponding amount, the Agent shall promptly pay over to the Borrower such corresponding amount in same day funds, but the Borrower shall remain obligated for all interest thereon. Nothing in this Section 2.05(d) shall be deemed to relieve any Lender of its obligation hereunder to make its Loan on any Funding Date. Not withstanding any provision of this Agreement to the contrary, the Agent may apply all funds and proceeds of Collateral available for the payment of any Obligations first to repay any amount owing by any Lender to the Agent as a result of such Lender's failure to fund its Loan as required hereunder.

     2.06. Interest Periods. By giving notice as set forth in Section 2.01(b) or 2.02(c) with respect to a Borrowing of, conversion into or continuation of Eurodollar Rate Loans, the Borrower shall have the option, subject to the other provisions of this Section 2.06 and Section 2.07, to specify an interest period (each an "Interest Period") to apply to the Borrowing described in such notice, which Interest Period shall be either a 1- , 2-, 3-, or 6-month period and, to the extent generally available to each Lender, a 9- or 12-month period. The deter mination of Interest Periods shall be subject to the following provisions:

            (a) In the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

            (b) If any Interest Period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided that if any such Interest Period would otherwise expire on a day which is not a Business Day and no further Business Day occurs in that month, that Interest Period shall expire on the immediately preceding Business Day;

            (c) The Borrower may not select an Interest Period which terminates later than the Final Maturity Date; and

            (d) Without the prior written consent of the Agent and the Requisite Lenders, there shall be no more than five Interest Periods under this Agreement at any time.

     2.07.  Special Provisions Governing Eurodollar Rate Loans.
Notwithstanding other provisions of this Agreement, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

            (a) Determination of Interest Rate. As soon as practicable two Business Days prior to the Funding Date or date of conversion or continuation, the Agent shall determine (which determination shall, absent manifest error, be presumptively correct) the interest rate which shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrower and to each Lender.

            (b) Interest Rate Unascertainable, Inadequate or Unfair. With respect to any Interest Period, if (i) none of the Reference Banks are offering deposits in Dollars (in the applica ble amounts) in the London interbank Eurodollar market for such Interest Period, or (ii) the Agent reasonably determines that adequate and fair means do not exist for ascertaining the applica ble interest rate on the basis provided for in the definition of Eurodollar Rate, for any reason other than the failure of the Reference Banks to offer deposits in Dollars in the relevant market, then the Agent shall forthwith give notice thereof to the Borrower, whereupon until the Agent has determined that the circumstances giving rise to such suspension no longer exist, (a) the right of the Borrower to elect to have Loans bear interest based upon the Eurodollar Rate, shall be suspended, and
(b) each outstanding Eurodollar Rate Loan, shall be converted into a Base Rate Loan or a Eurodollar Rate Loan not covered by the notice described above (as may be designated by the Borrower) on the last day of the then current Interest Period therefor, notwithstanding any prior election by the Borrower to the contrary.

            (c) Illegality. (i) In the event that on any date any Lender shall have determined (which determination shall, in the absence of manifest error, be final and conclusive and binding upon all parties) that the making or continuation of any Eurodollar Rate Loan has become unlawful by compliance by that Lender in good faith with any law, governmental rule, regulation or order of any Governmental Authority (whether or not having the force of law and whether or not failure to comply therewith would be unlawful), then, and in any such event, such Lender shall promptly give notice (by teletransmission or by telephone promptly confirmed in writing) to the Borrower and the Agent of that determination and the reasons therefor.

                (ii) Upon the giving of the notice referred to in Section 2.07(c)(i), (A) the Borrower's right to request of such Lender and such Lender's obligation to make Eurodollar Rate Loans shall be immediately suspended, and such Lender shall make a Loan, as part of any requested Borrowing of Eurodollar Rate Loans, as a Base Rate Loan or as a Eurodollar Rate Loan not covered by the notice described in Section 2.07(c)(i) (as designated by the Borrower), which Base Rate Loan or Eurodollar Rate Loan shall, for all purposes, be considered a part of such Borrowing, and (B) if the affected Eurodollar Rate Loan or Loans are then outstanding, the Borrower shall immediately (or, if permitted by applicable law, no later than the date permitted thereby, upon at least one Business Day's written notice to the Agent and the affected Lender) convert each such Loan into a Base Rate Loan or a Eurodollar Rate Loan not covered by such notice. If at any time notice is given under Section 2.07(c)(i) by one or more Lenders, but not by all of them, the provisions of this Section 2.07(c)(ii) shall apply only in favor of the Lenders which gave such notice.

               (iii) In the event that a Lender determines at any time following its giving of a notice referred to in Section 2.07(c)(i) that such Lender may lawfully make Eurodollar Rate Loans of the type(s) referred to in such notice, such Lender shall promptly give notice (by facsimile or by telephone promptly confirmed in writing) to the Borrower and the Agent of that determination, whereupon the Borrower's right to request of such Lender and such Lender's obligation to make Eurodollar Rate Loans of such type(s) shall be restored.

            (d) Compensation. In addition to such amounts as are required to be paid by the Borrower pursuant to Sections 2.02(a), (d) and (f), the Borrower shall compensate each Lender, upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurodollar Rate Loans to the Borrower) which such Lender may sustain (i) if for any reason a Borrowing of, conversion into or continuation of Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion/Continuation or in a telephonic request for borrowing or conversion/continuation or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.02(c), (ii) if any prepayment or payment of any Eurodollar Rate Loan (including any prepayment pursuant to Section 2.04) occurs for any reason on a date which is not the last day of the applicable Interest Period, (iii) as a consequence of any required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in Section 2.07(c), or (iv) as a consequence of any other failure by the Borrower to prepay or repay Eurodollar Rate Loans when required by the terms of this Agreement. Such Lender shall deliver to the Borrower with a copy to the Agent, as a condition of the Borrower's obligation to compensate such Lender, a written statement as to such losses, expenses and liabilities which statement, in the absence of manifest error, shall be conclusive as to such amounts.

            (e) Quotation of Eurodollar Rate. If all the Reference Banks shall have failed to provide offered quotations to the Agent in accordance with the definition of "Eurodollar Rate", the Agent shall give the Borrower and each Lender prompt notice thereof and the Loans requested shall be made or continued as, or converted into, Base Rate Loans.

            (f) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of, any of its branch offices, agencies or the office of an Affiliate of that Lender; provided that no such Lender shall be entitled to receive any greater amount under Section 2.02(f) or Section 2.08 as a result of the transfer of any such Loan than such Lender would be entitled to immediately prior thereto unless
(i) such transfer occurred at a time when circumstances giving rise to the claim for such greater amount did not exist and were not reasonably foreseeable by such Lender, or (ii) such claim would have arisen even if such transfer had not occurred.

     2.08.  Taxes.

            (a) Any and all payments by the Borrower hereunder shall be made, in accordance with Section 2.05, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, or withholdings, and all liabilities with respect thereto including those arising after the date hereof as a result of the adoption of or any change in any law, treaty, rule, regulation, guideline or determination of a Governmental Authority or any change in the interpretation or application thereof by a Governmental Authority but excluding, in the case of each Lender and the Agent, taxes imposed on its income and franchise taxes imposed on it by the United States of America or any Governmental Authority (including Puerto Rico) and, in the case of each Lender, taxes imposed on its income and franchise taxes imposed on it as a result of making any Loan, by the Governmental Authority of the jurisdiction of such Lender's Applicable Lending Office (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings, and liabilities which a Lender determines to be applicable to this Agreement, the Commitments, the Loans or the Letters of Credit being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, (i) so long as such Lender or the Agent is in compliance with Section 2.08(e), the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable (y) after the date of this Agreement, to such payments by the Borrower made to the Applicable Lending Office or any other office that a Lender specified on
Schedule 1.01(a) to this Agreement may claim as its Applicable Lending Office or (z) after such Lender's selection and designation of any other Applicable Lending Office, to such payments made to such other Applicable Lending Office, such Lender shall, in good faith, use its best efforts to make, fund and maintain its Loans, and to make, fund and maintain its obligations under the Letters of Credit, through another Applicable Lending Office of such Lender in another jurisdiction so as to reduce the Borrower's liability hereunder, if the making, funding or maintenance of such Loans or obligations under the Letters of Credit through such other Applicable Lending
Office of such Lender does not, in the judgment of such Lender, otherwise materially adversely affect such Loans, obligations under the Letters of Credit or such Lender.

            (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges, or similar levies which arise from any payment made hereunder, from the issuance of Letters of Credit hereunder, or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Commitments, the Loans or the Letters of Credit (hereinafter referred to as "Other Taxes").

            (c) The Borrower will indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any Governmental Authority on amounts payable under this Section 2.08) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days after the date such Lender or the Agent (as the case may be) makes written demand therefor. A certificate as to any additional amount payable to any Lender under this Section 2.08 submitted to such Borrower and the Agent (if a Lender is so submitting) by such Lender or the Agent shall show in reasonable detail the amount payable and the calculations used to determine such amount and shall, absent manifest error, be final, conclusive and binding upon all parties hereto. Each Lender agrees that, to the extent that such Lender is entitled to claim an exemption in respect of all or a portion of any Taxes which are otherwise required to be paid or deducted or withheld pursuant to this Section 2.08 in respect of any payments under this Agreement such Lender shall within a reasonable time after receiving written request by the Borrower provide the Borrower with such certificates as such Lender in good faith may deem appropriate to obtain the benefits of such exemption. With respect to such deduction or withholding for or on account of any Taxes and to confirm that all such Taxes have been paid to the appropriate Governmental Authorities, the Borrower shall promptly (and in any event not later than 30 days after receipt) furnish to each Lender such certificates, receipts and other documents as may be required (in the judgment of such Lender) to establish any tax credit to which such Lender may be entitled.

            (d) Within 30 days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower will furnish to the Agent, at its address referred to in Section 12.08, the original or a certified copy of a receipt evidencing payment thereof.

            (e) Each Lender which is a foreign person (i.e., a person other than a United States person for United States Federal income tax purposes) agrees that:

            (i) it shall, no later than the Initial Funding Date (or, in the case of a Lender which becomes a party hereto pursuant to Section 12.01 after the Initial Funding Date, the date upon which such Lender becomes a party hereto) deliver to the Borrower and the Agent two accurate and complete signed originals of Internal Revenue Service Form 4224 or any successor thereto ("Form 4224"), or two accurate and complete signed originals of Internal Revenue Service Form 1001 or any successor thereto ("Form 1001"), as appropriate, in each case indicating that the Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

            (ii) if at any time the Lender makes any changes necessitating a new Form 4224 or Form 1001, it shall with reasonable promptness deliver to the Borrower and the Agent in replacement for, or in addition to, the forms previously delivered by it hereunder, two accurate and complete signed originals of Form 4224; or two accurate and complete signed originals of Form 1001, as appropriate, in each case indicating that the Lender is on the date of delivery thereof entitled to receive payments of principal, interest and fees under this Agreement free from withholding of United States Federal income tax;

            (iii) it shall, before or promptly after the occurrence of any event (including the passing of time but excluding any event mentioned in (ii) above) requiring a change in or renewal of the most recent Form 4224 or Form 1001 previously delivered by such Lender, deliver to the Borrower through the Agent two accurate and complete original signed copies of Form 4224 or Form 1001 in replacement for the forms previously delivered by the Lender; and

            (iv) it shall, promptly upon the Borrower's or the Agent's reasonable request to that effect, deliver to the Borrower or the Agent (as the case may be) such other forms or similar documentation as may be required from time to time by any applicable law, treaty, rule or regulation in order to establish such Lender's tax status for withholding purposes.

            (f) If the IRS or any other Governmental Authority of the United States or of any other jurisdiction asserts a claim that the Agent or the Borrower did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from withholding tax ineffective or for any other reason), such Lender shall indemnify the Agent and/or the Borrower, as applicable, fully for all amounts paid, directly or indirectly, by the Agent and/or the Borrower, as applicable, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent or the Borrower, as applica ble, under this Section 3.01(f), together with all costs and expenses, including, legal fees, incurred by the Agent or the Borrower.

            (g) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obli gations of the Borrower contained in this Section 2.08 shall survive the payment in full of principal and interest hereunder, the termination of the Letters of Credit and the termination of this Agreement.

     2.09. Increased Capital. If any Lender or the Issuing Bank determines that either (a) the introduction of or any change in any law, order or regulation or in the interpretation or administration of any law, order or regulation by any Governmental Authority charged with the interpretation or administration thereof from the date hereof or (b) compliance with any guideline or request issued or made from the date hereof from any central bank or other Governmental Authority (whether or not having the force of law) has or would have the effect of reducing the rate of return on the capital of such Lender or the Issuing Bank or any corporation controlling such Lender or the Issuing Bank, as a consequence of or with reference to such Lender's Commitment or its making or maintaining Loans or the Issuing Bank's issuance or maintenance of, or such Lender's participation in any Letter of Credit, below the rate which the Lender or the Issuing Bank or such other corporation could have achieved but for such compliance (taking into account the policies of such Lender or the Issuing Bank or corporation with regard to capital), then the Borrower shall from time to time, upon demand by such Lender or the Issuing Bank (with a copy of such demand to the Agent), pay to such Lender or the Issuing Bank additional amounts sufficient to compensate such Lender or other corporation for such reduction, upon receipt by the Borrower (with a copy to the Agent) of a certificate as to such amounts, by such Lender or the Issuing Bank, setting forth in reasonable detail the basis for, and the calculations used by such Lender or the Issuing Bank in determining, any such amounts. Such certificate, in the absence of manifest error shall be conclusive and binding for all purposes. Each Lender and the Issuing Bank agree promptly to notify the Borrower and the Agent of any circum stances that would cause the Borrower to pay additional amounts pursuant to this Section 2.09, provided that the failure to give such notice shall not affect the Borrower's obligation to pay such additional amounts hereunder.

     2.10. Use of Proceeds of the Loans. The proceeds of the Loans may be used for general corporate purposes, including to repay Indebtedness owed by the Borrower under the Existing Credit Agreement.

     2.11. Authorized Officers of the Borrower. The Borrower shall notify the Agent in writing of the names of the officers and employees authorized to request Loans and Letters of Credit and to request a conversion/continuation of any Loan and shall provide the Agent with a specimen signature of each such officer or employee. The Agent shall be entitled to rely conclusively on such officer's or employee's authority to request such Loan or Letter of Credit or such conversion/continuation until the Agent receives written notice to the contrary. The Agent shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing or Notice of Conversion/Continuation and, with respect to an oral request for such a Loan or Letter of Credit or such conversion/continuation, the Agent shall have no duty to verify the identity of any person representing himself as one of the officers or employees authorized to make such request on behalf of the Borrower. Neither the Agent nor any Lender shall incur any liability to the Borrower in acting upon any telephonic notice referred to above which the Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of the Borrower.

     2.12. Replacement of Lender in Event of Adverse Condition. If the Borrower becomes obligated to pay additional amounts to any Lender pursuant to Sections 2.02(f), 2.07(d), 2.08 or 2.09 as a result of any condition described in such Sections which is not generally applicable to all Lenders, then, unless such Lender has theretofore taken steps to remove or cure, and has removed or cured, the conditions creating the cause for such obligation to pay such additional amounts, the Borrower may designate another bank which is reasonably acceptable to the Agent and the Issuing Bank (such bank being herein called a "Replacement Lender") to purchase for cash all of the Obligations of such Lender and all of such Lender's rights hereunder, without recourse to or warranty by, or expense to, such Lender for a purchase price equal to the outstanding principal amount payable to such Lender plus any accrued but unpaid interest and accrued but unpaid commitment and other fees, expense reimbursements and indemnities in respect of that Lender's Commitment. Such Lender shall consummate such sale in accordance with such terms (and, if such Lender is an Issuing Bank, such other terms as may be necessary to compensate fully such Lender) within a reasonable time not exceeding 60 days from the date the Borrower designated a Replacement Lender, and upon compliance with the provisions of Section 12.01 such Lender shall no longer be a party hereto or have any obligations or rights hereunder (except rights which, pursuant to the provisions of this Agreement, survive the termination of this Agreement and the repayment of the Loans), and the Replacement Lender shall succeed to such obligations and rights.

                               ARTICLE III

                            Letters of Credit


     3.01. Obligation to Issue. (a) Subject to the terms and conditions set forth in this Agreement, the Issuing Bank hereby agrees to issue, and each Lender agrees to participate in, one or more Letters of Credit for the account of the Borrower, up to an aggregate face amount at any one time outstanding equal to the Commitments from time to time during the period commencing on the Initial Funding Date and ending on the Business Day which is five Business Days prior to the Final Maturity Date.

            (b) The Lenders acknowledge that the Existing Letters of Credit have been issued for the account of the Borrower prior to the Initial Funding Date and agree to participate in such Letters of Credit to the same extent and on the same conditions as if such Letters of Credit had been issued pursuant to paragraph (a) above.

     3.02. Types and Amounts. The Issuing Bank shall not issue any Letter of Credit at any time:

            (a) if the aggregate maximum amount then available for drawing under Letters of Credit issued by the Issuing Bank, after giving effect to the issuance of such Letter of Credit, would exceed any limit imposed by law or regulation upon the Issuing Bank;

            (b) if, immediately after the issuance of such Letter of Credit, the aggregate principal amount of Letter of Credit Obligations then existing (which amount shall be calcu lated without giving effect to the participation of the Lenders pursuant to Section 3.06) would exceed the Commitments then in effect less the principal amount of all outstanding Loans;

            (c) which has an expiration date (A) more than one year after the date of issuance, for Standby Letters of Credit (provided that a Standby Letter of Credit may provide for an annual renewal on the terms set forth in
Section 3.04(c)) or more than 180 days after the date of issuance (subject to extension for a maximum period of 60 days), for Commercial Letters of Credit, or (B) after four Business Days immediately preceding the Final Maturity Date;

            (d) if the Issuing Bank has received written notice from the Requisite Lenders, the Agent or the Borrower, on or prior to the Business Day prior to the requested date of issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article IV is not then satisfied; or

            (e) if any requested Commercial Letter of Credit does not provide for drafts or any Letter of Credit is not otherwise in form and substance acceptable to the Issuing Bank, or if the issuance of the requested Letter of Credit would violate any applicable policies of the Issuing Bank.

     3.03. Conditions. In addition to being subject to the satisfaction of the conditions precedent contained in Section 4.02, the obligation of the Issuing Bank to issue any Letter of Credit is subject to the condition that as of the date of issuance, no order, judgment or decree of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain the Issuing Bank from issuing such Letter of Credit and no law, rule or regulation applicable to the Issuing Bank and no request or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit or request the Issuing Bank to refrain from the issuance of Letters of Credit generally or the issuance of such Letter of Credit.

     3.04.  Issuance of Letters of Credit.

            (a) The Borrower shall give the Issuing Bank notice (i) by facsimile (confirmed by delivery of the original executed Letter of Credit application to the Issuing Bank not later than one Business Day thereafter) or (ii) by Microtrade or similar system not later than 12:00 noon (New York time) one Business Day preceding the requested issuance of a Letter of Credit under this Agreement, or such shorter notice as may be acceptable to the Issuing Bank. Such notice shall be irrevocable and shall specify (A) the stated amount of the Letter of Credit requested to be issued, (B) if notice is given by facsimile, the effective date (which day shall be a Business
Day) of issuance of such Letter of Credit, (C) the date on which such Letter of Credit is to expire (which date shall be a Business Day and shall be subject to paragraph (c) of Section 3.02), (D) the Person for whose benefit the requested Letter of Credit is to be issued, (E) in the case of Standby Letters of Credit, the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder and (F) such other matters as the Issuing Bank may require.

            (b) The Issuing Bank shall not extend or amend any Letter of Credit if the issuance of a new Letter of Credit having the same terms as such Letter of Credit as so extended or amended would be prohibited by
Section 3.02. Any request for amendment to any previously issued Letter of Credit shall be received by the Issuing Bank not later than 3:00 p.m. (New York time) one Business Day prior to the date of the proposed amendment (i) by facsimile confirmed by delivery of the original executed application for amendment not later than one Business Day thereafter or (ii) by Microtrade or similar system. Each written request for an amendment to a previously issued Letter of Credit made by facsimile or by Microtrade or similar system shall be in the form of the relevant letter of credit application signed by the Borrower and shall not request an extension beyond four Business Days immediately preceding the Final Maturity Date. Notwithstanding any provision of any letter of credit application to the contrary, in the event of any conflict between the terms of any such letter of credit application and the terms of this Agreement, the terms of this Agreement shall control with respect to events of default, representations and warranties, and covenants, except that such letter of credit application may provide for further warranties relating specifically to the transaction or affairs underlying such Letter of Credit.

            (c) The Issuing Bank and the Lenders agree that, while a Standby Letter of Credit is outstanding and prior to the Final Maturity Date, at the option of the Borrower and upon the written request of the Borrower received by the Issuing Bank at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Bank shall be entitled to authorize the automatic renewal of any Letter of Credit issued by it.
Each such request for renewal of a Letter of Credit shall be made by Microtrade or similar system or by facsimile, confirmed immediately in an original writing, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Letter of Credit (which shall be a Business
Day); (iii) the revised expiry date of the Letter of Credit; and (iv) such other matters as the Issuing Bank may require. The Issuing Bank shall not so renew any Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue or amend such Letter of Credit in its renewed form under the terms of Section 3.02 or 3.03; or (B) the beneficiary of any such Letter of Credit does not accept the proposed renewal of the Letter of Credit. If any outstanding Existing Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this paragraph
(c) upon the request of the Borrower, but the Issuing Bank shall not have received any amendment application from the Borrower with respect to such renewal or other written direction by the Borrower with respect thereto, the Issuing Bank shall nonetheless be permitted to allow such Letter of Credit to renew, and the Borrower and the Lenders hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an amendment application from the Borrower requesting such renewal.

            (d) The Issuing Bank shall notify the Agent of (i) each request for issuance or amendment to confirm availability and (ii) each issuance and amendment of a Letter of Credit and the amount and expiration date thereof on the date such Letter of Credit is issued or amended and of each payment under a Letter of Credit and the amount thereof on the date of such payment. The Agent shall notify the Lenders, on a weekly basis, of each issuance of a Letter of Credit.

3.05.  Reimbursement Obligations; Duties of the Issuing Bank.

            (a) (i) The Borrower shall reimburse the Issuing Bank (and the Issuing Bank shall notify the Agent promptly of such reimbursement) for drawings under a Letter of Credit issued by it no later than 1:00 p.m. (New York time) on each date that any amount is paid by the Issuing Bank under any Letter of Credit in an amount equal to the amount so paid by the Issuing Bank; and

                (ii) any Reimbursement Obligation with respect to any Letter of Credit shall bear interest from the date of the relevant drawing at the interest rate applicable to Base Rate Loans until the first Business Day after the date on which the Issuing Bank gives notice of such drawing to the Borrower and thereafter at the interest rate for past due Base Rate Loans in accordance with Section 2.04(d).

            (b) No action taken or omitted to be taken by the Issuing Bank under or in connection with any Letter of Credit shall put the Issuing Bank under any resulting liability to any Lender or relieve such Lender of its obligations hereunder to the Issuing Bank except in the event of the Issuing Bank's gross negligence or wilful misconduct. In determining whether to pay under any Letter of Credit, the Issuing Bank shall have no obliga tion to the Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear on their face to comply with the requirements of such Letter of Credit.

            (c) The obligations of the Borrower under this Agreement and any Letter of Credit to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any drawing under a Letter of Credit, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and such Letter of Credit under all circumstances, including the following:

                (i) any lack of validity or enforceability of this Agreement or any Letter of Credit;

               (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any Letter of Credit;

            (iii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the Letter of Credit or any unrelated transaction;

               (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;

                (v) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certifi cate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any insolvency proceeding;

               (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Borrower in respect of any Letter of Credit; or

               (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.

     3.06.  Participations.

            (a) Immediately upon issuance by the Issuing Bank of any Letter of Credit for the account of the Borrower in accordance with the procedures set forth in this Article III, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from the Issuing Bank, without recourse or warranty, an undivided interest in the amount of such Lender's Pro Rata Share in such Letter of Credit (including all obligations of the Borrower with respect thereto other than amounts owing to the Issuing Bank under Section 3.08(b)) and any security therefor or guaranty pertaining thereto.

            (b) If the Issuing Bank makes any payment under any Letter of Credit and the Borrower does not repay such amount to the Issuing Bank pursuant to Section 3.05(a) or 3.07, the Issuing Bank shall promptly notify the Agent and the Agent shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Agent for the account of the Issuing Bank the amount of such Lender's Pro Rata Share of such payment, in Dollars and in immediately available funds, and the Agent shall promptly pay such amount, and any other amounts received by the Agent for the Issuing Bank's account pursuant to this Section 3.06(b), to the Issuing Bank. If the Agent so notifies such Lender prior to 11:00 a.m. (New York time) on any Business Day, such Lender shall make available to the Agent for the account of the Issuing Bank its Pro Rata Share of the amount of such payment on such Business Day in Dollars and in immediately available funds at the Agent's Payment Office. If and to the extent such Lender shall not have so made its Pro Rata Share of the amount of such payment available to the Agent for the account of the Issuing Bank, such Lender agrees to pay to the Agent for the account of the Issuing Bank forthwith on demand such amount together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Agent for the account of the Issuing Bank, at the Federal Funds Rate for three Business Days and then at the Base Rate. The failure of any Lender to make available to the Agent for the account of the Issuing Bank its Pro Rata Share of any such payment shall not relieve any other Lender of its obligation hereunder to make available to the Agent for the account of the Issuing Bank its Pro Rata Share of any payment on the date such payment is to be made.

            (c) Whenever the Issuing Bank receives a payment from the Borrower on account of a Reimbursement Obligation, including any interest thereon, as to which the Agent has previously received payments from the Lenders for the account of the Issuing Bank pursuant to this Section 3.06, it shall promptly pay to the Agent at the Agent's Payment Office and the Agent shall promptly pay to each Lender which has funded its participating interest therein in Dollars and in the kind of funds so received, an amount equal to such Lender's Pro Rata Share thereof. Each such payment shall be made by the Issuing Bank or the Agent, as the case may be, on the Business Day on which such Person receives the funds paid to such Person pursuant to the preceding sentence, if received prior to 11:00 a.m. (New York time) on such Business Day, and otherwise on the next succeeding Business Day.

            (d) Upon the request of any Lender, the Issuing Bank shall furnish to such Lender copies of any Letter of Credit or Letter of Credit application form to which the Issuing Bank is party and such other documentation as may reasonably be requested by such Lender.

            (e) The obligations of a Lender to make payments to the Agent for the account of the Issuing Bank with respect to a Letter of Credit issued on behalf of the Borrower in accordance with the terms hereof shall be irrevocable, shall not be subject to any qualification or exception whatsoever (except in the event of the Issuing Bank's gross negligence or wilful misconduct), and shall be honored in accordance with the terms and conditions of this Agreement under all circumstances (subject to Section 3.02), including any of the following circumstances:

                 (i) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

                (ii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, the Issuing Bank, any Lender, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower and the beneficiary named in any Letter of Credit);

               (iii) any draft, certificate of any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any state ment therein being untrue or inaccurate in any respect;

                (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

                 (v) any failure by the Agent or the Issuing Bank to make any reports required pursuant to Section 3.09; or

                (vi) the occurrence of any Event of Default or Potential Event of Default.

     3.07.  Payment of Reimbursement Obligations.

            (a) The Borrower agrees to pay to the Issuing Bank the amount of all Reimbursement Obligations, interest and other amounts payable to the Issuing Bank under or in connection with any Letter of Credit issued on behalf of the Borrower immediately when due, irrespective of any claim, setoff, defense or other right which the Borrower may have at any time against the Issuing Bank or any other Person.

            (b) In the event any payment by the Borrower received by the Issuing Bank with respect to such Letter of Credit and distributed by the Agent to the Lenders on account of their participations is thereafter set aside, avoided or recovered from the Issuing Bank in connection with any receiver ship, liquidation or bankruptcy proceeding or otherwise, each Lender which received such distribution shall, upon demand by the Issuing Bank, contribute such Lender's Pro Rata Share of the amount set aside, avoided or recovered together with interest at the rate required to be paid by the Issuing Bank upon the amount required to be repaid by it.

     3.08.  Compensation for Letters of Credit.

            (a) Letter of Credit Fees. (i) The Borrower shall pay with respect to each Letter of Credit issued as a Standby Letter of Credit quarterly in arrears, on the fifteenth day of each January, April, July and October beginning after the Initial Funding Date and also on the Termination Date, a Letter of Credit Fee equal to the percentage per annum set forth below, applied (on the basis of actual days elapsed in a 360-day year) to the maximum amount available to be drawn under such Standby Letter of Credit from day to day during the previous quarter. This fee shall be paid to the Agent, for the account of the Lenders in proportion to their respective Pro Rata Shares.

                 Debt Rating          Standby Letter of Credit Fee
            -------------------        -----------------------------
            Level I Status                   .55%
            Level II Status                  .65%
            Level III Status                 .75%
            Level IV Status                 1.125%
            Level V Status                  1.75%


Any change in the amount of the Letter of Credit Fee shall become effective as of the date the corresponding change in the interest rate becomes effective, as provided in Section 2.02(a)(iii). Any reduction of the fee shall be credited against the next payment of the Letter of Credit Fee. Any additional amount payable by the Borrower shall be added to the next payment of the Letter of Credit Fee.

                (ii) The Borrower shall pay with respect to each Letter of Credit issued as a Commercial Letter of Credit quarterly in arrears on the fifteenth day of each January, April, July and October beginning after the Initial Funding Date and also on the Termination Date, a Letter of Credit Fee equal to 0.25% per annum applied (on the basis of actual days elapsed in a 360-day year) to the maximum amount available to be drawn under such Commercial Letter of Credit from day to day during the previous quarter.
This fee shall be paid to the Agent, for the account of the Lenders in proportion to their respective Pro Rata Shares.

            (b) Issuing Bank Charges. The Borrower shall pay to the Issuing Bank, solely for its own account, quarterly in arrears on the fifteenth day of each January, April, July and October beginning after the Initial Funding Date and also on the Termination Date, (i) a processing fee equal to .20% per annum applied (on the basis of actual days elapsed in a 360-day year) to the maximum amount available to be drawn from day to day during the immediately preceding fiscal quarter under each Letter of Credit issued by it, and (ii) the standard charges assessed by the Issuing Bank including charges assessed in connection with the negotiation, amendment or cancellation of Letters of Credit.

     3.09.  Indemnification; Exoneration.

            (a)  In addition to amounts payable as elsewhere provided in this
Article III, the Borrower hereby agrees to protect, indemnify, pay and save the Agent, the Issuing Bank and each Lender harmless from and against any and all Liabilities and Costs which the Agent or the Issuing Bank or Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of the Letter of Credit other than, in the case of the Issuing Bank, as a result of its gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction or (ii) the failure of the Issuing Bank to honor a drawing under such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto Governmental Authority (all such acts or omissions herein called "Governmental Acts").

            (b) As between the Borrower, the Agent, the Lenders and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of such Letter of Credit by, the beneficiary of such Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank, the Agent and the Lenders shall not be responsible (except for the Issuing Bank's gross negligence or willful misconduct in connection therewith): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
(ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, or other similar form of teletransmission or otherwise, whether or not they be in cipher; (iv) for errors in interpretation of technical terms; (v) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof; (vi) for the misapplication by the beneficiary of a Letter of Credit of the proceeds of any drawing under such Letter of Credit; and (vii) for any consequences arising from causes beyond the control of the Agent, the Issuing Bank and Lenders including any Governmental Acts. None of the above shall affect, impair, or prevent the vesting of any of the Issuing Bank's rights or powers under this Section 3.09.

            (c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank under or in connection with Letters of Credit issued on behalf of the Bo rrower or any related certificates, if taken or omitted in good faith, shall not, in the absence of gross negligence or willful misconduct, put the Issuing Bank, the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person.

ARTICLE IV

Conditions To Loans and Letters of Credit


     4.01. Conditions Precedent to the Initial Funding. The obligation of each Lender to make any Loan requested to be made by it on the Initial Funding Date (individually, an "Initial Loan" and collectively, the "Initial Loans") and of the Issuing Bank to issue any Letter of Credit pursuant hereto on the Initial Funding Date shall be subject to satisfaction of all of the following conditions precedent (unless waived by all the Lenders):

            (a) Certain Documents and Other Items. The Agent shall have received on or before the Initial Funding Date all of the following, all of which, except as provided below, shall be in form and substance satisfactory to the Agent, the Co-Agents and the Lenders and in sufficient copies for each
Lender:

                 (i) This Agreement, executed by the Borrower and the Lenders, together with all Exhibits and Schedules;

               (ii) Evidence that a notice has been given as to the termination of the Existing Credit Agreement and that provision has been made for the repayment of all amounts outstanding thereunder;

              (iii) The Borrower Pledge Agreement executed by the Borrower, together with stock certificates and appropriate stock powers (endorsed in blank);

                (iv) The ATSC Guaranty executed by ATSC;

                 (v) The ATSC Pledge Agreement executed by ATSC, together with stock certificates and appropriate stock powers (endorsed in blank);

                (vi) The Borrower's Certificate of Incorporation, as amended, modified or supplemented to the Initial Funding Date, certified to be true, correct and complete by the Secretary of State of Delaware as of a date not more than ten Business Days prior to the Initial Funding Date, together with a good standing certificate from the Secretary of State of Delaware dated a date not more than ten Business Days prior to the Initial Funding Date;

               (vii) ATSC's Certificate of Incorporation, as amended, modified or supplemented to the Initial Funding Date, certified to be true, correct and complete by the Secretary of State of Delaware as of a date not more than ten Business Days prior to the Initial Funding Date, together with a good standing certificate from the Secretary of State of Delaware dated as of a date not more than ten Business Days prior to the Initial Funding Date;

              (viii) A certificate of the Secretary or Assistant Secretary of the Borrower dated the Initial Funding Date certifying (A) the names and true signatures of the incumbent officers of the Borrower authorized to sign this Agreement, the other Loan Documents and any notice or certificate to be delivered hereunder, (B) the By-Laws of the Borrower as in effect on the date of such certification, (C) the resolutions of the Borrower's Board of Directors approving and authorizing the execution, delivery and performance of this Agreement, and all other Loan Documents executed by the Borrower, and
(D) that there have been no changes in the Certificate of Incorporation of the Borrower since the date of the most recent certification thereof by the Secretary of State of Delaware;

               (ix) A certificate of the Secretary or Assistant Secretary of ATSC dated the Initial Funding Date certifying (A) the names and true signatures of the incumbent officers of ATSC authorized to sign the ATSC Guaranty and the ATSC Pledge Agreement, (B) the By-Laws of ATSC as in effect on the date of such certification, (C) the resolutions of ATSC's Board of Directors approving and authorizing the execution, delivery and performance of the ATSC Guaranty and the ATSC Pledge Agreement and all other Loan Documents executed by ATSC, and (D) that there have been no changes in the Certificate of Incorporation of ATSC since the date of the most recent certification thereof by the Secretary of the State of Delaware;

                (x) A favorable legal opinion, dated the Initial Funding Date, addressed to the Agent, the Issuing Bank and the Lenders from Skadden, Arps, Slate, Meagher & Flom, counsel to the Borrower and ATSC, in substantially the form of Exhibit
4.01(a)(x);

              (xi) A certificate dated the Initial Funding Date executed by the Vice President-Finance of each of the Borrower and ATSC to the effect that there has been no material adverse change in the financial condition, business, operations, properties or prospects of the Borrower or ATSC, from the date of the last available audited financial statements;

              (xii) A certificate dated the Initial Funding Date executed by the Vice President-Finance of the Borrower to the effect that the Commitments and all Obligations hereunder constitute "Permitted Indebtedness" and "Senior Indebtedness" under the Subordinated Note Indenture; and

               (xiii) Such additional items as the Agent or the Requisite Lenders may reasonably require.

            (b) Fees and Expenses Paid. All costs, fees and expenses (including legal fees and expenses, including the allocated cost of in-house counsel) for which invoices have been delivered at least three Business Days prior to the Initial Funding Date) and other compensation payable to the Arranger, the Co-Agents, the Agent and the Lenders shall have been paid.

            The acceptance by the Borrower of the proceeds of the Initial Loans made hereunder shall constitute a representation and warranty by the Borrower as of the Initial Funding Date in respect of such Loans that all the conditions contained in this Section 4.01 have been satisfied or waived in writing pursuant to Section 12.08.

     4.02. Conditions Precedent to all Loans and Letters of Credit. The obligation of the Lenders to make any Loan requested to be made by it, and of the Issuing Bank to issue any Letter of Credit, on any date, is subject to the following conditions precedent as of such date:

            (a) Notice of Borrowing. The Agent shall have received in accordance with the provisions of Section 2.01(b), on or before any Funding Date, a Notice of Borrowing.

            (b) Additional Matters. As of the Funding Date for any Loan or the date of issuance of any Letter of Credit:

                 (i) Representations and Warranties. All of the representations and warranties of the Borrower contained in or repeated pursuant to Section 5.02 and in any other Loan Document (other than representations and warranties which expressly speak only as of a different date) shall be true and complete in all material respects on and as of such Funding Date or issuance date, as though made on and as of such date;

                (ii) No Default. No Event of Default or Potential Event of Default shall have occurred and be continuing or would result from the making of the requested Loan or the issuance of the Letter of Credit; and

               (iii) No Material Adverse Change. No event shall have occurred after April 30, 1994 which, in the reasonable judgment of the Requisite Lenders, has had or is likely to have a Material Adverse Effect.

            (c) Supplemental Documentation. Such additional documentation (including opinions of counsel) as the Agent or any Lender may reasonably require.

            The acceptance by the Borrower of the proceeds of each Loan made on any Funding Date other than the Initial Funding Date or the issuance of any Letter of Credit in accordance with this Agreement shall constitute a representation and warranty by the Borrower as of such Funding Date or issuance date that all the conditions contained in this Section 4.02 have been satisfied or waived in writing pursuant to Section 12.08.

                                ARTICLE V

                      Representations and Warranties


     5.01. Representations and Warranties on the Initial Funding Date. In order to induce the Lenders to enter into this Agreement and to make the Initial Loans, the Borrower hereby represents and warrants to each Lender, the Co-Agents and the Agent that the following statements are true and correct:

            (a) Organization; Corporate Powers. Each of ATSC, the Borrower and each Subsidiary of the Borrower (i) is a corpora tion duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except those jurisdictions (other than Alabama, Arkansas, Mississippi and Vermont) where the failure to be in good standing or to so qualify has not had or will not have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own, operate and encumber its property and assets and to conduct its business as presently conducted and as proposed to be conducted in connection with and following the consummation of the transactions contemplated by the Loan Documents.

            (b) Authority. (i) Each of ATSC and the Borrower has the requisite corporate power and authority to execute, deliver and perform its obligations under each of the Loan Docu ments executed by it, or to be executed by it.

                (ii) The execution, delivery and performance (or filing or recording, as the case may be) of each of the Loan Documents to which it is party and the consummation of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of each of ATSC and the Borrower and no other corporate proceedings on the part of ATSC or the Borrower are necessary to consummate such trans actions.

               (iii) Each of the Loan Documents (other than those not in effect on the date of the making of this representation) to which it is a party has been duly executed and delivered by each of ATSC and the Borrower and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, is in full force and effect and no term or condition thereof has been amended, modified or waived from the terms and conditions contained therein delivered to the Agent pursuant to Article IV without the prior written consent of the Agent and the Requisite Lenders, and each of ATSC and the Borrower and, to the best of the Borrower's knowledge, the other parties thereto have performed and complied in all material respects with all the material terms, provisions, agreements and conditions set forth therein and required to be performed or complied with by such parties on or before the effective date thereof, and no default by any such party exists thereunder.

            (c) No Conflict. The execution, delivery and perfor mance of each Loan Document to which it is a party by each of ATSC and the Borrower and each of the transactions contemplated thereby do not and will not (i) constitute a tortious interference with any Contractual Obligation of any Person, any liability resulting from which would have or be reasonably expected to have a Material Adverse Effect, or (ii) conflict with or violate such Person's Certificate of Incorporation or By-Laws or (iii) conflict with, result in a breach of or constitute (with or without notice or lapse of time or both) a default under any Requirement of Law or material Contractual Obligation of the Borrower or any Subsidiary of the Borrower or (iv) result in or require the creation or imposition of any Lien whatsoever upon any of the properties or assets of ATSC, the Borrower or any Subsidiary of the Borrower (other than Liens in favor of the Agent or the Issuing Bank arising pursuant to the Loan Documents or Liens permitted pursuant to Section 8.02(b)), or (v) require any approval of stockholders, unless such approval has been obtained.

            (d) Governmental Consents. The execution, delivery and performance of each Loan Document to which it is a party, by each of ATSC and the Borrower and the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action, with or by any Governmental Authority, except filings, consents or notices which have been, or will in due course be, made, obtained or given.

            (e) Governmental Regulation. None of ATSC, the Borrower or any of its Subsidiaries is subject to regulation under the Public Utility Holdings Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any other statute or regulation of any Governmental Authority such that its ability to incur indebtedness is limited or its ability to consummate the trans actions contemplated hereby is materially impaired.

            (f) Financial Position. All quarterly and annual financial statements of ATSC, the Borrower or of the Borrower and any of its Restricted Subsidiaries delivered to the Agent were prepared in conformity with GAAP, except as otherwise noted therein, and fairly present the financial position of the Borrower or the consolidated financial position of the Borrower and such Subsidiaries, as the case may be, as at the respective dates thereof and the results of operations and changes in cash flows for each of the periods covered thereby, subject, in the case of any unaudited interim financial statements, to changes resulting from audit and normal year-end adjustments. Except as contemplated in the Loan Documents, none of the Borrower or any of its Restricted Subsidiaries has any material obligations, contingent liabilities or liabilities for taxes, long term leases or material or unusual forward or long term commitments which are not reflected in such financial statements and the notes thereto.

            (g) Permitted Indebtedness. All Obligations hereunder constitute "Permitted Indebtedness" and "Senior Indebtedness" as such term is defined in the Subordinated Note Indenture.

            (h) Litigation; Adverse Effects. (i) There is no action, suit, proceeding, investigation of any Governmental Authority or arbitration, at law or in equity, or before or by any Governmental Authority, pending, or, to the best knowledge of the Borrower, threatened against ATSC, the Borrower or any
Subsidiary of the Borrower or any property of any of them, which would be reasonably expected to (I) result in any Material Adverse Effect, (II) materially and adversely affect the ability of any party to any of the Loan Documents to perform its obligations thereunder, or (III) materially and adversely affect the ability of the Borrower to perform its Obligations or the Lenders' ability to enforce such Obligations.

                (ii) None of ATSC, the Borrower or any Subsidiary of the Borrower is (A) in violation of any applicable law which violation has or might reasonably be expected to have a Material Adverse Effect, or (B) subject to or in default with respect to any final judgment, writ, injunction, decree, order, rule or regulation of any court or Governmental Authority which has or might have a Material Adverse Effect. There is no action, suit, proceeding or investigation pending or, to the knowledge of the Borrower, threatened against or affecting ATSC, the Borrower or any Subsidiary of the Borrower challenging the validity or the enforceability of any of the Loan Documents.

            (i) No Material Adverse Change. With respect to the Borrower or any Restricted Subsidiary, there has occurred no event since April 30, 1994 which has or would be reasonably expected to have a Material Adverse Effect.

            (j) Payment of Taxes. All tax returns and reports of each of ATSC, the Borrower and its Subsidiaries required to be filed (including extensions), have been timely filed, and all taxes, assessments, fees and other charges of Governmental Authorities thereupon and upon their respective properties, assets, income and franchises which are shown on such returns as being due and payable, have been paid when due and payable, except such taxes, if any, that are reserved against in accordance with GAAP, such taxes which are not yet delinquent, such taxes which are payable in installments so long as paid before any penalty accrues with respect thereto and such taxes as are being contested in good faith by appropriate proceedings.

            (k) Material Adverse Agreements. None of ATSC, the Borrower or any of its Subsidiaries is a party to or subject to any Contractual Obligation or other restriction contained in its charter or By-laws which has or would be reasonably expected to have a Material Adverse Effect after giving effect to the consummation of the transactions contemplated in the Loan Documents or otherwise.

            (l) Securities Activities. None of ATSC, the Borrower or any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock and the Borrower shall not use the proceeds of any Loan in violation of Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

            (m) Disclosure. Subject to changes in facts or conditions which are required or permitted under this Agreement, the representations and warranties of ATSC and the Borrower contained in the Loan Documents, and all certificates and other documents delivered to the Agent in connection therewith, taken as a whole do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

            (n) Patents, Trademarks, Permits, Etc. The Borrower and each of its Restricted Subsidiaries owns, is licensed or otherwise has the lawful right to use, or has all permits and other approvals of Governmental Authorities, patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes used in or necessary for the conduct of its business as currently conducted which are material to its financial condition, business, operations, assets and prospects, individually or taken as a whole. The use of such permits and other approvals of Governmental Authorities, patents, trademarks, service marks trade names, copyrights, technology, know-how and processes by the Borrower or any such Subsidiary does not infringe on the rights of any Person, subject to such claims and infringements the existence of which do not have or are not reasonably expected to have a Material Adverse Effect. The transactions contemplated by the Loan Documents will not impair the ownership of or rights under (or the license or other right to use, as the case may be) any permits and governmental approvals, patents, trademarks, service marks, trade names, copyrights, technology, know-how or processes by the Borrower or any such Subsidiary in any manner which has or might have a Material Adverse Effect.

            (o) Environmental Matters. To the best of the Borrower's knowledge, the operations of the Borrower and its Restricted Subsidiaries comply in all material respects with all applicable environmental, health and safety Requirements of Law except where any failure to comply is not reasonably likely to have a Material Adverse Effect.

            (p)  ERISA.  Each Plan which is intended to be qualified under
Section 401(a) of the IRC has been or will promptly be submitted to the IRS for a determination that it is so qualified and that the trust related to any such Plan is exempt from Federal income tax under Section 501(a) of the IRC as currently in effect. Neither the Borrower nor any ERISA Affiliate has breached any of the responsibilities, obligations or duties imposed on it by ERISA or regulations promulgated thereunder with respect to any Plan which breach would have or would be reasonably expected to have a Material Adverse Effect. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302(a)(2) of ERISA and 412(a) of the IRC) whether or not waived which would have or would be reasonably expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate nor any fiduciary of any Plan which is not a Multiemployer Plan (i) has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the IRC or (ii) has taken or failed to take any action which would constitute or result in a Termination Event such that the events under (i) or (ii) or both would have or would be reasonably expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. Neither the Borrower nor any ERISA Affiliate has (i) failed to make a required contribution or payment to a Multiemployer Plan which would have or would be reasonably expected to have a Material Adverse Effect or (ii) made a complete or partial withdrawal under Section 4203 or 4205 of ERISA from a Multiemployer Plan which would have or would be reasonably expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has failed to make a required installment or any other required payment under
Section 412 of the IRC on or before the due date for such installment or other payment which would have or would be reasonably expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a)(29) of the IRC due to a Plan amendment that results in an increase in current liability for the plan year.

            (q) Net Worth. The Net Worth of the Borrower is at least $269,000,000 on the Initial Funding Date prior to giving effect to all transactions contemplated by Loan Documents, including the payment and accrual of all Transaction Costs payable by the Borrower with respect to any of the foregoing.

     5.02. Subsequent Funding Representations and Warranties. In order to induce the Lenders and the Issuing Bank to make any Loans after the Initial Funding Date, and the Issuing Bank to issue Letters of Credit, the Borrower hereby represents and warrants to each Lender, the Issuing Bank and the Agent that the statements set forth in clauses (a) through (q) of Section 5.01 (except to the extent that such statements expressly are made only as of the Initial Funding Date), are true, correct and complete in all material respects as though made on and as of the Funding Date in respect of each Borrowing after the Initial Funding Date and the date of issuance of each Letter of Credit, except that the representations and warranties need not be true and correct to the extent that changes in the facts and conditions on which such representations and warranties are based are required or permitted under this Agreement.

                            ARTICLE VI

                         Reporting Covenants


     6.01. Financial Statements. So long as the Borrower shall have any Obligation or any Lender shall have any Commitment hereunder the Borrower shall maintain or cause to be maintained a system of accounting established and administered in accordance with sound business practices and consistent with past practice to permit preparation of financial statements in conformity with GAAP, and each of the financial statements described below shall be prepared from such system and records. The Borrower shall deliver or cause to be delivered to the Agent (with a sufficient number of copies for all Lenders):

            (a) As soon as practicable, and in any event within 45 days after the end of each of ATSC's first three fiscal quarters on a consolidated basis for ATSC, the Borrower and its Restricted Subsidiaries, a balance sheet, income statement and cash flow statement for such fiscal quarter and a year-to-date balance sheet, income statement and cash flow statement of ATSC, all certified by a Responsible Officer;

            (b) As soon as practicable, and in any event within 90 days after the end of each Fiscal Year, annual financial statements on a consolidated basis for ATSC, the Borrower and its Subsidiaries, consisting of a balance sheet, income statement and cash flow statement, certified without qualification by the firm of independent certified public accountants of recognized national standing regularly retained by ATSC and acceptable to the Agent, and accompanied by such firm's certification that, in the course of its audit (conducted in accordance with generally accepted auditing standards), it obtained no knowledge that an Event of Default or Potential Event of Default has occurred as a result of a violation of any of the covenants set forth in Article IX;

            (c) As soon as practicable, and in any event within 45 days after the end of each Fiscal Year, on a consolidated basis for ATSC, the Borrower and its Subsidiaries, detailed financial projections for the next succeeding Fiscal Year, including a written explanation of the principal assumptions made with respect thereto;

            (d) Together with each delivery of the financial statements pursuant to paragraphs (a) and (b) above, a Compliance Certificate of the Borrower substantially in the form of Exhibit 6.01, stating that the executive officers signatory thereto have reviewed the terms of this Agreement, the ATSC Guaranty, the ATSC Pledge Agreement and the Borrower Pledge Agreement, and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries, during the accounting period covered by such financial statements, and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such certificate, of any condition or event which constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto; provided, however, that Attachment 2 to Exhibit 6.01 need not be included in the Compliance Certificate provided together with the financial statements delivered pursuant to paragraph (a) above.

            (e) Promptly upon the Borrower obtaining knowledge (A) of any condition or event which constitutes an Event of Default or Potential Event of Default, (B) of any condition or event which constitutes an event of default or which, with the giving of notice or lapse of time or both, would constitute an event of default under the Subordinated Note Indenture, (C) of any condition or event which has or in the Borrower's judgment is likely to have a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of any such condition or event, or specifying the notice given or action taken by any lender or holder of the Subordinated Notes and the nature of such claimed default, Event of Default, Potential Event of Default, event or condition, and what action the Borrower has taken, is taking and proposes to take with respect thereto;

            (f) (A) Promptly after learning thereof, notice of the institution of, or threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrower or any Restricted Subsidiary of the Borrower involving claims in excess of $5,000,000, or any Property of ATSC, the Borrower or any Restricted Subsidiary of the Borrower valued in excess of $5,000,000 except, in each case, where the same is fully covered by insurance (other than any applicable deductible) or has been previously disclosed in writing by the Borrower and of any material adverse change in any existing action, suit, proceeding, governmental investigation or arbitration; and (B) promptly upon learning thereof, notice of any investigation or proceeding before or by any Governmental Authority, the effect of which might limit, prohibit or restrict materially the manner in which it currently conducts its business or to declare any substance contained in the products manu factured or distributed by it to be dangerous, if such declaration is reasonably likely to have a Material Adverse Effect;

            (g) As soon as possible, and in any event within ten Business Days after either the Borrower or any ERISA Affiliate knows or, solely with respect to any Benefit Plan maintained by the Borrower or an ERISA Affiliate on or after the Initial Funding Date, has reason to know that a Termination Event has occurred, a written statement of a Responsible Officer of the Borrower describing such Termination Event and the action, if any, which the Borrower or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL or PBGC with respect thereto;

            (h) As soon as possible, and in any event within ten Business Days, after either the Borrower or any ERISA Affiliate knows that a prohibited transaction (defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code) involving the Borrower or any ERISA Affiliate has occurred, a statement of a Responsible Officer of the Borrower describing such transaction and the action which the Borrower or such ERISA Affiliate has taken, is taking or proposes to take with respect thereto;

            (i) Promptly upon, and in any event within ten Business Days after, receipt by the Borrower or an ERISA Affiliate of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice;

            (j) Promptly upon, and in any event within ten Business Days after, receipt by the Borrower or any ERISA Affili ate of any unfavorable determination letter from the IRS regarding the qualification of a Plan under
Section 401(a) of the IRC, copies of such letter;

            (k) Promptly upon, and in any event within ten Business Days after, receipt by the Borrower or an ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability, copies of each such notice;

            (l) Promptly upon, and in any event within ten Business Days, after the Borrower or any ERISA Affiliate knows (A) a Multiemployer Plan has been terminated, (B) the adminis trator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (C) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan a notification of such information;

            (m) Such other information respecting the financial condition of ATSC, the Borrower or any Subsidiary of the Borrower, business, operations, assets, performance or prospects as the Agent or the Requisite Lenders may, from time to time, reasonably request including financial projections and including monthly balance sheets, income statements and cash flow statements;

            (n) On a timely basis consistent with the Borrower's legal obligations to release such materials, copies of all financial statements, reports and notices, if any, sent or made available generally by the Borrower to the holders of its publicly-held Securities or sent or made available generally to a holder of the Subordinated Notes or the trustee under the Subordinated Note Indenture or filed with the Commission, and of all press releases made available generally by the Borrower to the public concerning material developments in the business of the Borrower;

            (o) Upon the request of the Agent or any Lender, copies of any management reports prepared by the Borrower's independent certified public accountants in connection with the annual audit; and

            (p) Promptly upon becoming aware thereof, notice of any change in the Debt Rating by Moody's or S&P.

                             ARTICLE VII

                        Affirmative Covenants


     The Borrower covenants and agrees that, on and after the date hereof and so long as any Lender shall have any Commitment hereunder and until payment in full of all of the Obligations:

     7.01. Corporate Existence, Etc. The Borrower shall, and shall cause ATSC and each of its Subsidiaries to, at all times maintain its corporate existence and preserve and keep in full force and effect its rights and franchises except as permitted under Section 8.08.

     7.02. Corporate Powers, Etc. The Borrower shall, and shall cause ATSC and each Subsidiary of the Borrower to, qualify and remain qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except in those jurisdictions (other than Alabama, Arkansas, Mississippi, and Vermont) where the failure to so qualify does not have or would not reasonably be expected to have a Material Adverse Effect.

     7.03. Compliance with Laws. The Borrower shall, and shall cause ATSC and each Subsidiary of the Borrower to, comply with all Requirements of Law, and all restrictive covenants affecting it or its business, properties, assets or operations, except where the failure so to comply would be reasonably expected to have Material Adverse Effect.

     7.04. Payment of Taxes and Claims. The Borrower shall, and shall cause ATSC and each Subsidiary of the Borrower, to pay (a) all taxes, assessments and other governmental charges imposed upon it or on any of its properties or assets or in respect of any of its franchises, business, income or property before any material penalty or interest in a material amount accrues thereon, and (b) all claims (including claims for labor, services, materials and supplies) for sums, material in the aggregate, which have become due and payable and which by law have or may become a Lien (other than a Customary Permitted Lien) upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto; provided that no such taxes, assessments and governmental charges referred to in clause (a) above or claims referred to in clause (b) above need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

     7.05. Maintenance of Properties; Insurance. The Borrower shall and shall cause ATSC and each Restricted Subsidiary of the Borrower to, maintain or cause to be maintained in good repair, working order and condition, excepting ordinary wear and tear and damage due to casualty or condemnation, all Property material to its operations and will make or cause to be made all appropriate repairs, renewals and replacements thereof, consistent with past practice. The Borrower shall, and shall cause each of its Restricted Subsidiaries to, maintain such insurance as it may be required to maintain under its leases and other contracts and, to the extent not inconsistent with such requirements, shall also maintain with financially sound insurance companies, insurance policies and programs against loss or damage by fire, theft, burglary, pilferage and loss in transit, together with such other hazards as is reasonably consistent with prudent industry practice, and maintain product and other liability insurance consistent with prudent industry practice with financially sound insurance companies.

     7.06. Inspection of Property; Books and Records; Discussions. The Borrower shall, and shall cause ATSC and each Subsidiary of the Borrower to, permit any authorized represen tative(s) designated by the Agent to visit and inspect any of its properties, including financial and accounting records, and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with its officers, employees, representatives, agents or independent certified public accountants, all upon reasonable notice and at such reasonable time and as often as may be reasonably requested. Each such visitation and inspection made by or on behalf of the Agent shall be at the Borrower's expense. The Borrower will keep proper books of record and account in which entries in conformity with GAAP shall be made to prepare the
financial statements described in Section    6.01 and to satisfy all
Requirements of Law.

     7.07. Labor Matters. The Borrower shall notify the Agent in writing, promptly, of any material labor dispute to which it may become a party, any strikes or walkouts relating to any of its facilities and the expiration of any labor contract to which it is a party or by which it is bound.

     7.08. Maintenance of Permits. The Borrower shall obtain and maintain, and shall cause each of its Subsidiaries to obtain and maintain, in full force and effect all Permits or other rights necessary for the operation of its business, except where the failure to obtain or maintain such Permits or rights would not have or would not reasonably be expected to have a Material Adverse Effect.

     7.09. ERISA. The Borrower shall establish, maintain and operate and cause each of its ERISA Affiliates to establish, maintain and operate, all Plans in all material respects in compliance with the applicable provisions of ERISA, the IRC, and all other Requirements of Law.

                            ARTICLE VIII

                          Negative Covenants


     The Borrower covenants and agrees that, on and after the date hereof and so long as any Lender shall have any Commitment hereunder and until payment in full of all of the Obligations:

     8.01. Indebtedness. The Borrower shall not, and shall not permit ATSC or any Restricted Subsidiary to, create, incur, assume or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

            (a)  the Obligations;

            (b) Indebtedness in the form of bank overdrafts in the ordinary course of business;

            (c) the Subordinated Notes and obligations for fees, expenses and indemnifications related thereto;

            (d)  Indebtedness in connection with any Receivables Transaction;

            (e) (i) Indebtedness incurred by the Borrower or any Restricted Subsidiary to finance Capital Expenditures and (ii)
Capital Lease obligations of the Borrower or any Restricted Subsidiary; provided, however, that Capital Expenditures made in connection with the Distribution Center shall not exceed $25,000,000 during the term of this Agreement;

            (f)  Indebtedness in respect of Accommodation
Obligations permitted under Section 8.04; _

            (g) Indebtedness of ATSC to the Borrower and any Restricted Subsidiary in connection with any advances made pursuant to
Section 8.03(b);

            (h)  Indebtedness in respect of Interest Rate
Contracts;

            (i) intercompany Indebtedness among the Borrower and its Restricted Subsidiaries;

            (j)  if the CAT Joint Venture becomes a Restricted
Subsidiary, Indebtedness of the CAT Joint Venture existing on the date the CAT Joint Venture becomes a Restricted Subsidiary; and

            (k) other Indebtedness of the Borrower and its Restricted Subsidiaries not exceeding in the aggregate principal amount of $5,000,000 at any one time outstanding.

     8.02.  Sales of Assets; Liens.

            (a) Sales. The Borrower shall not, and shall not permit ATSC or any Restricted Subsidiary to, sell, assign, trans fer, lease, convey or otherwise dispose of, any properties or assets, whether now owned or hereafter acquired, or any income or profits therefrom, except among ATSC, the Borrower and any Restricted Subsidiary and except:

                 (i) sales of inventory and subleases of real property in the ordinary course of business (and with respect to such subleases consistent with its past practices);

                (ii) subleases of real property not in the ordinary course of business, but only to the extent the aggregate annual rental payments accrued under all such subleases do not exceed $1,000,000;

(iii) Receivables Transactions;

                (iv) other sales of assets, including the sale of Securities of Subsidiaries, whether or not in the ordinary course of business, having an aggregate fair market value of not more than $1,000,000 pursuant to one single disposition or $2,000,000 in the aggregate pursuant to several dispositions in any one Fiscal Year;

                (v) licenses of trademarks to the extent necessary to maintain or protect such trademarks in jurisdictions outside the United States of America;

               (vi)  sales or dispositions of Cash Equivalents;

              (vii) sales of the Borrower's interest in the CAT Joint Venture pursuant to the CAT Joint Venture Agreement; and

              (viii) transfer of cash or property in an amount not to exceed 1% of EBITDA for each Fiscal Year to a charitable foundation established by the Borrower or ATSC;

provided, that (A) no disposition (other than sales of Receivables permitted by clause (iii) or transfers permitted by clause (viii)) in excess of $1,000,000 shall be permitted unless the price to be received therefor represents the then fair market value of the asset or property sold at the time of such disposition and at least 80% of the price is to be paid in cash at the closing of the disposition, (B) this Section 8.02(a) shall not prohibit any sale of equipment and fixtures in the Borrower's distribution center existing on the date hereof and (C) this Section 8.02(a) shall not prohibit any sale or lease of the Distribution Center.

            (b) Liens. The Borrower shall not, and shall not permit ATSC or any Restricted Subsidiary to, create, incur, assume or permit to exist, directly or indirectly, any Lien on or with respect to any of its Property except:

                 (i) Liens securing the Obligations;

                (ii) Liens upon the interest or title of a lessor or secured by a lessor's interest under any lease under which the Borrower or any Restricted Subsidiary is the lessee and the interest of the lessee under any lease under which the Borrower or any Restricted Subsidiary is the lessor;

(iii) Customary Permitted Liens;

                (iv) Liens granted by the Borrower or any Restricted Subsidiary (including the interest of a lessor under a Capital Lease) and Liens on Property existing at the time of acquisition thereof by the Borrower or any Restricted Subsidiary securing Indebtedness permitted by Section 8.01(e);

                 (v) Liens on Property of any Person existing at the time such Person becomes a Restricted Subsidiary incurring Indebtedness permitted by Section 8.01;

                (vi) Liens with respect to judgments or attach ments which do not result in an Event of Default or Potential Event of Default hereunder;

(vii) Permitted Existing Liens;

              (viii) Liens in respect of Receivables sold pursuant to a Receivables Transaction;

                (ix) Liens in respect of Indebtedness permitted pursuant to
Section 8.01(k); and

                 (x) to the extent Indebtedness secured thereby is permitted to be extended, renewed, replaced or refinanced, a future Lien upon any Property which is subject to a Lien described in clause (vii) above, if such future Lien attaches only to the same Property, secures only such permitted extensions, renewals, replacements or refinancings and is of like quality, character and extent.

     8.03. Investments. The Borrower shall not, and shall not permit ATSC or any Restricted Subsidiary to, make or own, directly or indirectly, any Investment in any Person except:

            (a)  Investments by the Borrower in Cash Equivalents;

            (b) Investments by the Borrower resulting from advances to ATSC to fund any of the items set forth in Section 8.05(a) or
(b);

            (c) Investments by ATSC in the capital stock of the Borrower;

            (d) Investments in Subsidiaries if such Subsidiaries have been organized in connection with a Receivables Transaction;

            (e) Investments in Restricted Subsidiaries and investments resulting from transactions permitted pursuant to Section 8.01(i);

            (f) Investments in joint ventures (in the form of corporations, partnerships or otherwise) in a maximum amount not exceeding $10,000,000 at any one time outstanding;

            (g) Investments in Unrestricted Subsidiaries in an amount not to exceed $1,000,000 in the aggregate in any Fiscal Year;

            (h) Investments not exceeding $5,000,000 at any one time outstanding in respect of loans to senior executives and key employees of the Borrower or any Restricted Subsidiary;

            (i)  Investments by the Borrower in the CAT Joint
Venture pursuant to the CAT Joint Venture Agreement in the form of (i) capital stock, (ii) advances made to the CAT Joint Venture not to exceed $5,000,000 in the aggregate outstanding at any time and (iii) one or more Letters of Credit issued in respect of obligations of the CAT Joint Venture; and

            (j) other Investments by the Borrower not in excess of an aggregate amount of $500,000 outstanding at any one time.

     8.04. Accommodation Obligations. The Borrower shall not, and shall not permit ATSC or any Restricted Subsidiary to, create or become or be liable, directly or indirectly, with respect to any Accommodation Obligation except:

                 (i) guaranties resulting from endorsement of negotiable instruments for collection in the ordinary course of business;

                (ii) obligations, warranties and indemnities, not relating to Indebtedness of any Person, which have been or are undertaken or made in the ordinary course of business and not for the benefit or in favor of an Affiliate of the Borrower or such Subsidiary;

              (iii)  obligations in respect of any Receivables Transaction;

               (iv) Accommodation Obligations arising in connection with the Borrower's agreement to provide the CAT Joint Venture with one or more Letters of Credit issued for the benefit of the CAT Joint Venture pursuant to the CAT Joint Venture Agreement to the extent permitted by Section 8.03(i) and similar arrangements for the benefit of other joint ventures. _

     The Borrower shall not permit ATSC to, create or become or be liable, directly or indirectly, with respect to any Accommodation Obligation except Accommodation Obligations arising in connection with the ATSC Guaranty or Accommodation Obligations for Indebtedness of the Borrower's wholly-owned Restricted Subsidiaries permitted to be incurred under Section 8.01.

8.05. Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries or ATSC, to declare or make any Restricted Payment except:

            (a) scheduled payments (but not prepayments) of interest due on the Subordinated Notes, if such scheduled payments are permitted to be made pursuant to the terms of such Subordinated Notes;

            (b) dividends paid and declared in any Fiscal Year by the Borrower to ATSC to fund (i) income and franchise taxes payable in such Fiscal Year owed by ATSC pursuant to the Tax Sharing Agreement dated as of July 12, 1989 between ATSC and the Borrower; (ii) other ordinary operating expenses of ATSC not in excess of $500,000 in any Fiscal Year; (iii) ATSC's share of expenses incurred in connection with, any public offering of Common Stock; and (iv) payments permitted under Section 8.05(e);

            (c) dividends paid or any other distribution made by any Subsidiary on its capital stock;

            (d) payments by ATSC to the Investor Group of its share of expenses incurred in connection with any public offering of the Common Stock held by the Investor Group; and

            (e) payments by ATSC or the Borrower to acquire shares of Common Stock from employees of ATSC, the Borrower or any Restricted Subsidiary in an aggregate amount not exceeding $100,000 in any Fiscal Year.

     8.06. Conduct of Business. The Borrower shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than (a) the business engaged in by the Borrower or such Subsidiary on the date hereof; (b) any business activities substantially similar or related thereto; and (c) any Receivables Transaction.

     8.07. Transactions with Affiliates. Except as set forth in Schedule 8.07, the Borrower shall not, and shall not permit ATSC or any Restricted Subsidiary to, at any time after the Initial Funding Date directly or indirectly enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any of its Affiliates on terms that are less favorable to it than those fair and reasonable terms that might be obtained in a comparable armslength transaction at the time; provided that the foregoing restriction shall not apply to transactions among ATSC, the Borrower and its wholly-owned Restricted Subsidiaries, customary fees paid to members of the Board of Directors of the Borrower or ATSC or payments permitted under Section 8.03(h) or the business contemplated by the CAT Joint Venture Agreement or other joint ventures.

     8.08.  Restriction on Fundamental Changes.

            (a) The Borrower shall not, and shall not permit any Restricted Subsidiary to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or Property, whether now or hereafter acquired, except (i) as otherwise permitted under Section 8.02(a), (ii) that any Restricted Subsidiary may merge into or convey, sell, lease or transfer all or substantially all of its assets to, the Borrower or any other Restricted Subsidiary and (iii) that nothing contained herein shall prohibit the Borrower from dissolving or liquidating any Subsidiary if in the reasonable opinion of the Borrower's senior management such dissolution or liquidation has no reasonable likelihood of having a Material Adverse Effect.

            (b) The Borrower shall not and shall not permit ATSC or any Restricted Subsidiary to, amend its Certificate of Incorpo ration or By-Laws in a manner that is in any way adverse to the rights of the Agent and the Lenders hereunder.

     8.09. ERISA. The Borrower shall not, and shall not permit any of its ERISA Affiliates to, do any of the following to the extent that such act or failure to act would in the aggregate, after taking into account any other such acts or failures to act, have a Material Adverse Effect: _

            (a) Engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

            (b) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

            (c) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of the Borrower or any ERISA Affiliate under Title IV of ERISA;

            (d) fail, or permit any ERISA Affiliate to fail, to make any contribution or payment to any Multiemployer Plan which the Borrower or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto;

            (e) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such install ment or other payment; or

            (f) amend, or permit any ERISA Affiliate to amend, a Plan resulting in an increase in current liability for the plan year such that the Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC.

     8.10. Sales and Leasebacks. The Borrower shall not, and shall not permit any Restricted Subsidiary to, become liable, directly or by way of any Accommodation Obligation, with respect to any lease, whether an Operating Lease or a Capital Lease, of any Property whether now owned or hereafter acquired, (a) which the Borrower or any Restricted Subsidiary has sold or transferred or is to sell or transfer to any other Person, or (b) which the Borrower or any such Restricted Subsidiary intends to use for substantially the same purposes as any other Property which has been or is to be sold or transferred by that entity to any other Person in connec tion with such lease; provided, that this Section 8.10 shall not prohibit any sale and leaseback of the Distribution Center.

     8.11.  Subordinated Indebtedness.

            (a) No Change. The Borrower shall not, and shall not permit ATSC to, amend, supplement or modify the terms of the Subordinated Notes (i) which relate to subordination, interest (including options to pay in kind), principal, tenor, extension of maturity, payments in respect of redemptions, repurchases, sinking fund, principal, interest or other payments, or the acceleration thereof or any rescission of acceleration or
(ii) except if necessary to comply with the provisions of the Trust Indenture Act of 1939 or (iii) by making more restrictive, or adding, covenants, breaches, defaults, or events of default, or (iv) by shortening cure periods, or (v) if the benefits to the Borrower or the Agent or the Lenders would thereby be in any material respect limited, restricted or diminished.

            (b) Notices. The Borrower shall deliver to the Agent (i) a copy of each notice or other written communication delivered by or on behalf of the Borrower to any trustee under the Subordinated Indenture, such delivery to be made at the same time and by the same means as such notice or other written communication is delivered to such Person, and (ii) a copy of each notice or other written communication received by the Borrower from the trustee under the Subordinated Indenture, such delivery to be made promptly after such notice or other written communication is received by the Borrower.

     8.12. Margin Regulations. No portion of the proceeds of any credit extended under this Agreement shall be used in any manner which might cause the extension of credit or the application of such proceeds to violate Regulation G, Regulation T, Regulation U or Regulation X or any other regulation of the Federal Reserve Board or to violate the Securities Exchange Act or the Securities Act, in each case as in effect on the date or dates of such Borrowing and such use of proceeds.

     8.13.  Change of Fiscal Year.  The Borrower shall not change its Fiscal
Year.

     8.14.  Subsidiaries.  (a)  The Borrower shall not permit any
Unrestricted Subsidiary to enter into any Accommodation Obligation with respect to any Indebtedness of ATSC, the Borrower or any Restricted Subsidiary or to grant or permit to exist any Lien on its Property to secure any such Indebtedness.

            (b) The Borrower shall not, and shall not permit any Restricted Subsidiary to, create or otherwise become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to pay dividends or make any other distribution, in respect of its stock or make any other Restricted Payment, pay any Indebtedness or other Obligation owed to the Borrower or any other Restricted Subsidiary, make loans or advances or other Investments in the Borrower or any other Restricted Subsidiary or sell, transfer or otherwise convey any of its Property to the Borrower or any other Restricted Subsidiary.

                             ARTICLE IX

                          Financial Covenants


The Borrower covenants and agrees that, on and after the date hereof and so long as any Lender has any Commitment hereunder and until payment in full of all the Obligations:

     9.01. Minimum Net Worth. The Borrower shall not permit Net Worth as determined at the end of any fiscal quarter (beginning with the fiscal quarter ending on or about October 31, 1994) to be less than the Net Worth on or about July 29, 1994 plus (a) 50% of Net Income after July 31, 1994
(without deducting from such cumulative amount the amount of any net loss incurred in any Fiscal Year except extraordinary losses associated with the redemption or repurchase of Indebtedness) plus (b) 100% of the net proceeds of any equity issue or conversion of debt to equity subsequent to the Initial Funding Date minus (c) any expenses related to the payments described in
Section 8.05(b)(iii) or Section 8.05(e).

     9.02. Funded Debt to Total Capitalization Ratio. The Borrower shall not permit the ratio of (a) (i) Funded Debt plus (ii) obligations in respect of Capital Leases to (b) Total Capitalization as determined at the end of each fiscal quarter (beginning with the fiscal quarter ending on October 31,
1994) to exceed .45 to     1.

     9.03. Minimum Fixed Charge Coverage Ratio. The Borrower shall not permit the Fixed Charge Coverage Ratio, as determined at the end of any fiscal quarter for the preceding four fiscal quarters (or, if less, the number of quarters elapsed since the Initial Funding Date) to be less than the ratio set forth opposite the month in which such fiscal quarter ends:

           Quarter Ended                   Minimum Ratio
           --------------                  ---------------
           October 1994                    1.00 to 1.00
           January 1995                    1.00 to 1.00
           April 1995                      1.00 to 1.00
           July 1995                       1.05 to 1.00
           October 1995                    1.05 to 1.00
           January 1996                    1.05 to 1.00
           April 1996                      1.10 to 1.00
           July 1996                       1.10 to 1.00
           October 1996                    1.10 to 1.00
           January 1997 and thereafter     1.20 to 1.00

                            ARTICLE X

             Events of Default; Rights and Remedies


     10.01. Events of Default. Each of the following occurrences shall constitute an Event of Default under this Agreement:

            (a) Failure to Make Payments When Due. (i) The Borrower shall fail to pay when due any principal of any Loan or Reimbursement Obligation, or
                 (ii) The Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any fee or other amount payable under this Agreement, within the earlier of (A) five Business Days after the same shall become due in accordance with terms hereof or (B) in the event that a principal or inter est payment shall be due under the terms of the Subordinated Notes within such five Business Day period, one Business Day prior to such payment date in respect of the Subordinated Notes or if the payments are due on the same date, on such due date.

            (b) Breach of Certain Covenants. The Borrower shall fail duly and punctually to perform or observe (or cause ATSC to perform or observe) any agreement, covenant or obligation binding on the Borrower under Article VIII or Article IX or binding on the Borrower or ATSC under any section of the Collateral Documents (which failure continues after the expiration of any grace period specified under such section of the Collateral Documents).

            (c) Breach of Representation or Warranty. Any representation or warranty made or deemed made by the Borrower or ATSC to the Agent, the Issuing Bank or any Lender herein or in any of the other Loan Documents or in any written statement or certificate at any time given by the Borrower or ATSC pursuant to any of the Loan Documents shall be false or misleading in any material respect on the date as of which made or deemed made.

            (d) Other Defaults. Either the Borrower or ATSC shall fail duly and punctually to perform or observe any agreement, covenant or obligation arising under this Agreement (except those described in Sections 10.01(a), (b) and (c)) or under any of the other Loan Documents, and such failure shall continue for 20 days (or, in the case of Loan Documents other than this Agreement, any longer period of grace expressly set forth therein).

            (e) Default as to Other Indebtedness. ATSC, the Borrower or any Restricted Subsidiary shall fail to make any payment when due (whether by scheduled maturity, required prepay ment, acceleration, demand or otherwise) on any Indebtedness of ATSC, the Borrower or any such Subsidiary, other than an Obliga tion, if the aggregate amount of all such Indebtedness is $5,000,000 or more; or any breach, default or event of default shall occur, or any other event shall occur or condition shall exist, under any instrument, agreement or indenture pertaining thereto, if the effect thereof is to accelerate, or permit the holder(s) of such Indebtedness to accelerate, the maturity of any such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment prior to the stated maturity thereof), or the holder of any Lien (other than Liens upon property leased to ATSC, the Borrower or such Restricted Subsidiary which were created by the landlord prior to the commencement of the lease), in any amount, shall commence foreclosure of such Lien upon property of ATSC, the Borrower or any Restricted Subsidiary having a value in excess of $5,000,000 in the aggregate.

            (f) Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) An involuntary case shall be commenced against the Borrower or ATSC or any Restricted Subsidiary, and the petition shall not be dismissed within 60 days after commencement of the case, or a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or ATSC or any Restricted Subsidiary in an involuntary case, under any applicable bankruptcy, insolvency or other similar law now or hereinafter in effect; or any other similar relief shall be granted under any applicable federal, state or foreign law.

                (ii) A decree or order of a court having jurisdic tion in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over the Borrower or ATSC or any Restricted Subsidiary, or over all or a substantial part of the property of the Borrower or ATSC or any Restricted Subsidiary, shall be entered; or an interim receiver, trustee or other custodian of the Borrower or ATSC or any Restricted Subsidiary, or of all or a substantial part of the property of the Borrower or ATSC or any Restricted Subsidiary, shall be appointed or a warrant of attachment, execution or similar process against any substantial part of the property of the Borrower or ATSC or any Restricted Subsidiary, shall be issued and any such event shall not be stayed, vacated, dismissed, bonded or discharged within 60 days of entry, appointment or issuance.

            (g)  Voluntary Bankruptcy; Appointment of Receiver,
Etc. The Borrower or ATSC or any Restricted Subsidiary shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking of possession by a receiver, trustee or other custodian for all or a substantial part of its property; the Borrower or ATSC or any Restricted Subsidiary shall make any assignment for the benefit of creditors or shall be unable or generally fail, or admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or any committee thereof) of the Borrower or ATSC or any Restricted Subsidiary adopts any resolution to approve any of the foregoing.

            (h) Judgments and Attachments. Any money judgment (other than a money judgment covered by insurance, but only if the insurer has admitted liability with respect to such money judgment), writ or warrant of attachment, or similar process involving in any case an amount in excess of $5,000,000 shall be entered or filed against the Borrower or ATSC or any Restricted Subsidiary or any of their Property, and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days.

            (i) Dissolution. Any order, judgment or decree shall be entered against the Borrower or ATSC or any Restricted Subsidiary decreeing its involuntary dissolution or split-up and such order shall remain undischarged and unstayed for a period in excess of 60 days; or the Borrower or ATSC or any Restricted Subsidiary shall otherwise dissolve or cease to exist except as permitted by Section 8.08.

            (j) Collateral Documents; Failure of Security or Subordination. For any reason other than a release of Liens or the failure of the Agent and the Lenders to take any action unilaterally available to them to maintain the perfection of the Liens created in favor of the Agent pursuant to this Agreement and the Collateral Documents, any Collateral Document ceases to be in full force and effect or any Lien intended to be created thereby ceases to be or is not valid and perfected; or any Lien in favor of the Agent contemplated by this Agreement or any Collateral Document, or the subordination provisions of the Subordinated Notes shall, at any time, be invalidated or otherwise cease to be in full force and effect; or any such Lien or any Obligation shall be subordinated or shall not have the priority contemplated by this Agreement, the Collateral Documents or such subordination provisions, for any reason.

            (k)  Change in Control.  Any Change in Control shall occur.

            (l) ERISA Liabilities. Any Termination Event occurs which will or is reasonably likely to subject either the Borrower or an ERISA Affiliate to a liability which will or is reasonably expected to have a Material Adverse Effect.

            An Event of Default shall be deemed "continuing" until cured or waived in writing in accordance with Section 12.08.

     10.02. Rights and Remedies.

            (a) Acceleration. Upon the occurrence of any Event of Default described in Section 10.01(f) or 10.01(g) with respect to the Borrower, the Commitments shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loans and all Reimbursement Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower, and the obligation of each Lender to make any Loan hereunder and of the Issuing Bank to issue any Letter of Credit shall thereupon terminate; and upon the occurrence and during the continuance of any other Event of Default, the Agent shall at the request, or may with the consent, of the Requisite Lenders, by written notice to the Borrower, (i) declare that the Commitments are terminated, whereupon the Commitments and the obligation of each Lender to make any Loan hereunder and of the Issuing Bank to issue any Letter of Credit shall immediately terminate, and (ii) declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and all Letter of Credit Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentment, demand, or protest or other requirements of any kind (including valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and of acceleration), all of which are hereby expressly waived by the Borrower.

            (b) Deposit for Letters of Credit. In addition, upon demand by the Agent or the Issuing Bank after the occurrence and during the continuance of any Event of Default, the Borrower shall deposit with the Agent for the benefit of the Issuing Bank with respect to each Letter of Credit then outstanding, promptly upon the demand of the Agent, cash or Cash Equivalents in an amount equal to the greatest amount for which such Letter of Credit may be drawn. Such deposit shall be held by the Agent for the benefit of the Issuing Bank as security for, and to provide for the payment of, the Reimbursement Obligations. Pending the application of such deposit to payment of the Reimbursement Obligations, the Agent may invest such deposit in an open account or similar immediately available savings deposit and all interest accrued thereon shall be held with such deposit as additional security for the Reimbursement Obligations.

            (c) Rescission. If at any time after acceleration of the maturity of the Loans, the Borrower shall pay all arrears of interest and all payments on account of principal of the Loans and Reimbursement Obligations which shall have become due otherwise than by acceleration (with interest on principal and on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than nonpayment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to
Section 12.08, then by written notice to the Borrower, the Requisite Lenders may elect, in the sole discretion of such Requisite Lenders, to rescind and annul the acceleration and its consequences and thereupon shall release any deposit made pursuant to Section 10.02(b); provided, however, that no rescission shall occur after the earlier of 30 days after the date of acceleration or any Event of Default specified in paragraph (f) or (g) of
Section 10.01, whichever is earlier.  No action pursuant to this paragraph
(c) shall affect any subsequent Event of Default or Potential Event of Default or impair any right or remedy consequent thereon. The provisions of the preceding sentence are intended merely to bind the Lenders to a decision which may be made at the election of the Requisite
Lenders; they are not intended to benefit the Borrower and do not give the Borrower the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

                               ARTICLE XI

                                The Agent


     11.01. Appointment and Authorization. Each Lender and the Issuing Bank hereby irrevocably appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

     11.02. Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

     11.03. Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders or the Issuing Bank for any recital, statement, representation or warranty made by ATSC, Borrower or any Subsidiary or Affiliate of ATSC or the Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of ATSC, the Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender or the Issuing Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Properties, books or records of ATSC, the Borrower or any of the Subsidiaries or Affiliates of ATSC or the Borrower.

     11.04. Reliance by Agent.

            (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders and the Issuing Bank.

            (b) For purposes of determining compliance with the conditions specified in Section 4.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

     11.05. Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Event of Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Potential Event of Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Lenders. The Agent shall take such action with respect to such Potential Event of Default or Event of Default as shall be requested by the Requisite Lenders; provided, however, that unless and until the Agent shall have received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Potential Event of Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

     11.06. Credit Decision. Each Lender expressly acknowledges that none of the Agent-Related Persons has made any represen tation or warranty to it and that no act by the Agent hereinafter taken, including any review of the affairs of ATSC and the Borrower and its Subsidiaries shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of ATSC and the Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated thereby, and made its own decision to enter into this Agreement and extend credit to the Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by the Agent, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower which may come into the possession of any of the Agent-Related Persons.

     11.07. Indemnification. Whether or not the transactions contemplated hereby shall be consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Borrower and without limiting the obligation of the Borrower to do so), ratably from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind whatsoever which may at any time (including at any time following the repayment of the Loans and the termination or resignation of the related Agent) be imposed on, incurred by or asserted against any such Person any way relating to or arising out of this Agreement or any document contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Person under or in connection with any of the foregoing; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including legal fees and the allocated cost of staff counsel) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Borrower. Without limiting the generality of the foregoing, if the IRS or any other Governmental Authority of the United States of America or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section 11.07, together with all costs and expenses and attorneys' fees (including legal fees and the allocated cost of staff counsel). The obligation of the Lenders in this Section shall survive the payment of all Obligations hereunder.

     11.08. Agent in Individual Capacity. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory or other business with ATSC and the Borrower and its Subsidiaries and Affiliates as though Bank of America were not the Agent hereunder and without notice to or consent of the Lenders.
With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other
Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include Bank of America in its individual capacity.

     11.09. Successor Agent. The Agent may resign as Agent upon 30 days' notice to the Lenders. If the Agent shall resign as Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor agent for the Lenders which successor agent shall be approved by the Borrower. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article XI and Sections 12.03 and 12.04 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above except that the Agent shall remain as collateral agent for the purpose of the Collateral Documents until a successor agent has been appointed.

     11.10. The Arranger. The Arranger shall have no right, power, obligation, liability, responsibility or duty under this Agreement other than the right to receive the fee referred to in Section 2.03(a) and the right to indemnity under Section 12.04.

     11.11. Co-Agents. None of the Lenders identified on the facing page or signature pages of this Agreement as a "Co-Agent" shall have any right or power, obligations, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

     11.12. Collateral Matters.

            (a) Each Lender and the Issuing Bank authorizes and directs the Agent to enter into the Collateral Documents for the benefit of the Lenders and the Issuing Bank. Each Lender and the Issuing Bank agrees that any action taken by the Agent or the Requisite Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Agent or the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the Issuing Bank.

            (b) The Agent is hereby authorized on behalf of all of the Lenders and the Issuing Bank, without the necessity of any notice to or further consent from any Lender or the Issuing Bank from time to time prior to an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the
Liens upon the Collateral granted pursuant to the Collateral Documents.

            (c) Each Lender and the Issuing Bank hereby irrevoca bly authorize the Agent, at the option and in the discretion of the Agent, to release any Lien granted to or held by the Agent upon any Collateral upon (i) any sale of such Collateral permitted under this Agreement (or any waiver hereof) and (ii) termination of the Commitments and payment and satisfaction of all Loans, Reimbursement Obligations, other Letter of Credit Obligations (whether or not due) and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable.

     11.13. Relations Among Lenders.

            (a) Each Lender agrees that it will not take any action, nor institute any actions or proceedings, against the Borrower or any other obligor hereunder or any other Loan Document or with respect to any Collateral, without the prior written consent of the Requisite Lenders.

            (b) The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

                                ARTICLE XII

                               Miscellaneous


     12.01. Assignments and Participations.

            (a) At any time after the Initial Funding Date, each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, Loans or interest in the Letters of Credit); provided, that (i) each such assignment shall be of a constant, and not a varying, percentage of the assigning Lender's rights and obligations under this Agreement and the assignment shall cover the same percentage of such Lender's Commitment, Loans and Letter of Credit Obligations, (ii) unless the Agent and the Borrower otherwise consent, the aggregate amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 and shall be an integral multiple of $2,000,000 (unless the assigning Lender's Commitment is less than $10,000,000, in which case the assignment may be in the amount of such Commitment) provided that assignments between Lenders shall have no minimum amount, (iii) the Borrower shall consent (which consent shall not be unreasonably withheld) and the Agent and the Issuing Bank shall consent to such assignment and (iv) the parties to each such assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with processing and recordation fee of $3,000. From and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder as fully as if such assignee had been named as a Lender in accordance with the terms of this Agreement and (B) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

            (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made without recourse and, other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements delivered pursuant to Article VI and such other Loan Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(iv) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender; and (vii) such an assignee is an Eligible Assignee.

            (c) The Agent shall maintain at its address referred to on the signature pages hereof a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Agent's Loan Account the names and addresses of each Lender and the Commitment of, and principal amount of the Loans owing to, such Lender from time to time. The Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Loan Account as a Lender hereunder for all purposes of this Agreement.

            (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, the Agent shall, if such Assign ment and Acceptance has been properly completed and is in substan tially the form of Exhibit 12.01 and if the conditions for the assignment referred to in the Assignment and Acceptance set forth in Section 12.01(a) have been met, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Agent's Loan Account and (iii) give prompt notice thereof to the Borrower and the other Lenders.

            (e) Each Lender may sell participations to one or more banks or other entities as to all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it, the Letter of Credit Obligations); provided, that (i) such Lender's obligations under this Agreement (including its Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement, (iv) the holder of any such participation shall not be entitled to voting rights under this Agreement; provided, however, that the participation agreement between a Lender and any of its participants may provide that such Lender will obtain the approval of such participant prior to any amendment or waiver of any provisions of this Agreement which would (A) extend the Final Maturity Date,
(B) reduce the interest rate or any fees hereunder, or (C) increase the Commitment of the Lender granting the participation if such increase affects such participant, and (v) the sale of any such participations which require the Borrower to file a registration statement with the Commission or under the securities regulation laws of any state shall not be permitted.

            (f) The holder of any participation shall be entitled to the benefits of Sections 2.02(f), 2.07(d), 2.08 and 2.09 as though it were also a Lender hereunder; provided that no participant shall be entitled to receive any payment or compensa tion in excess of that to which such participant's selling Lender would have been entitled with respect to the amount of the participation if such Lender had not sold such participation.

            (g) Each Lender agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information identified as "confidential" by the Borrower and provided to it by ATSC or the Borrower or any Subsidiary of the Borrower, or by the Agent on ATSC's or the Borrower's or such Subsidiary's behalf, in connection with this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement; except to the extent such information (i) was or becomes generally available to the public other than as a result of a disclosure by such Lender, or (ii) was or becomes available on a non-confidential basis from a source other than the Borrower, provided such source is not bound by a confidentiality agreement with the Borrower known to such Lender; provided further, however, that any Lender may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which such Lender is subject or in connection with an examination of such Lender by any such authority; (B) pursuant to subpoena or other court process; (C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Lender or their respective Affiliates may be party, (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document, and (F) to such Lender's independent auditors and other professional advisors which are required to keep such information confidential. Notwithstanding the foregoing, the Borrower authorizes each Lender to disclose to any participant or assignee and to any prospective participant or assignee, such financial and other information in such Lender's possession concerning ATSC or the Borrower or its Subsidiaries which has been delivered to Agent or the Lenders pursuant to this Agreement or which has been delivered to the Agent or the Lenders by the Borrower in connection with the Lenders' credit evaluation of the Borrower prior to entering into this Agreement; provided that, unless otherwise agreed by the Borrower, such participant or assignee agrees in writing to such Lender to keep such information confidential to the same extent required of the Lenders hereunder.

     12.02. Assignments to Federal Reserve Banks. Nothing herein shall prohibit any Lender from pledging or assigning all or any portion of its Loans to any Federal Reserve Bank in accordance with applicable law. In order to facilitate such pledge or assignment, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower's own expense, a promissory note evidencing the Loans owing to such Lender.

     12.03. Expenses.

            (a) Generally. Whether or not any Funding Date shall have occurred, the Borrower agrees upon demand to pay, or reimburse the Agent for, all the Agent's and any of its Affiliates' costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of counsel to the Agent and each Co-Agent subject to the limitations set forth in the Fee Letter, including the allocated cost of staff counsel and other legal, travel, search and filing fees and expenses) and all fees, taxes (except income and franchise taxes), assessments and duties incurred by the Agent or its Affiliates in connection with (i) the negotiation, preparation and execution of this Agreement (including the satisfaction or attempted satisfaction of any of the conditions set forth in Article IV), the Collateral Documents and the other Loan Documents and the making of the Loans hereunder; (ii) the adminis tration of this Agreement, the Loan Documents, the Loans and the Collateral; and (iii) the protection, collection or enforcement of any of the Obligations or the Collateral.

(b) After Default. The Borrower further agrees to pay, or reimburse the Agent, the Issuing Bank and the Lenders for, all out-of-pocket costs and expenses, including the reasonable fees and disbursements of counsel to the Agent, the Lenders and the Issuing Bank (including the allocated cost of staff counsel) and also including all costs of settlement after the occurrence of an Event of Default, (i) in enforcing any Obligation or in foreclosing against the Collateral or exercising or enforcing any other right or remedy available by reason of such Event of Default; (ii) in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or in any insolvency or bankruptcy proceeding, including any costs related to the hiring of consultants or experts; (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Borrower and related to or arising out of the transactions contemplated hereby or by any of the Loan Documents; (iv) in taking any other action in or with respect to any suit or proceeding (whether in bankruptcy or otherwise); (v) in protecting, preserving, collecting, leasing, selling, taking possession of, or liquidating any of the Collateral; or (vi) attempting to enforce or enforcing any security interest in any of the Collateral or any other rights under the Collateral Documents. Any payments made by the Borrower or received by the Agent and applied as reimbursements for costs and expenses under this Section 12.03(b) shall be apportioned among the Agent, the Issuing Bank and the Lenders in the order of priority set forth in Section 2.05(b).

12.04. Indemnity. The Borrower further agrees to defend, protect, indemnify, and hold harmless the Agent, the Arranger, the Issuing Bank and each and all of the Lenders, each of their respective Affiliates and each of the respective officers, directors, employees and agents of each of the foregoing (collec tively, the "Indemnified Parties") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel (including the allocated cost of staff counsel) for such Indemnified Parties in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnified Parties shall be designated a party thereto), imposed on, incurred by, or asserted against such Indemnified Parties in any manner relating to or arising out of the Commitment Letter, the transactions contemplated hereby (whether or not consummated), the capitalization of the Borrower, the Subordinated Notes, this Agreement, the Collateral Documents or any of the other Loan Documents, the Commitments, the making of and participation in the Loans or the Letters of Credit, or the use or intended use of the Letters of Credit and the proceeds of the Loans hereunder (collectively, the "Indemnified Matters"); provided, that the Borrower shall have no obligation to an Indemnified Party hereunder with respect to (a) matters for which such Indemnified Party has been compensated pursuant to or for which an exemption is provided in Section 2.02(f), 2.07(d) or any other provision of this Agreement and (b) Indemnified Matters caused by or resulting from the gross negligence or willful misconduct of that Indemnified Party, as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnified Parties.

     12.05. Change in Accounting Principles. Except as otherwise provided herein, if any changes in accounting principles from those used by the Borrower in the preparation of the financial statements dated as of April 30, 1994 are hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions) and are adopted by the Borrower with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, standards or terms found in Articles VIII and IX hereof, the parties hereto agree to enter into negotiations in order to amend such provisions so as to reflect equitably such changes with the desired result that the criteria for evaluating the Borrower's financial condition shall be the same after such changes as if such changes had not been made; provided, however, that no change in generally accepted accounting principles that would affect the method of calculation of any of the financial covenants, standards or terms shall be given effect in such calculations until such provisions are amended, in a manner satisfactory to the Requisite Lenders, to so reflect such change in accounting principles.

     12.06. Setoff. In addition to any Liens granted to the Agent, the Issuing Bank or the Lenders and any rights now or hereafter granted under applicable law and not by way of limitation of any such Lien or rights, upon the occurrence and during the continuance of any Event of Default, each Lender and the Issuing Bank is hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower, or to any other Person (any such notice being hereby expressly waived) to set off and to appropriate and to apply any and all deposits (general or special, including indebtedness evidenced by certificates of deposit, whether matured or unmatured but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender or the Issuing Bank to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to that Lender or the Issuing Bank including, but not limited to, all Loans and Letter of Credit Obligations and all claims of any nature or description arising out of or connected with this Agreement or any of the other Loan Documents, irrespective of whether or not (a) that Lender or the Issuing Bank shall have made any demand hereunder or (b) the Agent shall have declared the principal of and interest on the Loans and other amounts due hereunder to be due and payable as permitted by Article X and although said obligations and liabilities, or any of them, may be contingent or unmatured. Each Lender and the Issuing Bank agrees that it shall not, without the express consent of the Agent, and that it shall, to the extent it is lawfully entitled to do so during the continuation of an Event of Default, upon the request of the Agent, exercise its set-off rights hereunder against any accounts of the Borrower now or hereafter maintained with such Lender or the Issuing Bank.

     12.07. Ratable Sharing. Subject to Section 2.05(b), the Lenders agree among themselves that (a) with respect to all amounts received by them which are applicable to the payment of the Obligations (excluding the fees described or referred to in Section 2.03), equitable adjustment will be made so that, in effect, all such amounts will be shared among them ratably in accordance with their Pro Rata Shares, whether received by voluntary payment, by the exercise of the right of set-off or banker's lien, by counterclaim or cross action or by the enforce ment of any or all of the Obligations (excluding the fees described or referred to in Section 2.03) or the Collateral, (b) if any of them shall by voluntary payment or by the exercise of any right of counterclaim, setoff, banker's lien or otherwise, receive payment of a proportion of the aggregate amount of the Obligations held by it which is greater than its Pro Rata Share of the payments on account of the Obligations (excluding the fees described or referred to in Section 2.03), the one receiving such excess payment shall purchase, without recourse or warranty, an undivided interest and participation (which it shall be deemed to have done simultaneously upon the receipt of such payment) in such Obligations owed to the others so that all such recoveries with respect to such Obligations shall be applied ratably in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to that party to the extent necessary to adjust for such recovery, but without interest except to the extent the purchasing party is required to pay interest in connection with such recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 12.07 may, to the fullest extent permitted by law, exercise all its rights of payment (including, subject to Section 12.06, the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

     12.08. Amendments and Waivers. (a) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Requisite Lenders and the Borrower, and no termination or waiver of any provision of this Agreement, or consent to any departure by the Borrower therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders, which the Requisite Lenders shall have the right to grant or withhold at their sole discretion; provided, however, that no amendment, modification or waiver shall, unless evidenced by a writing signed by or on behalf of all the Lenders, do any of the following: (i) increase the Commitment of any Lender (other than by assignment); (ii) reduce the principal of, or rate of interest on, the Loans or the amount of any fees payable hereunder; (iii) extend the Final Maturity Date; (iv) release the ATSC Guaranty or release all or substantially all of the shares pledged pursuant to the Borrower Pledge Agreement and the ATSC Pledge Agreement (other than as specifically provided hereunder); (v) change the definitions of "Pro Rata Shares" or "Requisite Lenders"; or (vi) amend this Section 12.08(a).

            (b) No amendment, modification, termination, or waiver of any provision of this Agreement or any Loan Documents shall, unless in writing and signed by the Agent in addition to the Requisite Lenders or Lenders, as the case may be, affect the rights or duties of the Agent under this Agreement or any Loan Documents. The Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

            (c) Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

            (d) Any amendment, modification, termination, waiver or consent effected in accordance with this Section 12.08 shall be binding on each assignee, transferee, recipient of a Lender's Commitment or Loans, each future assignee, transferee, recipient of a Lender's Commitment or Loans and, if signed by the Borrower, on the Borrower.

     12.09. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

     12.10. Notices.

            (a) Unless otherwise specifically provided herein, all notices, requests and other communications provided for hereunder shall be in writing (including by facsimile transmission, provided that any matter transmitted by the Borrower by facsimile shall be immediately confirmed by a telephone call to the recipient at the number specified in Schedule 1.01(a)) and mailed, faxed or delivered: if to the Borrower or the Agent, to the address or facsimile number specified on the signature pages hereof and, if to any Lender, to the address or facsimile number specified for notices in Schedule 1.01(a) or, as to the Borrower or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Agent.

            (b) All such notices, requests and communications shall, when transmitted by overnight (next-day) delivery or faxed, be effective on the next day or when transmitted by facsimile machine, respectively; if mailed, be effective upon the third Business Day after the date deposited into the U.S. mail, or if delivered, be effective upon delivery; except that notices pursuant to Article II or XI shall not be effective until actually received by the Agent.

            (c) Any notice, request or communication permitted to be given by telephone shall be confirmed immediately in writing, including by facsimile.

            (d) The Borrower acknowledges and agrees that any agreement of the Agent and the Lenders to receive certain notices by telephone and facsimile is solely for the convenience and at the request of the Borrower. The Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Agent and the Lenders shall not have any liability to the Borrower or any other Person on account of any action taken or not taken by the Agent or the Lenders in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Lenders of a confirmation which is at variance with the terms understood by the Agent and the Lenders to be contained in the telephonic or facsimile notice.

     12.11. Survival of Warranties and Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the Loans hereunder.

     12.12. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Agent, the Issuing Bank or any Lender in the exercise of any power, right or privilege under any of the Loan Documents shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under the Loan Documents are cumulative to and not exclusive of any rights or remedies otherwise available.

     12.13. Marshalling; Recourse to Security; Payments Set Aside. Neither any Lender nor the Agent shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obliga tions. Recourse to security shall not be required at any time. To the extent that the Borrower makes a payment or payments to the Agent or the Lenders, or the Agent or the Lenders enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

     12.14. Severability. In case any provision in or obligation under this Agreement or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

     12.15. Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

     12.16. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     12.17. Successors and Assigns. This Agreement and the other Loan Documents shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Lenders. The terms and provisions of this Agreement shall inure to the benefit of any assignee or transferee of the Loans and the Commitments of any Lender (to the extent such assignment or transfer is effected in accordance with Section 12.01), and in the event of such transfer or assignment, the rights and privileges herein conferred upon Lenders shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions hereof. The Borrower's rights or any interest therein hereunder, and the Borrower's duties and Obligations hereunder, may not be assigned without the written consent of all the Lenders.

     12.18. Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER ACCEPTS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS RESPECTIVE NOTICE ADDRESSES SPECIFIED ON THE SIGNATURE PAGES HEREOF, SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING. EACH OF THE BORROWER, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES (A) TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, AND (B) ANY OBJECTION (INCLUDING ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

     12.19. Counterparts; Effectiveness; Inconsistencies. (a) This Agreement and any amendments, waivers, consents, or supplements may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

            (b) This Agreement shall become effective against each of the Borrower, each Lender, the Co-Agents and the Agent hereto on the date (the "Effective Date") when all of such parties have duly executed and delivered this Agreement to each other (delivery by the Borrower to the Lenders and by any Lender to the Borrower and any other Lender being deemed to have been made by delivery to the Agent).

            (c) This Agreement and each of the other Loan Documents shall be construed to the extent reasonable to be consistent one with the other, but to the extent that the terms and conditions of this Agreement are actually inconsistent with the terms and conditions of any other Loan Document, this Agreement shall govern.

            IN WITNESS WHEREOF, this Agreement has been duly executed on the date set forth above.


                              ANNTAYLOR, INC., as Borrower


                              By:   Walter J. Parks
                                  -----------------------------


                              Title:   VP Finance
                                     --------------------------


                              Address for Notices:

                              142 West 57th Street
                                    New York, New York  10019
                                    Attention: Jocelyn Barandiaran,
                                    Vice President/Secretary
                                    and General Counsel

                                    With a copy to:

                                    AnnTaylor, Inc.
                                    414 Chapel Street
                                    New Haven, CT 06511
                                    Attention:  Walter J. Parks
                                    Vice President - Finance
                                    Facsimile No.: (203) 865-2756
                                    Telephone No.: (203) 865-0811


                                    BANK OF AMERICA NATIONAL TRUST
                                    AND SAVINGS ASSOCIATION,
                                    as Agent


                                    By:   Dietmar Schiel
                                        -----------------------


                                    Title:   Vice President
                                           --------------------


                                    Address for Notices:

                                    Global Agency #5596
                                    1455 Market Street, 12th Floor
                                    San Francisco, California  94103
                                    Attention: Dietmar Schiel
                                    Facsimile No.: (415) 622-4894
                                    Telephone No.: (415) 953-8501

                                    Address for Payments:

                                    ABA #121-000-358SF
                                    1850 Gateway Boulevard
                                    Concord, California  94502
                                    Credit to Account Number:

                                    Reference:  AnnTaylor
                                    BANK OF AMERICA NATIONAL TRUST
                                    AND SAVINGS ASSOCIATION,
                                    as Co-Agent


                                    By:   Dietmar Schiel
                                        -----------------------


                                    Title:   Vice President
                                           --------------------


                                   FLEET BANK, NATIONAL ASSOCIATION,
                                   as Co-Agent


                                    By:   William H. Creaser
                                        -----------------------


                                    Title:   Vice President
                                           --------------------


                                    LENDERS
                                    -------
                                    BANK OF AMERICA NATIONAL TRUST
                                    AND SAVINGS ASSOCIATION



                                     By:   Laurie Ann Marshall
                                         -----------------------


                                    Title:   Vice President
                                           --------------------


                                     FLEET BANK, NATIONAL ASSOC.


                                    By:   William H. Creaser
                                        -----------------------


                                    Title:   Vice President
                                           --------------------


                                      LTCB TRUST COMPANY


                                      By:   Yoshihide Nakagawa
                                          -----------------------


                                      Title:   Vice President
                                             --------------------


                                      PNC BANK, NATIONAL ASSOCIATION


                                      By:   Mark Williams
                                          -----------------------


                                      Title:   Vice President
                                             --------------------


                                      SHAWMUT BANK, N.A.


                                      By:   V. Luzzell
                                          -----------------------


                                      Title:   Vice President
                                             --------------------

                                                       EXHIBIT 2.01

                       FORM OF NOTICE OF BORROWING


To: Bank of America National Trust and Savings Association in its capacity as Agent (the "Agent") under that certain Credit Agreement dated as of July 29, 1994 (the "Credit Agreement"), by and among AnnTaylor, Inc. (the "Borrower"), the financial institutions from time to time party thereto as lenders (the "Lenders"), BA Securities, Inc., as Arranger, Bank of America National Trust and Savings Association and Fleet Bank, National Association, as Co-Agents and the Agent.


     Pursuant to Section 2.01(b) of the Credit Agreement, this Notice of Borrowing (the "Notice") represents the Borrower's request to borrow on ___________________, 199__ (the "Funding Date") from the Lenders on a pro rata basis an aggregate principal amount of $_________ as [Base Rate Loans] [Eurodollar Rate Loans with an Interest Period of________ months]. Proceeds of such Loans are to be disbursed on the Funding Date in immediately available funds [to the Borrower's account at Bank of America National Trust and Savings Association, ABA No._______, Account No._______________, Contact Person:____________________] [other payment instructions].

     The Borrower hereby certifies that (i) its representation and warranties as set forth in Section 5.02 of the Credit Agreement and in any other Loan Document (other than representations and warranties which expressly speak only as of a different date and other than for changes permitted or contemplated by the Credit Agreement), shall be true and correct in all material respects on and as of the Funding Date; and (ii) no Event of Default or Potential Event of Default has occurred and is continuing or will result from the proposed Borrowing.

     Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings in this Notice.

Dated:  _______________ 199_.

                              ANNTAYLOR, INC.

                                    By: ____________________________


                                    Title:__________________________

                                                        EXHIBIT 2.02

               FORM OF NOTICE OF CONVERSION/CONTINUATION

To: Bank of America National Trust and Savings Association in its capacity as Agent (the "Agent") under that certain Credit Agreement dated as of July 29, 1994 (the "Credit Agreement"), by and among AnnTaylor, Inc. (the "Borrower"), the financial institutions from time to time party thereto as lenders (the "Lenders"), BA Securities, Inc., as Arranger, Bank of America National Trust and Savings Association and Fleet Bank, National Association, as Co-Agents and the Agent.


     Pursuant to Section 2.02(c) of the Credit Agreement, this Notice of Conversion/Continuation (the "Notice") represents the Borrower's irrevocable election to [insert one or more of the following]:


     1 Convert $_________ in aggregate principal amount of  Base
       Rate Loans to Eurodollar Rate Loans , on __________, 199_.
       The initial Interest Period for such Eurodollar Rate Loans is requested to be a _____ month period.

     2 Convert $_____________ in aggregate principal amount of Eurodollar Rate Loans with a current Interest Period ending __________, 199_ to Base Rate Loans on
       __________________, 199_.

     3 Continue as Eurodollar Rate Loans $______________ in aggregate principal amount of Eurodollar Rate Loans with a current Interest Period ending _____________, 199_. The succeeding Interest Period is requested to be a ________________ (___) month period.

     4 The Borrower hereby certifies that no Event of Default has occurred and is continuing under the Credit Agreement or will result from the proposed conversion/continuation.

     Unless otherwise defined herein, terms defined in the Credit
Agreement shall have the same meanings in this Notice.


Dated: __________________ 199_.

                                        ANNTAYLOR, INC.


                                        By:   ______________________


                                        Title:______________________


1   Use if converting Base Rate Loans to Eurodollar Rate Loans.
2.  Use if converting Eurodollar Rate Loans to Base Rate Loans.
3.  Use if continuing Eurodollar Rate Loans.
4.  Use if converting to our continuing Eurodollar Rate Loans.

                                              EXHIBIT 4.01(a)(iii)

                FORM OF BORROWER PLEDGE AGREEMENT


     THIS PLEDGE AGREEMENT (as such agreement may be amended, supplemented or otherwise modified from time to time, this "Agreement"), dated as of July 29, 1994, is made by ANNTAYLOR, INC. a Delaware corporation, with its principal place of business located at 142 West 57th Street, New York, New York 10019 (the "Borrower"), in favor of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, with an office located at 1455 Market Street, San Francisco, California 94103, in its capacity as Agent under the Credit Agreement (as defined below) (the "Agent").

                       R E C I T A L S:

     The Borrower, the Agent, BA Securities, Inc., Bank of America National Trust and Savings Association and Fleet Bank, National Association, as Co-Agents and certain financial institutions currently and in the future to be parties to the Credit Agreement (such financial institutions being collectively the "Lenders") have entered into a certain Credit Agreement dated as of July 29, 1994 (as such agreement may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; the capitalized terms not otherwise defined herein are being used herein as defined in the Credit Agreement), which provides (i) for the Lenders to make the Loans and the Issuing Bank to issue the Letters of Credit and (ii) that as a condition precedent to the making of the Loans and the issuance of the Letters of Credit, that the Borrower enter into this Agreement to secure its obligations to the Agent under the Credit Agreement.

     The Borrower is the legal and beneficial owner of the shares of capital stock described in Schedule I hereto (the "Pledged Shares") and issued by the Persons listed on such schedule as amended from time to time (the "Pledged Companies") which Pledged Shares constitute all of the capital stock of such Pledged Companies owned by the Borrower.

     NOW, THEREFORE, in consideration of the above premises and in order to induce the Lenders to make the Loans and the Issuing Bank to issue the Letters of Credit under the Credit Agreement, the Borrower hereby agrees with the Agent for its benefit, and for the benefit of the Lenders and the Issuing Bank as follows:

     Section 1. Grant of Security. To secure the prompt and complete payment, observance and performance when due (whether at the stated maturity, by acceleration or otherwise) of all the Obligations (as defined in the Credit Agreement) and all other obligations of the Borrower under the Credit Agreement, the Borrower hereby assigns and pledges to the Agent, and hereby grants to the Agent, for its benefit and the benefit of the Lenders and the Issuing Bank, a security interest in, all of the Borrower's right, title and interest in and to the following, whether now owned or existing or hereafter arising or acquired (collectively, the "Pledged Collateral"):

          (a)  all of the Pledged Shares;

     (b) all additional shares of stock of the Pledged Companies from time to time acquired by the Borrower in any manner and any other securities, options or rights received by the Borrower pursuant to any reclassification, reorganization, increase or reduction of capital or stock dividend or in substitution of or in exchange for any of the Pledged Shares so that all of the issued and outstanding capital stock of the Pledged Companies owned by the Borrower will continue to be pledged to the Agent;

     (c) all shares of capital stock owned by the Borrower in any Persons hereinafter created or acquired;

     (d)  the certificates representing the shares referred to in clauses
(a), (b) and (c) above; and

     (e) all dividends, cash, instruments and other property and proceeds, from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of the shares referred to in clauses (a), (b) and (c) above.

     Section 2. Delivery of Pledged Collateral. All certificates or instruments representing or evidencing the Pledged Collateral are simultaneously herewith being delivered to the Agent to be held by or at the direction of the Agent pursuant hereto and are to be accompanied by duly executed instruments of transfer or assignment, undated and in blank, or will be delivered to the Agent upon delivery of a Pledge Agreement Supplement as provided in Section 4(c). The Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default in its discretion and without notice to the Borrower, to transfer to or to register in its name or any of its nominees any or all of the Pledged Collateral, subject only to the revocable rights specified in Section 5(a) of this Agreement and to applicable law. In addition, the Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

Section 3. Representations and Warranties. The Borrower represents and warrants as follows:

     (a) The Pledged Shares issued by Subsidiaries of the Borrower (i) have been duly authorized and validly issued; (ii) are fully paid and non-assessable; and (iii) constitute all of the capital stock of the Subsidiaries owned by the Borrower. There are no existing options, warrants, calls or commitments of any character whatsoever relating to any of the Pledged Shares issued by Subsidiaries of the Borrower.

     (b) The Borrower is the sole record and beneficial owner of the Pledged Collateral free and clear of any Lien except for the Lien created by this Agreement.

     (c) The pledge of the Pledged Shares pursuant to this Agreement will create a valid and perfected first priority security interest in the Pledged Collateral, securing the payment of the Obligations.

     (d) No consent, authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the exercise by the Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

     (e) There exist no voting restrictions on any of the Pledged Shares issued by Subsidiaries of the Borrower.

     The representations and warranties set forth in this Section 3 shall survive the execution and delivery of this Agreement.

Section 4.  Further Assurances; Supplements.

     (a) The Borrower agrees that at any time and from time to time, at the expense of the Borrower, the Borrower will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

     (b) The Borrower will defend the title to the Pledged Collateral and the Liens of the Agent thereon against the claim of any Person and, subject to Section 15 of this Agreement, will maintain and preserve such Liens until payment in full in cash of the Obligations and the termination of the Commitments under the Credit Agreement.

(c) (i) The Borrower will, upon obtaining any additional shares or securities of the Pledged Companies, pledge such additional shares or securities so that at all times the Pledged Shares shall constitute all of the Borrower's ownership of the capital stock of the Pledged Companies and promptly (and in any event within ten Business Days) deliver to the Agent a Pledge Agreement Supplement, duly executed by the Borrower, in substantially the form of Schedule II hereto (a "Pledge Agreement Supplement"), identifying the additional shares which are pledged pursuant to Section 1(b) of this Agreement.

     (ii) The Borrower will, upon receiving any shares of capital stock of any Persons, pledge the shares or securities of such Persons so that at all times the Pledged Shares shall constitute all of the Borrower's ownership of the capital stock in such Persons and promptly (and in any event within 10 Business Days) deliver to the Agent a Pledge Agreement Supplement, duly executed by the Borrower, in substantially the form of Schedule II hereto (a "Pledge Agreement Supplement") identifying such Persons, and shares of capital stock of such Persons which are pledged pursuant to Section 1(c) of this Agreement.

     (d) The Borrower hereby authorizes the Agent to attach each Pledge Agreement Supplement to this Pledge Agreement and agrees that all shares listed on any Pledge Agreement Supplement delivered to the Agent shall for all purposes hereunder constitute Pledged Collateral.

     Section 5.  Voting Rights; Dividends; Etc.

     (a) So as long as no Event of Default shall have occurred and be continuing (and, in the case of Section 5(b)(i) below, until written notice from the Agent to the Borrower which notice shall not be required should an Event of Default occur under Sections 10.01(f) or (g) of the Credit Agreement):

               (i) The Borrower shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement.

     (ii) The Borrower shall be entitled to receive and retain any and all dividends and other distributions paid in respect of the Pledged Collateral.

     (b)  Upon the occurrence and during the continuation of an Event of
Default:

     (i) All rights of the Borrower to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 5(a)(i) above shall cease upon written notice from the Agent to the Borrower, and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right to exercise such voting and other consensual rights.

     (ii) All rights of the Borrower to receive the dividends which it would otherwise be authorized to receive and retain pursuant to Section 5(a)(ii) above shall cease, and all such rights shall thereupon become vested in the Agent who shall thereupon have the sole right to receive and hold as Pledged Collateral such dividends.

     (iii) All dividends which are received by the Borrower contrary to the provisions of paragraph (ii) of this Section 5(b) shall be received in trust for the benefit of the Agent, shall be segregated from other funds of the Borrower and shall be forthwith paid over to the Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).

     (c) In order to permit the Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5(b)(i) above, and to receive all dividends and distributions which it may be entitled to receive under Section 5(b)(ii) above, the Borrower shall, if necessary, upon written notice of the Agent, from time to time execute and deliver to the Agent appropriate proxies, dividend payment orders and other instruments as the Agent may reasonably request.

Section 6.  Transfers and Other Liens; Additional Shares.

     (a) The Borrower agrees that except as permitted by the Credit Agreement it will not (i) sell, assign or transfer or otherwise dispose of any of the Pledged Collateral, or (ii) grant any option or warrant with respect to, any of the Pledged Collateral issued by Subsidiaries of the Borrower or (iii) create or permit to exist any Lien, security interest, or other charge or encumbrance upon or with respect to any of the Pledged Collateral, except for the Lien in favor of the Agent under this Agreement.

     (b) The Borrower agrees that it will cause the Subsidiaries not to issue any stock or other securities in addition to or in substitution for the Pledged Collateral except to the Borrower.

     Section 7. Agent Appointed Attorney-in-Fact. The Borrower hereby irrevocably constitutes and appoints the Agent as the Borrower's true and lawful attorney-in-fact, with full authority in the place and stead of the Borrower and in the name of the Borrower or otherwise, from time to time upon the occurrence and during the continuation of any Event of Default, in the Agent's discretion for the purpose of carrying out the terms of this Agreement to take any action and to execute any document or instrument which the Agent may deem necessary or advisable, including, without limitation, to receive, endorse and collect all instruments made payable to the Borrower representing any dividend, interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

     Section 8. Agent May Perform. If the Borrower fails to perform any agreement contained herein, the Agent may, but shall not be obligated to, after notice to the Borrower itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall constitute Obligations hereunder.

     Section 9. Reasonable Care. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Agent accords its own property, it being understood that the Agent shall not have responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

     Section 10. Remedies upon Default. If any Event of Default shall have occurred and be continuing:

(a) (i) The Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party in default under the Uniform Commercial Code and the Agent may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at a public or private sale, at any exchange, broker's board or at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable.

     (ii) The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Borrower hereby waives any claims against the Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

          (b) If, at any time when Agent in its sole discretion determines, following the occurrence and during the continuation of an Event of Default, that, in connection with any actual or contemplated exercise of its rights to sell the whole or any part of the Pledged Collateral issued by Subsidiaries of the Borrower hereunder, it is necessary or advisable to effect a public registration of all or part of the Pledged Collateral issued by Subsidiaries of the Borrower pursuant to the Securities Act, the Borrower shall, in an expeditious manner, cause each of the Subsidiaries to:

          (i) prepare and file with the Commission a registration statement with respect to such Pledged Collateral and use its best efforts to cause such registration statement to become and remain effective;

          (ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Act with respect to the sale or other disposition of such Pledged Collateral covered by such registration statement whenever the Agent shall desire to sell or otherwise dispose of such Pledged Collateral;

          (iii) furnish to the Agent such numbers of copies of a prospectus and a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as the Agent may request in order to facilitate the public sale or other disposition of such Pledged Collateral by the Agent;

          (iv) use its best efforts to register or qualify such Pledged Collateral covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States of America as the Agent shall request, and do such other reasonable acts and things as may be required of it to enable the Agent to consummate the public sale or other disposition in such jurisdictions of such Pledged Collateral by the Agent; and

          (v) otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable an earnings statement which shall satisfy the provisions of Section 11(a) of the Securities Act.

          (c) The Borrower acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Agent and the Lenders by reason of the failure by the Borrower to perform any of the covenants contained in this Section 10 and, consequently, agrees that, if the Borrower shall fail to perform any of such covenants, the Agent shall be entitled to specific performance.

          (d) The Borrower acknowledges that notwithstanding the legal availability of a private sale or a sale subject to the restrictions described above in paragraph (a), the Agent may, in its discretion, elect to register any or all the Pledged Collateral under the Securities Act (or any applicable state securities law) in accordance with its rights hereunder. The Borrower, however, recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. The Borrower also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the registrant to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Borrower would agree to do so.

     (e) If the Agent determines to exercise its right to sell any or all of the Pledged Collateral, upon written request, the Borrower shall, from time to time, furnish to the Agent all such information as the Agent may request in order to determine the number of shares and other instruments included in the Pledged Collateral which may be sold by the Agent as exempt transactions under the Act and rules of the Commission thereunder, as the same are from time to time in effect.

     Section 11. Decisions Relating to Exercise of Remedies. Notwithstanding anything in this Agreement to the contrary, the Agent may exercise, and at the request of the Requisite Lenders shall exercise or refrain from exercising, all rights and remedies hereunder and provided by law which remedies are cumulative and not exclusive.

     Section 12. Expenses. The Borrower shall upon written demand pay to the Agent the amount of any and all expenses, including the fees and disbursements of its counsel and of any experts and agents, as provided in
Section 12.03 of the Credit Agreement.

     Section 13. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower herefrom shall in any event be effective unless the same shall be in writing and signed by the party to be charged therewith, and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 14. Notices. All notices and other communications provided for hereunder shall be given in the manner set forth in the Credit Agreement and to the address first above written or, as to each party, at such other address as may be designated by such party in a written notice to the other party.

     Section 15. Continuing Security Interest. This Agreement shall create a continuing first priority security interest in the Pledged Collateral, and shall (a) remain in full force and effect until payment in full (after the termination of the Commitments) of the Obligations; (b) continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the obligee of the Obligations, all as though such payment or performance had not been made; (c) be binding upon the Borrower, its successors and assigns; and (d) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (d), any Lender may assign or otherwise transfer its rights and obligations with the Credit Agreement to any other Person or entity, and such other Person or entity shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, all as provided in, and to the extent set forth in, the Credit Agreement. Upon the payment in full in cash (after the termination of the Commitments) of the Obligations, the Borrower shall be entitled to the return, upon its request and at its expense, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof. Upon the sale by the Borrower of any Pledged Collateral permitted under the Credit Agreement (or any waiver thereof), the Borrower shall be entitled to the return, upon its request and at its expense, of such Pledged Collateral.

     Section 16. Severability. If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or effect those portions of this Agreement which are valid.

     Section 17. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     Section 18. Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE BORROWER WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER ACCEPTS, FOR ITSELF IN AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. THE BORROWER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS NOTICE ADDRESS SPECIFIED ON THE FIRST PAGE HEREOF, SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING. EACH OF THE BORROWER AND, BY ACCEPTANCE HEREOF, THE AGENT AND THE LENDERS, IRREVOCABLY WAIVES (A) TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, AND (B) ANY OBJECTION (INCLUDING WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     IN WITNESS WHEREOF, the Borrower has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the day first above written.

                                   ANNTAYLOR, INC.


                                         By:________________________


                                         Name:______________________


                                         Title:_____________________


Agreed and accepted to as of
the date first above written:

BANK OF AMERICA NATIONAL TRUST
  AND SAVINGS ASSOCIATION, as Agent


By:  ---------------------------------

Name:---------------------------------

Title:---------------------------------

                               SCHEDULE I
                                   TO
                             PLEDGE AGREEMENT



     Attached to and forming a part of that Pledge Agreement dated as of July 29, 1994 by AnnTaylor, Inc. to BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION as Agent for the Banks party to the Credit Agreement.



                                Class           Stock         Number
Stock                             of         Certificate      of
Issuer                          Stock            No(s).       Shares
- - -------                         ---------     ------------    ------
AnnTaylor Travel, Inc.          Common            1               1

AnnTaylor Funding, Inc.         Common            1             100

AnnTaylor Distribution
   Services, Inc.               Common            1               1

CAT US Inc.                     Common            1           2,000

CAT US Inc.                     Common           11           2,000

C.A.T. (Far East)
   Limited                      Common            5          30,000

C.A.T. (Far East)
   Limited                      Common            8          30,000

                              SCHEDULE II
                                   TO
                            PLEDGE AGREEMENT



                        PLEDGE AGREEMENT SUPPLEMENT



     This Pledge Agreement Supplement, dated ___________, 19__, is delivered pursuant to Section 4 of the Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Agreement Supplement may be attached to the Pledge Agreement, dated as of July 29, 1994 (the "Borrower Pledge Agreement", the terms defined therein and not otherwise defined herein being used as therein defined), made by the undersigned to Bank of America National Trust and Savings Association as Agent for the Lenders and the Issuing Bank party to the Credit Agreement, and that the shares listed on this Pledge Agreement Supplement shall be and become part of the Pledged Collateral referred to in the Borrower Pledge Agreement and shall secure all Obligations.

     The undersigned agrees that the securities listed below shall for all purposes constitute Pledged Collateral and shall be subject to the security interest created by the Borrower Pledge Agreement.

     The undersigned further agrees that the Persons listed below shall for all purposes constitute Pledged Companies under the provisions of the Borrower Pledge Agreement.

     The undersigned hereby certifies that the representations and warranties set forth in Section 3 of the Borrower Pledge Agreement are true and correct as to the Pledged Collateral listed herein on and as of the date hereof.

                                         ANNTAYLOR, INC.


                                         By:   ---------------------


                                         Title: --------------------



                Class           Stock         Number      Subsidiary
Stock             of         Certificate      of
Issuer          Stock            No(s).       Shares      Yes or No
- - -------      ---------      ------------      ------      ----------

                                                EXHIBIT 4.01(a)(iv)

                           FORM OF ATSC GUARANTY

     THIS GUARANTY (as such agreement may be amended, supplemented or otherwise modified from time to time, this "Guaranty") dated as of July 29, 1994 is made by ANNTAYLOR STORES CORPORATION, a Delaware corporation, with its principal place of business at 142 West 57th Street, New York, New York 10019 (the "Guarantor"), in favor of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, with an office at 1455 Market Street, San Francisco, California 94103, in its capacity as Agent under the "Credit Agreement" (as defined below) (the "Agent").

                            R E C I T A L S:

     ANNTAYLOR, INC., a Subsidiary of the Guarantor, (the "Borrower"), the Agent, BA Securities, Inc., as Arranger and certain financial institutions currently and in the future parties to the Credit Agreement (such financial institutions being collectively, the "Lenders") have entered into a certain Credit Agreement dated as of July 29, 1994 (as such agreement may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; the capitalized terms not otherwise defined herein are being used herein as defined in the Credit Agreement), which provides (i) for the Lenders to make Loans to the Borrower and for the Issuing Banks to issue Letters of Credit and (ii) that, as a condition precedent to the making the Loans and the issuance of the Letters of Credit, the Guarantor enter into this Guaranty.

     NOW, THEREFORE, in consideration of the above premises, and in order to induce the Lenders to make the Loans and the Issuing Banks to issue the Letters of Credit under the Credit Agreement, the Guarantor agrees as follows:

1.   Guaranty.

     (a) The Guarantor hereby unconditionally and irrevocably guarantees to the Agent, for its benefit and the benefit of the Lenders and the Issuing Banks, the full and prompt payment when due, whether at maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise, and in accordance with the terms and conditions of the Credit Agreement, of all of the Obligations, whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, and whether enforceable or unenforceable as against the Borrower, now or hereafter existing, or due or to become due (all such indebtedness, liabilities and obligations being hereinafter collectively referred to as the "Guaranteed Obligations").

     (b) The Guarantor further agrees that, if any payment made by the Borrower or any other person and applied to the Guaranteed Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by the Agent, any of the Lenders or the Issuing Banks to the Borrower, its estate, trustee, receiver or any other party, including, without limitation, the Guarantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Guarantor's liability hereunder (and any lien, security interest or other collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, or, if prior thereto this Guaranty shall have been cancelled or surrendered (and if any lien, security interest or other collateral securing Guarantor's liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such lien, security interest or other collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Guarantor in respect of the amount of such payment (or any lien, security interest or other collateral securing such obligation).

     (c) The Guarantor further agrees to pay all costs and expenses upon demand including, without limitation, all court costs and reasonable attorneys' fees and expenses paid or incurred by the Agent (i) in endeavoring to collect all or any part of the Guaranteed Obligations after the same become due and owing from, or in prosecuting any action against, the Guarantor or any other guarantor of all or any part of the Guaranteed Obligations or (ii) in endeavoring to realize upon (whether by judicial, non-judicial or other proceedings) any Collateral or any other collateral securing Guarantor's liabilities under this Guaranty.

2.   Representations and Warranties.

     The Guarantor hereby represents and warrants to the Agent that each representation and warranty made by Borrower in Article V of the Credit Agreement applicable to the Guarantor is true and correct, which representations and warranties (except such representations and warranties which are expressly made as of a different date) shall survive the execution and delivery of this Guaranty, and shall, except to the extent that the same have been modified by a writing delivered to and accepted in writing by the Agent, and, other than with respect to changes permitted or contemplated by the Credit Agreement, continue to be true and correct on the date of each Loan, and on the date of issuance of each Letter of Credit.

3.   Waivers; Other Agreements.

     (a) The Agent is hereby authorized, without notice to or demand upon the Guarantor, which notice or demand is expressly waived hereby, and without discharging or otherwise affecting the obligations of the Guarantor hereunder (which shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to:

         (i) supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Guaranteed Obligations, or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument (including the Credit Agreement and the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Agent, including, without limitation, any increase or decrease of the rate of interest thereon;

     (ii) waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Guaranteed Obligations, or any part thereof, or any other instrument or agreement in respect of the Guaranteed Obligations (including the Credit Agreement and the other Loan Documents) now or hereafter executed by the Borrower and delivered to the Agent;

(iii)  accept partial payments on the Guaranteed
     Obligations;

        (iv) receive, take and hold additional security or collateral for the payment of the Guaranteed Obligations, or for the payment of any other guaranties of the Guaranteed Obligations or other liabilities of the Borrower, and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such additional security or collateral;

         (v) apply any and all such security or collateral and direct the order or manner of sale thereof as the Agent may determine in its sole discretion;

        (vi) settle, release, compromise, collect or otherwise liquidate the Guaranteed Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Guaranteed Obligations or any other guaranty therefor, in any manner;

       (vii) add, release or substitute any one or more other guarantors, makers or endorsers of the Guaranteed Obligations and otherwise deal with the Borrower or any other guarantor, maker or endorser as the Agent may elect in its sole discretion;

     (viii) apply any and all payments or recoveries from the Borrower, from any other guarantor, maker or endorser of the Guaranteed Obligations or from the Guarantor to the Guaranteed Obligations to the Obligations in such order as provided in subsection 2.05(b) of the Credit Agreement, whether such Guaranteed Obligations are secured or unsecured or guaranteed or not guaranteed by others;

        (ix) apply any and all payments or recoveries from the Guarantor or any other guarantor, maker or endorser of the Guaranteed Obligations or sums realized from security furnished by any of them upon any of their indebtedness or obligations to the Agent as the Agent in its sole discretion, may determine, whether or not such indebtedness or obligations relate to the Guaranteed Obligations; and

         (x) refund at any time, at the Agent's sole discretion, any payment received by the Agent in respect of any Guaranteed Obligations, and payment to the Agent of the amount so refunded shall be fully guaranteed hereby even though prior thereto this Guaranty shall have been cancelled or surrendered (or any release or termination of any collateral by virtue thereof) by the Agent, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Guarantor hereunder in respect of the amount so refunded (and any collateral so released or terminated shall be reinstated with respect to such obligations);

even if any right of reimbursement or subrogation or other right or remedy of the Guarantor is extinguished, affected or impaired by any of the foregoing (including, without limitation, any election of remedies by reason of any judicial, non-judicial or other proceeding in respect of the Guaranteed Obligations which impairs any subrogation, reimbursement or other right of Guarantor).

     (b) The Guarantor hereby agrees that its obligations under this Guaranty are absolute and unconditional and shall not be discharged or otherwise affected as a result of:

         (i) the invalidity or unenforceability of any security for or other guaranty of the Guaranteed Obligations or of any promissory note or other document (including, without limitation, the Credit Agreement) evidencing all or any part of the Guaranteed Obligations, or the lack of perfection or continuing perfection or failure of priority of any security for the Guaranteed Obligations or any other guaranty therefor;

        (ii) the absence of any attempt to collect the Guaranteed Obligations from the Borrower or any other guarantor or other action to enforce the same;

       (iii) failure by the Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations or any other guaranty therefor;

        (iv) the Agent's election, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. Sec. 101 et seq.) (the "Bankruptcy Code"), of the application of Section 1111(b)(2) of the Bankruptcy Code;

         (v) any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code;

        (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the Agent's claim(s) for repayment of the Guaranteed Obligations;

       (vii)  any use of cash collateral under Section 363 of the Bankruptcy
Code;

     (viii) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;

        (ix)  the avoidance of any lien in favor of the Agent for any reason;

         (x) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against Borrower, the Guarantor or any other guarantor, maker or endorser, including without limitation, any discharge of, or bar or stay against collecting, all or any of the Guaranteed Obligations (or any interest thereon) in or as a result of any such proceeding;

        (xi) failure by the Agent to file or enforce a claim against the Borrower or its estate in any bankruptcy or insolvency case or proceeding;

       (xii) any action taken by the Agent that is authorized by this Guaranty;

     (xiii) any election by the Agent under Section 9-501(4) of the Uniform Commercial Code as enacted in any relevant jurisdiction (the "Code") as to any security for the Guaranteed Obligations or any guaranty of the Guaranteed Obligations; or

     (xiv) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor.

     (c)  The Guarantor hereby waives:

         (i) any requirements of diligence or promptness on the part of the Agent;

        (ii) presentment, demand for payment or performance and protest and notice of protest with respect to the Guaranteed Obligations;

     (iii) notices (A) of nonperformance, (B) of acceptance of this Guaranty, (C) of default in respect of the Guaranteed Obligations, (D) of the existence, creation or incurrence of new or additional indebtedness, arising either from additional loans extended to the Borrower or otherwise, (E) that the principal amount, or any portion thereof, and/or any interest on any instrument or document evidencing all or any part of the Guaranteed Obligations is due, (F) of any and all proceedings to collect from the Borrower, any endorser or any other guarantor of all or any part of the Guaranteed Obligations, or from anyone else, and (G) of exchange, sale, surrender or other handling of any security or collateral given to the Agent to secure payment of the Guaranteed Obligations or any guaranty therefor;

        (iv) any right to require the Agent to (a) proceed first against the Borrower, or any other person whatsoever, (b) proceed against or exhaust any security given to or held by the Agent in connection with the Guaranteed Obligations, or (c) pursue any other remedy in the Agent's power whatsoever;

         (v) any defense arising by reason of (a) any disability or other defense of the Borrower, (b) the cessation from any cause whatsoever of the liability of the Borrower, (c) any act or omission of the Agent or others which directly or indirectly, by operation of law or otherwise, results in or aids the discharge or release of the Borrower or any security given to or held by the Agent in connection with the Guaranteed Obligations;

           (vi)  any and all other suretyship defenses under applicable law;
and

         (vii) the benefit of any statute of limitations affecting the Guaranteed Obligations or the Guarantor's liability hereunder or the enforcement hereof.

In connection with the foregoing, the Guarantor covenants that this Guaranty shall not be discharged, except by complete performance of the obligations contained herein.

     (d) The Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower, of any and all endorsers and/or other guarantors of any instrument or document evidencing all or any part of the Guaranteed Obligations and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations or any part thereof that diligent inquiry would reveal and the Guarantor hereby agrees that the Agent shall not have any duty to advise the Guarantor of information known to the Agent regarding such condition or any such circumstances.

     (e) Notwithstanding anything to the contrary in this Guaranty, the Guarantor hereby irrevocably waives all rights which may have arisen in connection with this Guaranty to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, including Section 509 thereof, under common law or otherwise) of the Agent, the Lenders or the Issuing Banks against the Borrower or against any collateral security or guarantee or right of offset held by such Person for the payment of the Obligations. The Guarantor hereby further irrevocably waives all contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Borrower or any other Person which may have arisen in connection with this Guaranty. So long as the Obligations remain outstanding, if any amount shall be paid by or on behalf of the Borrower to the Guarantor on account of any of the rights waived in this paragraph, such amount shall be held by the Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Agent in the exact form received by the Guarantor (duly indorsed by the Guarantor to the Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Agent may determine. The provisions of this paragraph shall survive the term of this Guaranty and the payment in full of the Obligations and the termination of the commitments of the Lenders to extend credit under the Credit Agreement.

     (f) The Guarantor hereby agrees that any indebtedness of the Borrower now or hereafter owing to the Guarantor is hereby subordinated to all of the Guaranteed Obligations, whether heretofore, now or hereafter created (the "Subordinated Debt"), and that without the prior consent of the Agent, the Subordinated Debt shall not be paid in whole or in part until the Guaranteed Obligations have been paid in full, the commitments of the Lenders to extend credit under the Credit Agreement have been terminated and the Credit Agreement has been terminated and is of no further force or effect, except that payments of principal and interest on the Subordinated Debt shall be permitted so long as no Potential Event of Default or Event of Default shall have occurred and be continuing to the extent such payments would not render the Borrower incapable of performing the Guaranteed Obligations. The Guarantor will not accept any payment of or on account of any Subordinated Debt at any time in contravention of the foregoing. At the request of the Agent, the Borrower shall pay to the Agent all or any part of the Subordinated Debt and any amount so paid to the Agent shall be applied to payment of the Guaranteed Obligations. Each payment on the Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by Guarantor as trustee for the Agent and shall be paid over to the Agent immediately on account of the Guaranteed Obligations, but without otherwise affecting in any manner the Guarantor's liability under any of the provisions of this Guaranty. The Guarantor agrees to file all claims against the Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Subordinated Debt, and the Agent shall be entitled to all of the Guarantor's right thereunder. If for any reason the Guarantor fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, the Agent, as the Guarantor's attorney-in-fact, is hereby authorized to do so in the Guarantor's name or, in the Agent's discretion, to assign such claim to and cause proof of claim to be filed in the name of the Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, the Guarantor hereby assigns to the Agent all Guarantor's rights to any payments or distributions to which the Guarantor otherwise would be entitled. If the amount so paid is greater than the Guarantor's liability hereunder, the Agent will pay the excess amount to the party entitled thereto. In addition, the Guarantor hereby appoints Agent as its attorney-in-fact to exercise all of the Guarantor's voting rights in connection with any bankruptcy proceeding or any plan for the reorganization of the Borrower.

     (g) The Guarantor shall comply with all covenants applicable to it under the Credit Agreement and shall otherwise take no action which will cause an Event of Default or Potential Event of Default under the Credit Agreement. The Guarantor shall also cause the Borrower to comply with all covenants applicable to the Borrower under the Credit Agreement.

4.   Default, Remedies.

     (a) The obligations of the Guarantor hereunder are independent of and separate from the Guaranteed Obligations and the obligations of any other guarantor of the Guaranteed Obligations. If any of the Guaranteed Obligations are not paid when due, or upon any Event of Default or any default by Borrower as provided in any other instrument or document evidencing all or any part of the Guaranteed Obligations, the Agent may, at its sole election, proceed directly and at once, without notice, against the Guarantor to collect and recover the full amount or any portion of the Guaranteed Obligations, without first proceeding against the Borrower or any other guarantor of the Guaranteed Obligations, or against any Collateral for the Guaranteed Obligations under the ATSC Pledge Agreement or otherwise against any Collateral under other Collateral Documents.

     (b) At any time after maturity of the Guaranteed Obligations, the Agent may, without notice to the Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of the Guaranteed Obligations (i) any indebtedness due or to become due from the Agent to the Guarantor and (ii) any moneys, credits or other property belonging to the Guarantor at any time held by or coming into the possession of the Agent or any of its affiliates.

     (c) The Guarantor hereby authorizes and empowers the Agent, in its sole discretion, without any notice (except notices required by law to the extent such notice as a matter of law may not be waived) or demand to the Guarantor whatsoever and without affecting the liability of the Guarantor hereunder, to exercise any right or remedy which the Agent may have available to it, including but not limited to, foreclosure by one or more judicial or nonjudicial sales, and the Guarantor hereby waives any defense to the recovery by the Agent against the Guarantor of any deficiency after such action, notwithstanding any impairment or loss of any right of reimbursement, contribution, subrogation or other right or remedy against the Borrower, or any other guarantor, maker or endorser, or against any security for the Guaranteed Obligations or for any guaranty of the Guaranteed Obligations. No exercise by the Agent of, and no omission of the Agent to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of the Agent against the Guarantor, any other guarantor, maker or endorser or any security shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Guarantor's obligations hereunder or give to the Guarantor any right of recourse against the Agent, the Lenders or the Issuing Banks.

     (d) The Guarantor consents and agrees that the Agent shall not be under any obligation to make any demand upon or pursue or exhaust any of its rights or remedies against the Borrower or any guarantor or others with respect to the payment of the Guaranteed Obligations, or to pursue or exhaust any of its rights or remedies with respect to any security therefor, or any direct or indirect guaranty thereof or any security for any such guaranty, or to marshal any assets in favor of the Guarantor or against or in payment of any or all of the Guaranteed Obligations or to resort to any security or any such guaranty in any particular order, and all of its rights hereunder, under the ATSC Pledge Agreement and the other Loan Documents shall be cumulative. The Guarantor hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of, and does hereby covenant not to assert against the Agent any valuation, stay, appraisal, extension or redemption laws now existing or which may hereafter exist which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Guaranty or the ATSC Pledge Agreement. Without limiting the generality of the foregoing, the Guarantor hereby agrees that it will not invoke or utilize any law which might cause delay in or impede the enforcement of the rights under this Guaranty, the ATSC Pledge Agreement or any of the other Loan Documents.

5.   Miscellaneous.

     (a) This Guaranty shall be irrevocable as to any and all of the Guaranteed Obligations until the Credit Agreement has been terminated, the commitments of the Lenders to extend credit under the Credit Agreement have been terminated and all Guaranteed Obligations then outstanding have been repaid.

     (b) This Guaranty shall be binding upon the Guarantor and upon its successors and assigns, heirs and legal representatives and shall inure to the benefit of the Agent, the Lenders and the Issuing Banks; all references herein to the Borrower and to the Guarantor shall be deemed to include their successors and assigns, heirs and legal representatives as applicable. The Borrower's successors and assigns shall include a receiver, trustee or debtor-in-possession of or for the Borrower. All references to the singular shall be deemed to include the plural where the context so requires. The Guarantor acknowledges the Agent's acceptance hereof and reliance hereon.

     (c) No delay on the part of the Agent in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Agent of any right or remedy shall preclude any further exercise thereof; nor shall any modification or waiver of any of the provisions of this Guaranty be binding upon the Agent, except as expressly set forth in a writing duly signed and delivered by the Agent or on the Agent's behalf by an authorized officer or agent of the Agent. The Agent's failure at any time or times hereafter to require strict performance by the Borrower or of the Guarantor or any other guarantor of any of the provisions, warranties, terms and conditions contained in any promissory note, security agreement, agreement, guaranty, instrument or document now or at any time or times hereafter executed by the Borrower or the Guarantor or any other guarantor and delivered to the Agent shall not waive, affect or diminish any right of the Agent at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of the Agent, its agents, officers or employees, unless such waiver is contained in an instrument in writing signed by an officer or agent of the Agent and directed to the Borrower or the Guarantor, or either of them (as the case may be) specifying such waiver. No waiver by the Agent of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by the Agent permitted hereunder shall in any way affect or impair the Agent's rights or the obligations of the Guarantor under this Guaranty. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest owing by the Borrower to the Agent shall be conclusive and binding on the Guarantor irrespective of whether it was a party to the suit or action in which such determination was made.

     (d) THIS GUARANTY SHALL BE CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK. Whenever possible, each provision of this Guaranty shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Guaranty.

     (e) Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE GUARANTOR WITH RESPECT TO THIS GUARANTY MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS GUARANTY, THE GUARANTOR ACCEPTS, FOR ITSELF IN AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. THE GUARANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS NOTICE ADDRESS SPECIFIED ON THE FIRST PAGE HEREOF, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. EACH OF THE GUARANTOR AND, BY ACCEPTANCE HEREOF, THE AGENT AND THE LENDERS, IRREVOCABLY WAIVES (A) TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, AND (B) ANY OBJECTION (INCLUDING WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     (f) This Guaranty (and any instrument or agreement granting or creating any security for this Guaranty) contains all the terms and conditions of the agreement between the Agent and the Guarantor relating to the subject matter hereof. The terms or provisions of this Guaranty may not be waived, altered, modified or amended except in writing duly executed by the party to be charged thereby. This Guaranty is secured by the ATSC Pledge Agreement. Reference is made to such ATSC Pledge Agreement for the terms and conditions governing the collateral security for the obligations of the Guarantor hereunder.

     (g) Neither the Agent nor its Affiliates, directors, officers, agents, attorneys or employees shall be liable to the Guarantor for any action taken, or omitted to be taken, by it or them or any of them under this Guaranty, or the other Loan Documents or in connection therewith except that no person shall be relieved of any liability for gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction.

     (h) The Guarantor warrants and agrees that each of the waivers set forth in this Guaranty are made with full knowledge of their significance and consequences, and that under the circumstances, the waivers are reasonable. If any of said waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law. Should any one or more provisions of this Guaranty be determined to be illegal or unenforceable, all other provisions hereof shall nevertheless remain effective.

     (i) Wherever possible each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

     (j) Captions are for convenience only and shall not affect the meaning of any term or provision of this Guaranty.

     (k) All notices and other communications provided for hereunder shall be given in the manner set forth in the Credit Agreement and to the addresses set forth in the Credit Agreement or, in the case of the Guarantor, at its addresses set forth above.

     IN WITNESS WHEREOF, undersigned have made this Guaranty as of the date first above written.


                              ANNTAYLOR STORES CORPORATION


                                    By:_________________________



                                    Title:----------------------



Agreed and accepted to as of
the date first above written:

BANK OF AMERICA NATIONAL TRUST
 AND SAVINGS ASSOCIATION, as Agent


By:_________________________
   Title:

                                                EXHIBIT 4.01(a)(v)

                   FORM OF ATSC PLEDGE AGREEMENT


     THIS PLEDGE AGREEMENT (as such agreement may be amended, supplemented or otherwise modified from time to time, this "Agreement"), dated as of July 29, 1994, is made by ANNTAYLOR STORES CORPORATION, a Delaware corporation, with its principal place of business located at 142 West 57th Street, New York, New York 10019 (the "Grantor"), in favor of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, with an office located at 1455 Market Street, San Francisco, California 94103, in its capacity as Agent under the Credit Agreement (as defined below) (the "Agent").

                         R E C I T A L S:

     ANNTAYLOR, INC., a Subsidiary of the Grantor (the "Borrower"), the Agent, BA Securities, Inc., Bank of America National Trust and Savings Association and Fleet Bank, National Association, as Co-Agents and certain financial institutions currently and in the future to be parties to the Credit Agreement (such financial institutions being collectively the "Lenders") have entered into a certain Credit Agreement dated as of July 29, 1994 (as such agreement may be amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; the capitalized terms not otherwise defined herein are being used herein as defined in the Credit Agreement), which provides (i) for the Lenders to make the Loans and the Issuing Bank to issue the Letters of Credit and (ii) that as a condition precedent to the making of the Loans and the issuance of the Letters of Credit, that the Grantor enter into a Guaranty dated as of the date hereof (the "Guaranty") in favor of the Agent and that, concurrently with the execution of the Guaranty, the Grantor enter into this Agreement to secure its obligations to the Agent under the Guaranty.

     The Grantor is the legal and beneficial owner of the shares of capital stock described in Schedule I hereto (the "Pledged Shares") and issued by the Borrower which Pledged Shares constitute all of the capital stock of the Borrower owned by the Grantor and is equal to 100% of the issued and outstanding capital stock of the Borrower.

     NOW, THEREFORE, in consideration of the above premises and in order to induce the Lenders to make the Loans and the Issuing Bank to issue the Letters of Credit under the Credit Agreement, the Grantor hereby agrees with the Agent for its benefit, and for the benefit of the Lenders and the Issuing Bank as follows:

     Section 1. Grant of Security. To secure the prompt and complete payment, observance and performance when due (whether at the stated maturity, by acceleration or otherwise) of all the Guaranteed Obligations (as defined in the Guaranty) and all other obligations of the Grantor under the Guaranty, the Grantor hereby assigns and pledges to the Agent, and hereby grants to the Agent, for its benefit and the benefit of the Lenders and the Issuing Bank, a security interest in, all of the Grantor's right, title and interest in and to the following, whether now owned or existing or hereafter arising or acquired (collectively, the "Pledged Collateral"):

          (a)  all of the Pledged Shares;

          (b) all additional shares of stock of the Borrower from time to time acquired by the Grantor in any manner and any other securities, options or rights received by the Grantor pursuant to any reclassification, reorganization, increase or reduction of capital or stock dividend or in substitution of or in exchange for any of the Pledged Shares so that all of the issued and outstanding capital stock of the Borrower owned by the Grantor will continue to be pledged to the Agent;

     (c) the certificates representing the shares referred to in clauses (a) and (b) above; and

     (d) all dividends, cash, instruments and other property or proceeds, from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of the shares referred to in clauses (a) and (b) above.

     Section 2. Delivery of Pledged Collateral. All certificates or instruments representing or evidencing the Pledged Collateral are simultaneously herewith being delivered to the Agent to be held by or at the direction of the Agent pursuant hereto and are to be accompanied by duly executed instruments of transfer or assignment, undated and in blank, or will be delivered to the Agent upon delivery of a Pledge Agreement Supplement as provided in Section 4(c). The Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default in its discretion and without notice to the Grantor, to transfer to or to register in its name or any of its nominees any or all of the Pledged Collateral, subject only to the revocable rights specified in Section 5(a) of this Agreement and to applicable law. In addition, the Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations.

     Section 3. Representations and Warranties. The Grantor represents and warrants as follows:

     (a) The Pledged Shares (i) have been duly authorized and validly issued; (ii) are fully paid and non-assessable; and (iii) constitute all of the capital stock of the Borrower owned by the Grantor. There are no existing options, warrants, calls or commitments of any character whatsoever relating to any of the Pledged Shares.

     (b) The Grantor is the sole record and beneficial owner of the Pledged Collateral free and clear of any Lien except for the Lien created by this Agreement.

     (c) The Grantor has full power, authority, legal right and requisite corporate authority to pledge, assign, transfer and deliver the Pledged Collateral being pledged to the Agent as provided herein.

     (d) This Agreement has been duly authorized, executed and delivered by the Grantor and constitutes a legal, valid and binding obligation of the Grantor, enforceable against the Grantor in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or similar laws related to creditors' rights generally, as such laws would apply in the event of the bankruptcy, insolvency of, or other similar occurrence with respect to, the Grantor.

     (e) The pledge of the Pledged Shares pursuant to this Agreement will create a valid and perfected first priority security interest in the Pledged Collateral, securing the payment of the Guaranteed Obligations.

     (f) No consent, authorization, approval, or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required either (i) for the pledge by the Grantor of the Pledged Collateral pursuant to this Agreement or for the execution, delivery or performance of this Agreement by the Grantor or (ii) for the exercise by the Agent of the voting or other rights provided for in this Agreement or the remedies in respect of the Pledged Collateral pursuant to this Agreement (except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally).

     (g) The execution, delivery and performance of this Agreement is not in conflict with and does not violate any instrument or agreement to which the Grantor is a party or by which the Grantor is bound.

     (h)  There exist no voting restrictions on any of the Pledged Shares.

     The representations and warranties set forth in this Section 3 shall survive the execution and delivery of this Agreement.

Section 4.  Further Assurances; Supplements.

     (a) The Grantor agrees that at any time and from time to time, at the expense of the Grantor, the Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the Agent may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

     (b) The Grantor will defend the title to the Pledged Collateral and, subject to Section 15 of this Agreement, the Liens of the Agent thereon against the claim of any Person and will maintain and preserve such Liens until payment in full in cash of the Guaranteed Obligations and the termination of the Commitments under this Credit Agreement.

     (c) The Grantor will, upon obtaining any additional shares or securities of the Borrower, pledge such additional shares or securities so that at all times the Pledged Shares shall constitute all of the Grantor's ownership of the capital stock of the Borrower and promptly (and in any event within three Business Days) deliver to the Agent a Pledge Agreement Supplement, duly executed by the Grantor, in substantially the form of
Schedule II hereto (a "Pledge Agreement Supplement"), identifying the additional shares which are pledged pursuant to Section 1(b) of this Agreement.

     (d) The Grantor hereby authorizes the Agent to attach each Pledge Agreement Supplement to this Pledge Agreement and agrees that all shares listed on any Pledge Agreement Supplement delivered to the Agent shall for all purposes hereunder constitute Pledged Collateral.

Section 5.  Voting Rights; Dividends; Etc.

          (a) So as long as no Event of Default shall have occurred and be continuing (and, in the case of Section 5(b)(i) below, until written notice from the Agent to the Grantor which notice shall not be required should an Event of Default occur under Sections 10.01(f) or (g) of the Credit Agreement):

               (i)  The Grantor shall be entitled to exercise any     and all
voting and other consensual rights pertaining to  the Pledged Collateral or
any part thereof for any      purpose not inconsistent with the terms of this
Agreement or the Credit Agreement.

               (ii) The Grantor shall be entitled to receive and      retain
any and all dividends and other distributions     paid in respect of the
Pledged Collateral.

          (b)  Upon the occurrence and during the continuation of an Event of
Default:

               (i)   All rights of the Grantor to exercise the   voting and
other consensual rights which it would  otherwise be entitled to exercise
pursuant to Section      5(a)(i) above shall cease upon written notice from
the       Agent to the Grantor, and all such rights shall   thereupon become
vested in the Agent who shall thereupon      have the sole right to exercise
such voting and other    consensual rights.

               (ii) All rights of the Grantor to receive the     dividends
which it would otherwise be authorized to    receive and retain pursuant to
Section 5(a)(ii) above   shall cease, and all such rights shall thereupon
become    vested in the Agent who shall thereupon have the sole  right to receive and hold as Pledged Collateral such  dividends.

               (iii) All dividends which are received by the     Grantor
contrary to the provisions of paragraph (ii) of   this Section 5(b) shall be
received in trust for the     benefit of the Agent, shall be segregated from
other     funds of the Grantor and shall be forthwith paid over to    the
Agent as Pledged Collateral in the same form as so     received (with any
necessary endorsement).

          (c) In order to permit the Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5(b)(i) above, and to receive all dividends and distributions which it may be entitled to receive under Section 5(b)(ii) above, the Grantor shall, if necessary, upon written notice of the Agent, from time to time execute and deliver to the Agent appropriate proxies, dividend payment orders and other instruments as the Agent may reasonably request.

Section 6.  Transfers and Other Liens; Additional Shares.

          (a) The Grantor agrees that except as permitted by the Credit Agreement it will not (i) sell, assign or transfer or otherwise dispose of, or grant any option or warrant with respect to, any of the Pledged Collateral or (ii) create or permit to exist any Lien, security interest, or other charge or encumbrance upon or with respect to any of the Pledged Collateral, except for the Lien in favor of the Agent under this Agreement.

          (b) The Grantor agrees that it will cause the Borrower not to issue any stock or other securities in addition to or in substitution for the Pledged Collateral except to the Grantor.

     Section 7. Agent Appointed Attorney-in-Fact. The Grantor hereby irrevocably constitutes and appoints the Agent as the Grantor's true and lawful attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time upon the occurrence and during the continuation of any Event of Default, in the Agent's discretion for the purpose of carrying out the terms of this Agreement to take any action and to execute any document or instrument which the Agent may deem necessary or advisable, including, without limitation, to receive, endorse and collect all instruments made payable to the Grantor representing any dividend, interest payment or other distribution in respect of the Pledged Collateral or any part thereof and to give full discharge for the same.

     Section 8. Agent May Perform. If the Grantor fails to perform any agreement contained herein, the Agent may, but shall not be obligated to, after notice to the Grantor itself perform, or cause performance of, such agreement, and the expenses of the Agent incurred in connection therewith shall constitute Guaranteed Obligations hereunder.

     Section 9. Reasonable Care. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which the Agent accords its own property, it being understood that the Agent shall not have responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

     Section 10. Remedies upon Default. If any Event of Default shall have occurred and be continuing:

          (a) (i) The Agent may exercise in respect of the Pledged Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party in default under the Uniform Commercial Code and the Agent may also, without notice except as specified below, sell the Pledged Collateral or any part thereof in one or more parcels at a public or private sale, at any exchange, broker's board or at any of the Agent's offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may deem commercially reasonable.

               (ii) The Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days' notice to the Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Grantor hereby waives any claims against the Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

          (b) If, at any time when Agent in its sole discretion determines, following the occurrence and during the continuation of an Event of Default, that, in connection with any actual or contemplated exercise of its rights to sell the whole or any part of the Pledged Collateral hereunder, it is necessary or advisable to effect a public registration of all or part of the Pledged Collateral pursuant to the Securities Act, the Grantor shall, in an expeditious manner, cause the Borrower to:

               (i)   prepare and file with the Commission a      registration
statement with respect to the Pledged   Collateral and use its best efforts
to cause such  registration statement to become and remain effective;

               (ii)  prepare and file with the Commission such   amendments
and supplements to such registration    statement and the prospectus used in
connection     therewith as may be necessary to keep such registration
statement effective and to comply with the provisions of    the Act with
respect to the sale or other disposition of  the Pledged Collateral covered
by such registration     statement whenever the Agent shall desire to sell or
otherwise dispose of the Pledged Collateral;

               (iii) furnish to the Agent such numbers of copies      of a
prospectus and a preliminary prospectus, in  conformity with the requirements
of the Securities Act,   and such other documents as the Agent may request in
order to facilitate the public sale or other disposition    of the Pledged
Collateral by the Agent;

               (iv)  use its best efforts to register or qualify      the
Pledged Collateral covered by such registration   statement under such other
securities or blue sky laws   of such jurisdictions within the United States
of        America as the Agent shall request, and do such other  reasonable acts and things as may be required of it to  enable the Agent to consummate
the public sale or other      disposition in such jurisdictions of the
Pledged   Collateral by the Agent; and

               (v)  otherwise use its best efforts to comply with     all
applicable rules and regulations of the Commission,    and make available to
its security holders, as soon as   reasonably practicable an earnings
statement which shall    satisfy the provisions of Section 11(a) of the
Securities Act.

          (c) The Grantor acknowledges the impossibility of ascertaining the amount of damages which would be suffered by the Agent and the Lenders by reason of the failure by the Grantor to perform any of the covenants contained in this Section 10 and, consequently, agrees that, if the Grantor shall fail to perform any of such covenants, the Agent shall be entitled to specific performance.

          (d) The Grantor acknowledges that notwithstanding the legal availability of a private sale or a sale subject to the restrictions described above in paragraph (a), the Agent may, in its discretion, elect to register any or all the Pledged Collateral under the Securities Act (or any applicable state securities law) in accordance with its rights hereunder.
The Grantor, however, recognizes that the Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. The Grantor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the registrant to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if the Grantor would agree to do so.

          (e) If the Agent determines to exercise its right to sell any or all of the Pledged Collateral, upon written request, the Grantor shall, from time to time, furnish to the Agent all such information as the Agent may request in order to determine the number of shares and other instruments included in the Pledged Collateral which may be sold by the Agent as exempt transactions under the Act and rules of the Commission thereunder, as the same are from time to time in effect.

     Section 11.  Decisions Relating to Exercise of Remedies.
Notwithstanding anything in this Agreement to the contrary, the Agent may exercise, and at the request of the Requisite Lenders shall exercise or refrain from exercising, all rights and remedies hereunder and provided by law which remedies are cumulative and not exclusive.

     Section 12. Expenses. The Grantor shall upon written demand pay to the Agent the amount of any and all expenses, including the fees and disbursements of its counsel and of any experts and agents, as provided in Section 12.03 of the Credit Agreement.

     Section 13. Amendments, Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by the Grantor herefrom shall in any event be effective unless the same shall be in writing and signed by the party to be charged therewith, and any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     Section 14. Notices. All notices and other communications provided for hereunder shall be given in the manner set forth in the Credit Agreement and to the address first above written or, as to each party, at such other address as may be designated by such party in a written notice to the other party.

     Section 15. Continuing Security Interest. This Agreement shall create a continuing first priority security interest in the Pledged Collateral, and shall (a) remain in full force and effect until payment in full (after the termination of the Commitments) of the Guaranteed Obligations; (b) continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the obligee of the Guaranteed Obligations, all as though such payment or performance had not been made; (c) be binding upon the Grantor, its successors and assigns; and (d) inure, together with the rights and remedies of the Agent hereunder, to the benefit of the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (d), any Lender may assign or otherwise transfer its rights and obligations with the Credit Agreement to any other Person or entity, and such other Person or entity shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, all as provided in, and to the extent set forth in, the Credit Agreement. Upon the payment in full in cash (after the termination of the Commitments) of the Guaranteed Obligations, the Borrower shall be entitled to the return, upon its request and at its expense, of such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

     Section 16. Severability. If for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or effect those portions of this Agreement which are valid.

     Section 17. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

     Section 18. Consent to Jurisdiction and Service of Process; Waiver of Jury Trial. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST THE GRANTOR WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE GRANTOR ACCEPTS, FOR ITSELF IN AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT FROM WHICH NO APPEAL HAS BEEN TAKEN OR IS AVAILABLE. THE GRANTOR IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS NOTICE ADDRESS SPECIFIED ON THE FIRST PAGE HEREOF, SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING. EACH OF THE GRANTOR AND, BY ACCEPTANCE HEREOF, THE AGENT AND THE LENDERS, IRREVOCABLY WAIVES (A) TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT, AND (B) ANY OBJECTION (INCLUDING WITHOUT LIMITATION, ANY OBJECTION OF THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS) WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT IN ANY JURISDICTION SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the day first above written.

                                    ANNTAYLOR STORES CORPORATION


                                    By:_________________________


                                    Name:_______________________


                                    Title:______________________


Agreed and accepted to as of
the date first above written:

BANK OF AMERICA NATIONAL TRUST
  AND SAVINGS ASSOCIATION, as Agent


By:  --------------------------------

Name:--------------------------------

Title: ------------------------------

                                SCHEDULE I
                                     TO
                              PLEDGE AGREEMENT



     Attached to and forming a part of that Pledge Agreement dated as of July 29, 1994 by AnnTaylor Stores Corporation to BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION as Agent for the Banks party to the Credit Agreement.



                                Class           Stock         Number
Stock                             of         Certificate      of
Issuer                          Stock            No(s).       Shares
- - -------                         ---------     ------------    ------
AnnTaylor, Inc.                 Common             1            1

                              SCHEDULE II
                                   TO
                            PLEDGE AGREEMENT

                       PLEDGE AGREEMENT SUPPLEMENT
                       ---------------------------

     This Pledge Agreement Supplement, dated -----------------, 199_, is delivered pursuant to Section 4 of the Pledge Agreement referred to below. The undersigned hereby agrees that this Pledge Agreement Supplement may be attached to the Pledge Agreement, dated as of July 29, 1994 (the "ATSC Pledge Agreement", the terms defined therein and not otherwise defined herein being used as therein defined), made by the undersigned to Bank of America National Trust and Savings Association as Agent for the Lenders and the Issuing Bank party to the Credit Agreement, and that the shares listed on this Pledge Agreement Supplement shall be and become part of the Pledged Collateral referred to in the ATSC Pledge Agreement and shall secure all Guaranteed Obligations.

     The undersigned agrees that the securities listed below shall for all purposes constitute Pledged Collateral and shall be subject to the security interest created by the ATSC Pledge Agreement.

     The undersigned hereby certifies that the representations and warranties set forth in Section 3 of the ATSC Pledge Agreement are true and correct as to the Pledged Collateral listed herein on and as of the date hereof.

                                  ANNTAYLOR STORES CORPORATION

                                  By: -----------------------

                                  Title:----------------------


                                Class           Stock         Number
Stock                             of         Certificate      of
Issuer                          Stock            No(s).       Shares
- - -------                         ---------     ------------    ------

                                                EXHIBIT 4.01(a) (xi)

                        FORM OF OPINION OF
              SKADDEN, ARPS, SLATE, MEAGHER & FLOM

                                                      July --, 1994



Bank of America National Trust
 and Savings Association,
 as Agent
335 Madison Avenue
New York, New York  10017

The Financial Institutions listed on
Schedule I hereto

                 Re:  AnnTaylor Stores Corporation
                 AnnTaylor, Inc.
                 ---------------

Ladies and Gentlemen:


          We have acted as special counsel to AnnTaylor, Inc., a Delaware corporation (the "Borrower"), and AnnTaylor Stores Corporation, a Delaware corporation ("ATSC", and together with the Borrower, the "Credit Parties") in connection with the preparation, execution and delivery of the Credit Agree ment, dated as of July 29, 1994 (the "Credit Agreement"), among the Borrower, the financial institutions identified on Schedule I hereto (the "Lenders"), and Bank of America National Trust and Savings Association, as agent for such Lenders (in such capacity, the "Agent"), and the preparation, execution and delivery of certain other agreements, instruments and documents related to the Credit Agreement. This opinion is being delivered pursuant to Section 4.01(a)(x) of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein shall have the same meanings herein as set forth in the Credit Agreement.

          In our examination we have assumed the genuineness of all signatures including endorsements, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently estab lish or verify, we have relied upon statements and representations of the Credit Parties and their respective officers and other representatives and of public officials, including the facts set forth in the Borrower's Certificate and ATSC's Certificate, each as described below.

          In rendering the opinions set forth herein, we have examined and relied on originals or copies of the following:
               (a)  the Credit Agreement;

               (b)  the Borrower Pledge Agreement;

               (c)  the ATSC Guaranty;

               (d)  the ATSC Pledge Agreement;

               (e)  the Subordinated Note Indenture;

               (f) the certificate of the Borrower executed by an officer of the Borrower dated the date hereof, a copy of which is attached as Exhibit A hereto (the "Borrower's Certificate");

               (g) the certificate of ATSC executed by an officer of ATSC, dated the date hereof, a copy of which is attached as Exhibit B hereto ("ATSC's Certificate", and together with the Borrower's Certificate, the "Credit Parties' Certificates");

               (h) certified copies of the Certificate of Incorporation and By-laws of each of the Credit Parties;

               (i) a certified copy of certain resolutions of the Board of Directors of each of the Credit Parties adopted by unanimous written consent
on July   , 1994;

               (j) certificates and telegrams from public officials in the State of Delaware as to the good standing of the Credit Parties in such juris diction; and

               (k) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.

          The Credit Agreement, the Borrower Pledge Agreement, the ATSC Guaranty and the ATSC Pledge Agreement shall hereinafter be referred to collectively as the "Subject Documents" and the Borrower Pledge Agreement and the ATSC Pledge Agreement shall hereinafter be referred to collectively as the "Security Documents".

          Members of our firm are admitted to the bar of the State of New York. We express no opinion as to the laws of any jurisdiction other than
(i) the laws of the State of New York, (ii) the General Corporation Law of the State of Delaware (the "DGCL") and (iii) the federal laws of the United States of America to the extent specifically referred to herein.

          The opinions set forth below are subject to the following qualifications:

                    (i) enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

                    (ii) certain of the remedial provisions with respect to the security including waivers with respect to the exercise of remedies against the collateral contained in each of the Security Documents and the ATSC Guaranty may be unenforceable in whole or in part, but the inclusion of such provisions does not affect the validity of the Security Documents and the ATSC Guaranty, each taken as a whole, and each of the Security Documents, each taken as a whole, together with applicable law, contains adequate provi sions for the practical realization of the benefits of the security created thereby;

                    (iii) we express no opinion as to any provision with respect to governing law to the extent that it purports to affect the choice of law governing perfection and the effect of perfection and non-perfection of the security interests; and

                    (iv) we call to your attention that the Credit Agreement provides that the Borrower will cause ATSC to comply with certain covenants and that ATSC is not a party to the Credit Agreement (although ATSC agrees to comply with such covenants pursuant to the ATSC Guaranty); accordingly, the remedy of specific performance may not be available with respect to compli ance by ATSC with such covenants unless such remedy is enforced under the ATSC Guaranty.

     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

     1. Each of the Credit Parties has been incorporated and is validly existing and in good standing under the laws of the State of Delaware.

     2. Each of the Credit Parties has the corporate power and corporate authority to execute, deliver and perform all of its obligations under each of the Subject Documents to which it is a party. The execution and delivery by each of the Credit Parties of each of the Subject Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of each such Credit Party. Each of the Subject Documents has been duly executed and delivered by each Credit Party which is a party thereto.

     3. Each of the Subject Documents constitutes the valid and binding obligation of each Credit Party thereto enforceable against such Credit Party in accordance with its terms, subject to the following qualifications:

               (a) we express no opinion as to the enforceability of any rights to contribution or indemnification provided for in the Subject Docu ments which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regu lation); and

               (b)  we express no opinion as to Sections 3.06, 12.06 and
12.07 of the Credit Agreement to the extent such provisions authorize or permit any party to any Subject Document or any purchaser of a participation interest from any such party to set-off or apply any deposit, property or in debtedness with respect to any participation interest.

     4. The execution and delivery by each of the Credit Parties of each of the Subject Documents to which it is a party and the performance by each such Credit Party of its obligations under each such Subject Document, each in accordance with its terms, do not (i) conflict with the Certificate of Incor poration or By-laws of such Credit Party, (ii) constitute a violation of or a default under any Applicable Contracts (as defined below) or (iii) cause the creation of any security interest or lien (other than the liens granted under or created by the Security Documents) upon any of the property of such Credit Party pursuant to any Applicable Contracts. We do not express any opinion, however, as to whether the execution, delivery or performance by any Credit Party of any Subject Document to which it is a party will constitute a viola tion of or a default under any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of such Credit Party. For purposes of this para graph 4, "Applicable Contracts" mean those agreements or instruments set forth on Schedule I to the Credit Parties' Certificates and which have been identified to us as all the agreements and instruments which are material to the business or financial condition of the Credit Parties.

     5. Neither the execution, delivery or performance by any Credit Party of any of the Subject Documents to which it is a party nor the compliance by such Credit Party with the terms and provisions thereof will contravene any provision of any Applicable Law. For purposes of this paragraph 5 and paragraph 6, "Applicable Laws" shall mean the DGCL and those laws, rules and regulations of the State of New York and of the United States of America (including, without limitation, Regulations G, U and X of the Federal Reserve Board and the Investment Company Act of 1940) which, in our experience, are normally applicable to transactions of the type contemplated by the Subject Documents.

     6. No Governmental Approval which has not been obtained or taken and is not in full force and effect is required to authorize or is required in connection with the execution, delivery or performance of any of the Subject Documents by any Credit Party. For the purposes of this paragraph 6, the term "Governmental Approval" means any consent, approval, license, authorization or validation of, or filing, recording or registration with, any Governmental Authority pursuant to Applicable Laws, and for the purposes of this paragraph 6 and paragraph 7, the term "Governmental Authority" means any federal, New York or, to the extent relating to the DGCL, Delaware executive, legislative, judicial, administrative or regulatory body.

          7. Neither the execution, delivery or performance by any Credit Party of its obligations under the Subject Documents to which it is a party nor compliance by such Credit Party with the terms thereof will contravene any Applicable Order against such Credit Party. For purposes of this paragraph 7, the term "Applicable Orders" means those orders or decrees of Governmental Authorities identified on Schedule II to the Credit Parties' Certificates.

          8. The delivery to the Agent for the benefit of itself, the Lenders and the Issuing Banks in the State of New York of the certificates identified in Schedule IV to the Borrower's Certificate (the "Borrower Pledged Securities"), together with the Borrower Pledge Agreement, is effec tive to create in favor of the Agent for the benefit of itself, the Lenders and the Issuing Banks, a valid and perfected security interest in the Borrower Pledged Securities to secure the Obligations (as referred to in the Borrower Pledge Agreement and hereafter, the "Borrower Obligations"). The delivery to the Agent for the benefit of itself, the Lenders and the Issuing Banks in the State of New York of the certificates identified in Schedule IV to ATSC's Certificate (the "ATSC Pledged Securities" and collectively with the Borrower Pledged Securities, the "Pledged Securities"), together with the ATSC Pledge Agreement, is effective to create in favor of the Agent for the benefit of itself, the Lenders and the Issuing Banks, a valid and perfected security interest in the ATSC Pledged Securities to secure the Guaranteed Obligations (as referred to in the ATSC Pledge Agreement and hereafter, the "ATSC Obligations"). Under the New York UCC, no interest of any other creditor of the Borrower is equal or prior to the security interest of the Agent for the benefit of itself, the Lenders and the Issuing Banks in the Borrower Pledged Securities and no interest of any other creditor of ATSC is equal or prior to the security interest of the Agent for the benefit of itself, the Lenders and the Issuing Banks in the ATSC Pledged Securities.

           Our opinion in this paragraph 8 is subject to the following qualifications:

                    (a) we have assumed that the Borrower has sufficient rights in the Borrower Pledged Securities for the security interest of the Agent for the benefit of itself, the Lenders and the Issuing Banks to attach, and we express no opinion as to the nature or extent of Borrower's rights in, or title to, any of the Borrower Pledged Securities;

                    (b) we have assumed that ATSC has sufficient rights in the ATSC Pledged Securities for the security interest of the Agent for the benefit of itself, the Lenders and the Issuing Banks to attach, and we express no opinion as to the nature or extent of ATSC's rights in, or title to, any of the ATSC Pledged Securities;

                    (c) we express no opinion with respect to proceeds of, or distributions on, the Pledged Securities;

                    (d) we express no opinion as to the perfection of the security interest of the Agent for the benefit of itself, the Lenders and the Issuing Banks in any portion of the Pledged Securities the continuous possession of which is not maintained in the State of New York and, in addition, we call to your attention that the perfection and the effect of perfection and non-perfection of the security interest may be governed by laws other than those of the New York UCC to the extent the Pledged Securities are or become located in a jurisdiction other than the State of New York;

                    (e) we have assumed that each of the Agent, the Lenders and the Issuing Banks acquired its interest in the Pledged Securities in good faith and that neither the Agent, any of the Lenders nor any of the Issuing Banks has notice prior to or on the date of delivery to the Agent of such items of the Pledged Securities of an adverse claim with respect to the Pledged Securities;

                    (f) we have assumed that each of the Pledged Securities is indorsed to or registered in the name of the Agent for the benefit of itself, the Lenders and the Issuing Banks or is indorsed in blank or is accompanied by a stock power executed in blank; and

                    (g) we express no opinion with respect to the priority of the security interests of the Agent for the benefit of itself, the Lenders and the Issuing Banks in the Pledged Securities against (a) a lien creditor (as such term is defined in Section 9-301(3) of the New York UCC) who attached or levied prior to the perfection of the security interest of the Agent for the benefit of itself, the Lenders and the Issuing Banks; (b) a lien creditor (as such term is defined in Section 9-301(3) of the New York
UCC) with respect to future advances to the extent set forth in Section 9-301(4) of the New York UCC; (c) a lien, claim or encumbrance in favor of the United States of America, any state, or any agency or instrumentality of either of them, or any other governmental entity (including without limitation federal tax liens, liens arising under the Employee Retirement Income Security Act of 1974, as amended or claims given priority pursuant to 31 U.S.C. Sec. 3713); (d) a lien arising by operation of law that does not require filing or possession to perfect; and (e) the interest of any person who has entered into an intercreditor or subordination agreement with the Agent for the benefit of itself, the Lenders and the Issuing Banks.

          9. The Borrower Obligations constitute "Senior Indebtedness" within the meaning of that term as defined in the Subordinated Note Indenture. We call to your attention that the maximum amount of Senior Indebtedness that may be incurred under the Credit Agreement is limited as set forth in the Subordinated Note Indenture.

          10. (a) The authorized capital stock of the Borrower consists of 1,000 shares of common stock, of which one share is currently issued and outstanding; (b) such share of common stock has been duly authorized and validly issued, is fully paid and nonassessable and is held of record by ATSC; and (c) to our knowledge no authorized but unissued shares and no treasury shares of capital stock of the Borrower are subject to any option, warrant, right of conversion or purchase or any similar rights.

          In rendering the foregoing opinions, we have assumed, with your consent, that:

                    (a) the execution, delivery and performance of each Credit Party's obligations under the Subject Documents does not and will not conflict with, contravene, violate or constitute a default under (i) any lease, indenture, instrument or other agreement to which such Credit Party or its property is subject (other than the Applicable Contracts as to which we express our opinion in paragraph 4), (ii) any rule, law or regulation to which such Credit Party is subject (other than Applicable Laws as to which we express our opinion in paragraph 5), (iii) any judicial or administrative order or decree of any governmental authority (other than Applicable Orders as to which we express our opinion in paragraph 7) or (iv) any consent, approval, license, authorization or validation of, or filing, recording or registration with any governmental authority (other than Governmental Approvals as to which we express our opinion in paragraph 6); and

                    (b) no authorization, consent or other approval of, notice to or filing with any court, governmental authority or regulatory body (other than Governmental Approvals as to which we express our opinion in paragraph 6) is required to authorize or is required in connection with the execution, delivery or performance by any Credit Party of any Subject Document to which it is a party or the transactions contemplated thereby.

          Our opinions are also subject to the following assumptions and qualifications:

                    (a) we have assumed each of the Subject Documents constitutes the legal, valid and binding obligation of each party to such Subject Document (other than the Credit Parties) enforceable against such party (other than the Credit Parties) in accordance with its terms; and

                    (b) we express no opinion as to the effect on the opinions expressed herein of (i) the compliance or noncompliance of the Agent, the Lenders or the Issuing Banks to the Subject Documents with any state, federal or other laws or regulations applicable to them or (ii) the legal or regulatory status or the nature of the business of the Agent, the Lenders or the Issuing Banks.

          This opinion is being furnished only to you and is solely for your benefit and is not to be used, circulated, quoted, relied upon or otherwise referred to by any other Person or for any other purpose without our prior written consent, provided that this opinion may be furnished to prospective assignees and participants, but only the Lenders shall have the right to rely hereon.


                              Very truly yours,

                              SCHEDULE I

                                LENDERS
                                -------



BANK OF AMERICA NATIONAL TRUST
  AND SAVINGS ASSOCIATION



FLEET BANK, NATIONAL ASSOCIATION



LTCB TRUST COMPANY



PNC BANK, NATIONAL ASSOCIATION



SHAWMUT BANK, N.A.

                      Exhibit A to Opinion of
            Special Counsel of the Borrower
                   --------------------------------

                 Officer's Certificate
                        ---------------------



          I, Jocelyn F.L. Barandiaran, am Vice President, General Counsel and Corporate Secretary of AnnTaylor, Inc., a Delaware corporation (the "Borrower"). I understand that pursuant to Section 4.01(a)(x) of that certain Credit Agreement, dated as of July 29, 1994 (the "Credit Agreement"), among the Borrower, the financial institutions party thereto (the "Lenders"), Bank of America National Trust and Savings Association and Fleet Bank, National Association, as Co-Agents (the "Co-Agents") for such Lenders, BA Securities, Inc., as Arranger (the "Arranger"), and Bank of America National Trust and Savings Association in its separate capacity as administrative agent for the Lenders hereunder (in such capacity, the "Agent"), Skadden, Arps, Slate, Meagher & Flom is rendering an opinion. Defined terms used herein but not otherwise defined shall have the meaning set forth in the Credit Agreement. I further understand that Skadden, Arps, Slate, Meagher & Flom is relying on this certificate and the statements made herein in rendering such opinion.

          With regard to the foregoing, on behalf of the Borrower I certify that:

          1. Set forth on Schedule I hereto are all of the agreements and instruments (other than the Loan Documents) to which the Borrower is a party or by which it or any of its assets are bound and which are material to the business or property of the Borrower after giving effect to the termination of the Existing Credit Agreement and the Loan Documents (as defined in the Existing Credit Agreement) to which the Borrower is a party.

          2. Set forth on Schedule II hereto are all of the orders, judgments and decrees of any governmental authority which are material to the business or property of the Borrower.

          3. Set forth on Schedule III hereto are all consents, approvals, licenses, authorizations or validations of, or filings, recordings or registrations with any governmental authority required in connection with the execution, delivery or performance of the Subject Documents (as such term is used in the opinion of Skadden, Arps, Slate, Meagher & Flom referred to above) to which the Borrower is a party.

          4. The Borrower holds no stock in any company other than the stock represented by the certificates set forth on Schedule IV hereto. The companies set forth on Schedule IV hereto which are majority-owned Subsidiaries of the Borrower hold no stock in any other company.

          5. The Borrower is primarily engaged in the business of the retail sale of women's apparel, shoes and accessories. The value of all securities owned by the Borrower (excluding those issued by majority-owned Subsidiaries of the Borrower) does not exceed 10% of the value of the Borrower's total assets.

          6. Of the 1000 shares of authorized capital stock of the Borrower, one share is currently issued and outstanding. No authorized but unissued shares and no treasury shares of capital stock of the Borrower are subject to any option, warrant, right of conversion or purchase or any similar rights.

          7. The Borrower does not directly or indirectly own or operate facilities used for the generation, transmission or distribution of electric energy for sale or facilities used for the distribution at retail of natural or manufactured gas for heat, light or power and the Borrower does not own any interest in any company which owns or operates such facilities.

          8. Neither the Borrower nor any of its subsidiaries is a person providing railroad transportation for compensation (a "rail carrier") or a person controlled by or affiliated with a rail carrier or a person providing sleeping car transportation for compensation (a "sleeping car carrier") or a corporation organized to provide transportation by rail carrier or sleeping car carrier.

          IN WITNESS WHEREOF, I have executed this certificate this 29th day of July, 1994.

                    By:   Jocelyn Barandiaran
                        ------------------------------------
                        Name: Jocelyn F.L. Barandiaran
                        Title: Vice President, General Counsel
                                 and Corporate Secretary

                              Schedule I

                        Applicable Contracts

1. Tax Sharing Agreement, dated as of July 12, 1989, between the Company and AnnTaylor Stores Corporation ("ASTC").

2. CAT Joint Venture Agreement, dated July 13, 1993, among CAT U.S., Inc. C.A.T. (Far East) Ltd., Cygne Designs, Inc., Cygne Design F.E., Limited and the Borrower.

3. Indenture, dated as of June 15, 1993, between the Borrower and Fleet Bank, N.A., as Trustee.

4. Employment Agreement, effective as of February 3, 1992, between the Borrower, AnnTaylor Stores Corporation and Sally Frame Kasaks.

5. Stock Subscription Agreement, dated as of January 24, 1994, among AnnTaylor Funding, Inc. and the Borrower.

6. Purchase and Sale Agreement, dated as of January 27, 1994, between the Borrower and AnnTaylor Funding, Inc.

7. Receivables Financing Agreement, dated as of January 27, 1994, among AnnTaylor Funding, Inc., the Borrower, Clipper Receivables Corporation, State
Street Boston Capital    Corporation and PNC Bank, N.A.

8. Lease, dated as of March 17, 1989, between Carven Associates and AnnTaylor concerning the West 57th Street headquarters, as amended by the First Amendment thereto dated as of November 14, 1990, the Second Amendment thereto dated as of February 28, 1993 and the Third Amendment thereto dated as of June 24, 1993, and the letter agreement dated as of October 1, 1993, the Extension and Amendment to Lease dated October 1, 1993, the Modification and Extension Amendment dated April 14, 1994 and the letter agreement dated February 8, 1994. License Agreements dated April 6, 1994 and July 9, 1994.
.

9. Lease, dated December 1, 1985, between Hamilton Realty Co. and the Borrower (as successor in interest to ASC Stores III, Inc.) concerning the New Haven distribution center, as amended by the letter agreement dated March 22, 1993, and the letter agreement dated February 24, 1994 and an exercise of the option dated May 23, 1994.

10. Lease, dated June 12, 1986, between SMR 85-1 Limited Partnership and the Borrower (as successor in interest to ASC Stores III, Inc.) concerning the New Haven offices, as amended by the Amendment to Lease dated December 7, 1987 and the Second Amendment to Lease dated December 10, 1992.

                         Schedule II

                      Applicable Orders

None

                         Schedule III

                    Governmental Approvals

None

                         Schedule IV

                    Stock Certificates




Company (Issuer)                     Certificate No.     No. of Shares
- - ---------------------                -------------      -------------

AnnTaylor Travel, Inc.                        1                 1

CAT US Inc.                                   1             2,000

CAT US Inc.                                  11             2,000

C.A.T. (Far East) Limited                     5            30,000

C.A.T. (Far East) Limited                     8            30,000

AnnTaylor Funding, Inc.                       1               100

AnnTaylor Distribution
 Services, Inc.                               1                 1

                       Exhibit B to Opinion of
                       Special Counsel to ATSC
                       ------------------------

                         Officer's Certificate
                         -----------------------



          I, Jocelyn F.L. Barandiaran, am Vice President, General Counsel and Corporate Secretary of AnnTaylor Stores Corporation, a Delaware corporation ("ATSC"). I understand that pursuant to Section 4.01(a)(x) of that certain Credit Agreement, dated as of July 29, 1994 (the "Credit Agreement"), among AnnTaylor, Inc., the financial institutions party thereto (the "Lenders"), Bank of America National Trust and Savings Association and Fleet Bank, National Association, as Co-Agents (the "Co-Agents") for such Lenders, BA Securities, Inc., as Arranger (the "Arranger") and Bank of America National Trust and Savings Association in its separate capacity as administrative agent for the Lenders hereunder (in such capacity, the "Agent"), Skadden, Arps, Slate, Meagher & Flom is rendering an opinion. Defined terms used herein but not otherwise defined shall have the meaning set forth in the Credit Agreement. I further understand that Skadden, Arps, Slate, Meagher & Flom is relying on this certificate and the statements made herein in rendering such opinion.

          With regard to the foregoing, on behalf of ATSC I certify that:

          1. Set forth on Schedule I hereto are all of the agreements and instruments (other than the Loan Documents) to which ATSC is a party or by which it or any of its assets are bound and which are material to the business or property of ATSC after giving effect to the termination of the Loan Documents (as defined in the Existing Credit Agreement) to which ATSC is a party.

          2. Set forth on Schedule II hereto are all of the orders, judgments and decrees of any governmental authority which are material to the business or property of ATSC.

          3. Set forth on Schedule III hereto are all consents, approvals, licenses, authorizations or validations of, or filings, recordings or registrations with, any governmental authority required in connection with the execution delivery or performance of the Subject Documents (as such term is used in the opinion of Skadden, Arps, Slate, Meagher & Flom referred to above) to which ATSC is a party.

          4. ATSC holds no stock in any company (other than treasury shares) other than the stock represented by the certificates set forth on
Schedule IV hereto.

          5. The value of all securities owned by ATSC (excluding those referred to in paragraph 4 above) does not exceed 10% of the value of ATSC's total assets.

          6. ATSC does not directly or indirectly own or operate facilities used for the generation, transmission or distribution of electric energy for sale or facilities used for the distribution at retail of natural or manufactured gas for heat, light or power and ATSC does not own any interest in any company which owns or operates such facilities.

          7. Neither ATSC nor any of its subsidiaries is a person providing railroad transportation for compensation (a "rail carrier") or a person controlled by or affiliated with a rail carrier or a person providing sleeping car transportation for compensation (a "sleeping car carrier") or a corporation organized to provide transportation by a rail carrier or sleeping car carrier.

          IN WITNESS WHEREOF, I have executed this certificate this 29th day of July, 1994.


                            By:     Jocelyn Barandiaran
                                  -------------------------
                            Name: Jocelyn F.L. Barandiaran
                            Title: Vice President, General Counsel
                                    and Corporate Secretary

                       Schedule I

                  Applicable Contracts

1. Tax Sharing Agreement, dated as of July 12, 1989, between AnnTaylor, Inc. and ATSC.

2. Stipulation of Settlement dated February 16, 1993 providing for the settlement of Consolidated Action.

3. Agreement among Defendants to the Stipulation of Settlement dated February 16, 1993 providing for the settlement of Consolidated Action.

4. Agreement among the Company, National Union Fire Insurance Company of Pittsburgh, Pennsylvania, Joseph E. Brooks and Thomas H.K. Brooks dated February 15, 1993.

5. Warrant Agreement, dated as of July 15, 1989 between ATSC and The Connecticut Bank and Trust Company, National Association.

                      Schedule II

                  Applicable Orders

Settlement Order and Final Judgment dated May 25, 1993 in In Re AnnTaylor Stores Securities Litigation (U.S. District Court, Southern District of New York 91 Civ. 7145 (CBM)).

                      Schedule III

                 Governmental Approvals

None

                      Schedule IV

                   Stock Certificates


Company (Issuer)          Certificate No.             No. ofShares
- - -------------------       ----------------            --------------

AnnTaylor, Inc.                   1                         1

                                                   EXHIBIT 6.01

                 FORM OF COMPLIANCE CERTIFICATE


     This Compliance Certificate is delivered to you pursuant to Section 6.01(f) of the Credit Agreement, dated as of July 29, 1994 as amended, supplemented or modified from time to time (the "Credit Agreement"), among AnnTaylor, Inc. (the "Borrower"), Bank of America National Trust and Savings Association and Fleet Bank, National Association, as Co-Agents, the financial institutions from time to time party thereto as lenders (the "Lenders"), BA Securities, Inc., as Arranger and Bank of America National Trust and Savings Association, as agent for the Lenders (in such capacity, the "Agent"). Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

     1.   I am the duly elected, qualified and acting [Chief
Financial Officer] [Vice President - Finance] of the Borrower.

     2. I have reviewed and are familiar with the contents of this Certificate. I am providing this Certificate solely in my capacity as officer of the Borrower. The matters set forth herein are true to the best of my knowledge after diligent inquiry, but I express no personal opinion as to any conclusions of law or other legal matters.

     3. I have reviewed the terms of the Credit Agreement and the principal Loan Documents referred to in Section 6.01(d) of the Credit Agreement and have made or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Borrower during the accounting period covered by the financial statements attached hereto as Attachment 1 (the "Financial Statements"). Such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes an Event of Default or a Potential Event of Default [, except as set forth below].

     4. Attached hereto as Attachment 2 are the computations showing compliance with the covenants specified therein.

     IN WITNESS WHEREOF, I execute this Certificate this _______ day of _____________, 199_.

                                               ANNTAYLOR, INC.

                                               By:-------------------

                                               Title:----------------

                                                     Attachment 2

                                                     to Exhibit 6.01

     The information described herein is as of _____________, 199_, and pertains to the period from _________ __, 19__ to ___________ __, 19__.

I.  Negative Covenants

    A.  Indebtedness (Section 8.01)

        Section                                       Amount
        ----------------------------------------------------
        8.01(e)                                      $------
        8.01(k)                                      $------

    B.  Sales (Section 8.02(a))

        Section                                        Amount
        -----------------------------------------------------
        8.02(a)(ii)                                   $------
        8.02(a)(iii)                                  $------
        8.02(a)(iv)                                   $------

    C.  Investments (Section 8.03)

        Section                                        Amount
        -----------------------------------------------------
        8.03(d)                                       $------
        8.03(e)                                       $------
        8.03(i)(i)                                    $------
        8.03(i)(ii)                                   $------

    D.  Restricted Payments (Section 8.05)

        Section                                        Amount
        -----------------------------------------------------
        8.05(b)(i)                                    $------
        8.05(b)(ii)                                   $------
        8.05(b)(iii)                                  $------

II  Financial Covenants

    A.  Minimum Net Worth (Section 9.01)

        Net Worth on the last day of
        the period covered by this
        Certificate                                   $------

    B.  Funded Debt to Total Capitalization
        (Section 9.02)

        1.  Funded Debt on the last
            day of the period covered
            by this Certificate                       $------

        2.  a.  Total Capitalization
                on the last day of the period covered
                by this Certificate                   $------

            b.  expenses related to
                payments under Section 8.05(b)(iii)   $------

        3.  Sum of items a. and b.                    $------

        4.  Ratio of line 1 to line 3                 --- to 1

        5.  Funded Debt to Total
            Capitalization for previous
            fiscal quarter                            --- to 1

    C.  Fixed Charge Coverage Ratio
        (Section 9.03)

        1.  EBITDA for the twelve-month
            period ending on the last
            day covered by this Certificate or,
            if it has been less than twelve months
            since the Initial Funding Date, such
            lesser period (the "Prior Period")         $------

        2.  a.  Capital Expenditures
               (excluding Capital Expenditures
               in respect of the Distribution Center)
               paid or accrued during the Prior Period $------

            b.  Scheduled payments of
                principal made during
                the Prior Period excluding
                any payment made upon termination
                of a Receivables Transaction            $------

            c.  Cash Interest Expense
                during the Prior Period                 $------

            d.  Tax Expense during
                the Prior Period                        $------

        3.  Sum of items a., b., c. and d.              $------

        4.  Ratio of line 1 to line 3                   --- to 1

                                                EXHIBIT 12.01

                             FORM OF
                    ASSIGNMENT AND ACCEPTANCE


                         Dated __________, 19__


Reference is made to the Credit Agreement dated as of July 29, 1994 (as amended, supplemented or modified from time to time, the "Credit Agreement") among AnnTaylor, Inc., a Delaware corporation ("Borrower"), Bank of America National Trust and Savings Association and Fleet Bank, National Association, as Co-Agents, the Lenders (as defined in the Credit Agreement), Bank of America National Trust and Savings Association ("Bank of America"), as Agent for the Lenders (the "Agent") and BA Securities, Inc. as Arranger. Unless otherwise defined herein, terms defined in the Credit Agreement are used herein with the same meanings.

     __________________________________ (the "Assignor") and
____________________ (the "Assignee"), agree as follows:

     1. The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, WITHOUT RECOURSE, a _____%(1) interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the Effective Date (as defined below) including, without limitation, such percentage interest in the Assignor's Commitment as in effect on the Effective Date, the Loans owing to the Assignor on the Effective Date and the Assignor's interest in Letter of Credit Obligations on the Effective Date.

     2. The Assignor (i) represents and warrants that, as of the date hereof, its Commitment (without giving effect to assignments thereof which have not yet become effective) is $________ and the aggregate outstanding principal amount of Loans owing to it (without giving effect to assignments thereof which have not yet become effective) is $________; (ii) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or any of the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any of the Loan Documents or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under the Credit Agreement or any of the Loan Documents or any other instrument or document furnished pursuant thereto.

- - ------------
(1) Specify percentage in no more than 4 decimal points.

     3. The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in
Section 6.01 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Arranger, the Assignor, the Issuing Bank or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes the Agent to take such actions on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will become a party to the Credit Agreement on the Effective Date and perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender; and (v) specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

     4. The effective date of this Agreement and Acceptance shall be __________ (the "Effective Date").(2) Following the execution of this Assignment and Acceptance and receipt of Borrower's consent thereto, it will be delivered to the Agent for acceptance and recording by the Agent.

     5. Upon such acceptance, consent and recording, as of the Effective Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

     6. Upon such acceptance, consent and recording, from and after the Effective Date, the Agent shall make all payments under the Credit Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Effective Date directly between themselves.

- - ------------
(2) Such date shall be at least ______ Business Days after the execution of this Assignment and Acceptance.

     7. This Assignment and Acceptance shall be governed by, and construed in accordance with, the laws of the State of New York.

                                      [NAME OF ASSIGNOR]


                                      By_______________________________
                                        Name:
                                        Title:

                                      After the Effective Date:
                                      Commitment:               $------
                                      Outstanding Loans:        $------


                                      [NAME OF ASSIGNEE]


                                       By______________________________
                                       Name:
                                       Title:

                                       Notice Address:


                                       After the Effective Date:
                                       Commitment:               $------
                                       Outstanding Loans:        $------



Consented to this ____ day of
____________, 19__

ANNTAYLOR, INC.


By________________________
  Name:
  Title:

Accepted this ____ day of
__________, 19__


BANK OF AMERICA NATIONAL TRUST
  AND SAVINGS ASSOCIATION
    as Agent


By________________________
  Name:
  Title:

                                                 SCHEDULE 1.01(a)

                              LENDING OFFICES


   Domestic Lending Office                 Eurodollar Lending Office
   -----------------------                 --------------------------

BANK OF AMERICA NATIONAL TRUST                         Same
 AND SAVINGS ASSOCIATION
PSO #5693
1850 Gateway Boulevard
Concord, CA 94520
Attention:   Robert Simpson
Telephone:   (510) 675-7340
Facsimile:   (510) 675-7531/32


FLEET BANK, NATIONAL ASSOCIATION                        Same
Secured Lending Dept. CT HM M02B
One Constitution Plaza
Hartford, CT 06115
Attention:   Robert Tardiff
Telephone:   (203) 244-5748
Facsimile:   (203) 244-6285


LTCB TRUST COMPANY                                      Same
165 Broadway
New York, NY 10006
Attention:   Winston Brown
Telephone:   (212) 335-4854
Facsimile:   (212) 608-3081


PNC BANK, NATIONAL ASSOCIATION                          Same
335 Madison Avenue
New York, NY 10017
Attention:   Anna Di Rocco
Telephone:   (212) 557-5442
Facsimile:   (212) 557-5461



SHAWMUT BANK, N.A.                                       Same
One Federal Street
Boston, MA 02211
Attention:   Judi Whalen
Telephone:   (617) 292-3907
Facsimile:   (617) 292-3241

                                               SCHEDULE 1.01(b)

                           COMMITMENTS




                                                           Commitment
          Bank                        Commitments          Percentages
          ----                        ------------         -----------
Bank of America National Trust
 and Savings Association               $20,000,000        26.666666667%

Fleet Bank, National
  Association                          $20,000,000        26.666666667%

LTCB Trust Company                     $10,000,000        13.333333333%

PNC Bank, National Association         $10,000,000        13.333333333%

Shawmut Bank, N.A.                     $15,000,000        20.000000000%
                                        ----------       -------------
    Total:                             $75,000,000       100.000000000%

                                                       SCHEDULE 3.01

                         EXISTING LETTERS OF CREDIT



L/C#            USD Amount          Issued                 Expires
- - -----           ----------         ---------              ---------
45277            36,288.00         06-May-94              01-Aug-94
45315            29,258.00         11-Jul-94              22-Aug-94
45318            29,258.00         13-Jul-94              22-Aug-94
45320            25,344.90         25-Jul-94              21-Oct-94
136513S         950,000.00         18-Mar-93              07-Feb-95
136514S         196,250.00         18-Mar-93              18-Mar-95
136516S         500,000.00         06-Aug-93              31-Jan-95
429101          154,075.16         05-Jul-94              05-Aug-94
429102           12,768.00         05-Jul-94              05-Aug-94
429103          131,610.15         05-Jul-94              05-Aug-94
806028S       4,000,000.00         29-Jul-92              31-Oct-94
              ------------
              6,064,852.21

                                                     SCHEDULE 8.02(b)

                    PERMITTED EXISTING LIENS


      Liens arising in connection with the Existing Credit
Agreement.

      Liens in favor of Allied Stores Corporation consisting of UCC financing statements filed in February 1989.

                                                          SCHEDULE 8.07

                    TRANSACTIONS WITH AFFILIATES


                                 None